UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 25, 2024

Aileron Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38130	13-4196017
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

738 Main Street #398 Waltham, MA	02451
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 995-0900

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ALRN	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

This Current Report on Form 8-K updates information regarding Aileron Therapeutics, Inc., or the “Company”, “we” or “us”. Unless otherwise defined herein, capitalized terms used in this Current Report on Form 8-K have the same meaning as set forth in the preliminary proxy statement filed with the Securities and Exchange Commission on January 19, 2024.

Forward-Looking Statements

This Current Report on Form 8-K, or the Current Report, contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this Current Report, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management and expected market growth are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

These forward-looking statements include, among other things, statements about:

•	our plans to develop and commercialize LTI-03 and LTI-01, including the potential benefits thereof;

•	our unproven approach to drug research and development in the area of fibrotic diseases, with a focus on Caveolin-1, or Cav1, -related peptides, and our ability to develop marketable products;

•

our ongoing and future clinical trials for LTI-03 and LTI-01, whether conducted by us or by any future collaborators, including our ability to enroll patients in our clinical trials, the timing of initiation of these trials and of the anticipated results;

•

the possibility that we may be adversely affected by economic, business, and/or competitive factors, including risks inherent in pharmaceutical research and development, such as: adverse results in our drug discovery, preclinical and clinical development activities, the risk that the results of our preclinical studies and early clinical trials may not be replicated in later clinical trials, and the risk that any of our clinical trials may not commence, continue or be completed on time, or at all;

•	our ability to recognize the anticipated benefits of the Lung Acquisition;

•	the outcome of any legal proceedings that may be instituted against us following the Lung Acquisition;

•	our expectations regarding our ability to fund our operating expenses, our planned activities, and capital expenditure requirements with our cash, cash equivalents and investments;

•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	the timing of and our ability to obtain and maintain marketing approvals for LTI-03 and LTI-01;

•	the rate and degree of market acceptance and clinical utility of any products for which we receive marketing approval;

•	our commercialization, marketing and manufacturing capabilities and strategy;

•	our intellectual property position and strategy, and our ability to obtain, maintain and enforce intellectual property rights for our platform and development candidates;

•	our ability to identify additional product candidates with significant commercial potential;

•	our plans to enter into collaborations for the development and commercialization of LTI-03, LTI-01 and any additional product candidates;

•	our reliance on third-party manufacturing and supply vendors;

•	potential benefits of any future collaboration;

•	developments relating to our competitors and our industry;

•	the impact of government laws and regulations;

•

the impact of holders of our Series X Non-Voting Convertible Preferred Stock, or the Series X Preferred Stock, requiring us to settle any conversion demand in cash in the event we are unable to obtain stockholder approval for the conversion of our Series X Preferred Stock;

•	the impact of affiliated stockholders choosing to act together; and

•	our ability to maintain our listing on the Nasdaq Capital Market.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included, or incorporated by reference, in this Current Report, particularly in the “Risk Factors” section, that could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, collaborations, joint ventures or investments that we may make or enter into.

LUNG MATERIAL AGREEMENTS

On October 31, 2023, we acquired Lung Therapeutics, Inc., or Lung, pursuant to an Agreement and Plan of Merger, the Lung Acquisition Agreement, by and among the Company, AT Merger Sub I, Inc., a Delaware corporation and the Company’s wholly owned subsidiary, or the First Merger Sub, AT Merger Sub II, LLC, a Delaware limited liability company and the Company’s wholly owned subsidiary, or the Second Merger Sub, and Lung. Pursuant to the Lung Acquisition Agreement, First Merger Sub merged with and into Lung, pursuant to which Lung was the surviving entity and became our wholly owned subsidiary, or the First Merger. Immediately following the First Merger, Lung merged with and into Second Merger Sub, pursuant to which Second Merger Sub was the surviving entity (such merger, together with the First Merger, or the Lung Acquisition. Lung previously entered into the following agreements, which are also described in this Item 8.01 under the heading Description of Business below and which were assumed by the Company under the Lung Acquisition Agreement:

•	Exclusive License Agreement, dated as of November 12, 2020, by and between Lung and Taiho Pharmaceutical Co. Ltd., or the Taiho Agreement;

•

Amended and Restated Patent and Technology License Agreement, effective as of December 19, 2013, by and between Lung Therapeutics, Inc. and the Board of Regents of The University of Texas System, on behalf of The University of Texas Health Science Center at Tyler, as amended by First Amendment, effective as of May 4, 2017, or the UTHSCT Agreement;

•

Patent License Agreement, effective as of May 21, 2015, by and between Lung Therapeutics, Inc. and the University of Texas at Austin, on behalf of The University of Texas System, as amended by Amendment #1, dated as of January 26, 2017, Amendment #2, dated as of November 19, 2018, Amendment #3, effective as of June 20, 2019, and Amendment #4, dated as of April 28, 2023, or the UT Austin 6607 Agreement;

•

Amended and Restated License Agreement, effective as of September 1, 2018, by and between Lung Therapeutics, Inc. and Medical University of South Carolina Foundation for Research Development, or the MUSC Agreement; and

•	License Agreement, effective as of March 8, 2018, by and between Lung Therapeutics, Inc. and Vivarta Therapeutics, L.L.C., or the Vivarta Agreement.

The descriptions of the Taiho Agreement, UTHSCT Agreement, UT Austin 6607 Agreement, MUSC Agreement, and Vivarta Agreement, or collectively, the Agreements, provided in this Item 8.01 are only a brief summary of the respective material terms of the Agreements and do not purport to be a complete description of the rights and obligations of the respective parties thereto. The respective summary descriptions are qualified in their entirety by reference to the full text of the respective Agreements, which are attached hereto as Exhibit 10.1, 10.2, 10.3, 10.4, and 10.5, and incorporated by reference into this Item 8.01.

RISK FACTOR SUMMARY

Our business is subject to a number of risks of which you should be aware in evaluating our company and our business. These risks are discussed more fully in the “Risk Factors” section of this Current Report. These risks include the following:

Risks Related to Our Business

•

Our business is highly dependent on the success of our product candidates, LTI-03 and LTI-01 and any other product candidates that we advance into clinical development. Our approach to drug research and development in the area of fibrotic diseases, with a focus on Cav1-related peptides, is unproven and may not result in marketable products. All of our product candidates will require significant additional development before we may be able to seek regulatory approval for and launch a product commercially. Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to LTI-03, LTI-01, or other product candidates.

Risks Related to Our Financial Condition

•

We will require substantial additional capital to finance our operations. Our cash and cash equivalents are not sufficient to enable us to complete the development and commercialization of LTI-03 and LTI-01. If we are unable to raise such capital when needed, or on acceptable terms, we may be forced to delay, reduce and/or eliminate one or more of our clinical and research and development programs, future commercialization efforts or other operations.

•	There is no guarantee that our acquisition of Lung and its business will increase stockholder value in our company or that we will be able to realize the anticipated benefits of the acquisition.

•

We have incurred significant net losses since inception and we expect to continue to incur significant net losses for the foreseeable future and do not expect to achieve or maintain profitability. Even if we are able to develop and commercialize our product candidates, we may never generate revenues that are significant or large enough to achieve profitability.

Risks Related to the Discovery, Development and Commercialization of Product Candidates

•

The outcome of preclinical testing and early clinical trials may not be predictive of the success of later clinical trials, interim results of a clinical trial, do not necessarily predict final results and the results of our clinical trials may not satisfy the requirements of the U.S. Food and Drug Administration, or the FDA, or comparable foreign regulatory authorities.

•	We may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of LTI-03, LTI-01 or any other product candidates.

•

Our ongoing and future clinical trials may reveal significant adverse events or unexpected drug-drug interactions not seen in our preclinical studies or earlier clinical studies and may result in a safety profile that could delay or prevent regulatory approval or market acceptance of any of our product candidates.

•	Clinical development involves a lengthy, complex and expensive process, with an uncertain outcome.

Risks Related to Marketing Approval, Reimbursement, Healthcare Regulations and Ongoing Regulatory Compliance

•

We have never obtained marketing approval for a product candidate and we may be unable to obtain, or may be delayed in obtaining, marketing approval for any product candidate. If we are unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell our products, we may not be able to generate product revenue.

•

Even if we complete the necessary preclinical studies and clinical trials, the marketing approval process is expensive, time-consuming and uncertain and may prevent us, or any future collaborators, from obtaining approvals for the commercialization of LTI-03, LTI-01 or any other product candidate that we may develop. As a result, we cannot predict when or if, and in which territories or for which indications, we, or any future collaborators, will obtain marketing approval to commercialize LTI-03, LTI-01 or any other product candidate that we may develop.

•

Even if a product candidate we develop receives marketing approval, it may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success.

•

Even if we receive regulatory approval of any product candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our product candidates, if approved.

Risks Related to Our Dependence on Third Parties

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We rely on third parties to conduct certain aspects of our clinical trials and preclinical studies. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or comply with regulatory requirements, we may not be able to obtain regulatory approval of or commercialize any potential product candidates.

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Because we rely on third-party manufacturing and supply vendors, our supply of research and development, preclinical and clinical development materials may become limited or interrupted or may not be of satisfactory quantity or quality.

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We have entered into a collaboration agreement with Taiho Pharmaceutical Co., Ltd., or Taiho, for the development of LTI-01 and may in the future seek to enter into collaborations with third parties for the development and commercialization of other product candidates. If we fail to enter into such collaborations, or our collaborations are not successful, we may be unable to continue development of such product candidates, we would not receive any contemplated milestone payments or royalties, and we could fail to capitalize on the market potential of such product candidates.

Risks Related to Our Intellectual Property

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Our success depends in part on our ability to protect our intellectual property. It is difficult and costly to protect our proprietary rights and technology, and we may not be able to ensure their protection.

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We are currently party to license or other collaboration agreements that impose certain obligations on us, and we may enter into additional license or collaboration agreements in the future. If we fail to comply with our obligations under such present or future agreements with third parties, we could lose license rights that may be important to our business.

Risks Related to Our Common Stock

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If we are unable to hold a meeting to obtain stockholder approval for the conversion of our Series X Preferred Stock, we may be in breach of the terms of the Financing[1]. If we are unable to obtain stockholder approval for the conversion of our Series X Preferred Stock, the holders of our Series X Preferred Stock may require us to settle any conversion demand made thereafter in cash by delivering to the holder an amount of cash equal to the then-current fair value of the underlying common stock. If we are in breach of the terms of the Financing or the holders of our Series X Preferred Stock require us to settle any conversion demand, our business may be materially harmed.

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If we fail to maintain compliance with the requirements for continued listing on the Nasdaq Capital Market, our common stock could be delisted from trading, which would adversely affect the liquidity of our common stock.

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Assuming the conversion of all outstanding Series X Preferred Stock and the exercise of outstanding Warrants, there is a concentration of ownership of our outstanding common stock by one group of affiliated stockholders. If this group chooses to act together, it could exert substantial influence over our business, and the interests of this group may conflict with those of other stockholders.

[1]

Immediately following the closing of the Lung Acquisition,we entered into a Stock and Warrant Purchase Agreement, or the Purchase Agreement, with a group of accredited investors, or the Investors, led by Bio Partners, the majority stockholder of Lung prior to the closing of the Lung Acquisition, and including Nantahala Capital, as well as additional undisclosed investors, pursuant to which we issued and sold (i) an aggregate of 4,707 shares of Series X Preferred Stock, and (ii) warrants, or the Warrants, to purchase up to an aggregate of 2,353,500 shares of common stock, or the Warrant Shares, for an aggregate purchase price of approximately $18.4 million, which included the conversion of certain convertible promissory notes in the aggregate principal amount of approximately $1.6 million issued by Lung to Bios Partners prior to the closing of the Lung Acquisition at a 10% discount to the per share price of the Series X Preferred Stock, or the Financing.

RISK FACTORS

Risks Related to Our Business

Our business is highly dependent on the success of our product candidates, LTI-03 and LTI-01 and any other product candidates that we advance into clinical development. Our approach to drug discovery and development in the area of fibrotic diseases, with a focus on Cav1-related peptides, is unproven and may not result in marketable products. All of our product candidates will require significant additional development before we may be able to seek regulatory approval for and launch a product commercially. Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to LTI-03, LTI-01, or other product candidates.

We currently have no products that are approved for commercial sale and may never be able to develop marketable products. We have two clinical product candidates, LTI-03 and LTI-01, in early- and mid-stage clinical development, respectively. If either of our clinical product candidates encounter safety or efficacy problems, development delays, regulatory issues or other problems, our development plans and business would be significantly harmed. We have completed a Phase 1a safety and tolerability clinical trial of LTI-03 in healthy normal volunteers and are currently recruiting a Phase 1b dose ranging, placebo-controlled safety and tolerability trial of LTI-03 in IPF patients. We have completed a Phase 1b safety, tolerability and proof of mechanism trial and a Phase 2a dose-ranging, placebo-controlled trial of LTI-01 in loculated pleural effusion, or LPE, patients. We must successfully complete Phase 3 clinical trials prior to obtaining FDA approval of LTI-03 or LTI-01 for commercial use.

For each product candidate, we must demonstrate its safety and efficacy in humans, obtain regulatory approval in one or more jurisdictions, obtain manufacturing supply, capacity and expertise, and substantially invest in marketing efforts before we are able to generate any revenue from such product candidate.

Before we can generate any revenue from sales of our clinical product candidates, LTI-03 and LTI-01, or any other product candidates, we must perform additional clinical studies and/or preclinical development, and complete regulatory review and approval in one or more jurisdictions. In addition, if one or more of our product candidates is approved, we must ensure sufficient commercial manufacturing capacity and conduct and finance significant marketing efforts in connection with any commercial launch. These efforts will require substantial investment, and we may not have the financial resources to continue development of our product candidates.

We may experience setbacks that could delay or prevent regulatory approval of, or our ability to commercialize, our product candidates, including, but not limited to:

•

negative or inconclusive results from our clinical trials or preclinical studies or the clinical trials or preclinical studies of others for product candidates similar to ours, leading to a decision or requirement to conduct additional clinical trials or preclinical studies or to abandon a program;

•	drug-related side effects experienced by subjects in our clinical trials or by individuals using drugs or therapeutics similar to our product candidates;

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delays in submitting Investigational New Drug applications, or INDs, or comparable foreign regulatory applications or delays or failure in obtaining the necessary approvals from regulators to commence a clinical trial, or a suspension or termination of a clinical trial once commenced;

•	conditions imposed by the FDA or comparable foreign authorities regarding the scope or design of our clinical trials or our drug development strategy;

•	delays in enrolling subjects in clinical trials;

•	high drop-out rates of subjects from clinical trials;

•	inadequate or delayed supply or quality of product candidates or other materials necessary for the conduct of our clinical trials;

•	greater than anticipated clinical trial costs;

•	inability to compete with other therapies;

•	unfavorable FDA or other regulatory agency inspection and review of a clinical trial site;

•	failure of our third-party manufacturers, contractors or investigators to comply with regulatory requirements or otherwise meet their contractual obligations in a timely manner, or at all;

•	delays in obtaining any pre-market inspections required by the FDA or other regulatory agencies;

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delays and changes in regulatory requirements, policy and guidelines, including the imposition of additional regulatory oversight around clinical testing generally or with respect to our technology in particular; or

•	varying interpretations of data by the FDA and similar foreign regulatory agencies.

We do not have complete control over many of these factors, including certain aspects of clinical development and the regulatory review process, potential threats to our intellectual property rights and our manufacturing, marketing, distribution and sales efforts or that of any future collaborator.

Our approach to drug research and development in the area of fibrotic diseases, with a focus on Cav1-related peptides, is unproven and may not result in marketable products.

Our approach is to develop targeted treatments for fibrosis with an initial focus on Cav1 biology and utilization of its caveolin scaffolding domain, or CSD, peptide region. However, to date, this mechanism has not been definitively proven to successfully treat fibrosis in patients. Utilizing a Cav1-related peptide to treat fibrosis is a novel approach in a rapidly developing field, and there can be no assurance that we will not experience unforeseen problems or delays in developing our product candidates, that such problems or delays will not result in unanticipated costs, or that any such development problems can be solved. Therefore, we may ultimately discover that our approach and any product candidates resulting therefrom do not possess properties required for therapeutic effectiveness. As a result, we may never succeed in developing a marketable product.

In addition, while we have utilized cell assays, precision cut lung slice models, and in vivo animal models to assess both anti-fibrotic and epithelium preservation functions of Cav1-related peptides, there can be no assurance that our technology will yield its intended benefits in human patients.

Risks Related to Our Financial Condition

We will require substantial additional capital to finance our operations. Our cash and cash equivalents are not sufficient to enable us to complete the development and commercialization of LTI-03 and LTI-01. If we are unable to raise such capital when needed, or on acceptable terms, we may be forced to delay, reduce and/or eliminate one or more of our clinical and research and development programs, future commercialization efforts or other operations.

Developing biopharmaceutical products, including conducting clinical trials and preclinical studies, is a very time-consuming, expensive and uncertain process that takes years to complete. Our operations have consumed substantial amounts of cash since inception. We expect our expenses to increase in connection with our ongoing activities, particularly as we conduct our planned clinical trials of LTI-03 and LTI-01 and any future product candidates that we may develop, seek regulatory approvals for our product candidates and to launch and commercialize any products for which we receive regulatory approval. Accordingly, we will need to obtain substantial additional funding in order to maintain our continuing operations. If we are unable to raise capital when needed or on acceptable terms, we may be forced to delay, reduce or eliminate one or more of our research and drug development programs or future commercialization efforts.

As of November 30, 2023, we had approximately $19.9 million in cash and cash equivalents. Based on our current operating plan, we believe that existing cash, cash equivalents, and short-term investments, will be sufficient to fund our operating expenses and capital expenditure requirements into the fourth quarter of 2024. However, our future capital requirements and the period for which our existing resources will support our operations may vary significantly from what we expect, and we will in any event require additional capital in order to complete clinical development of any of our current programs. Our monthly spending levels will vary based on new and ongoing development and corporate activities. Because the length of time and activities associated with development of our product candidates is highly uncertain, we are unable to estimate the actual funds we will require for development, marketing and commercialization activities. Our future funding requirements, both near and long-term, will depend on many factors, including, but not limited to:

•	the initiation, progress, timing, costs and results of clinical trials and preclinical studies for our product candidates;

•	the clinical development plans we establish for these product candidates;

•	the timelines of our clinical trials and the overall costs to finish the clinical trials;

•	the number and characteristics of product candidates that we develop;

•	the outcome, timing and cost of meeting regulatory requirements established by the FDA, and other comparable foreign regulatory authorities;

•	whether we are able to enter into collaboration agreements and the terms of any such agreements;

•	the cost of filing, prosecuting, defending and enforcing our patent claims and other intellectual property rights;

•	the cost of defending intellectual property disputes, including patent infringement actions brought by third parties against us or our product candidates;

•	the effect of competing technological and market developments;

•	the cost and timing of completion of outsourced manufacturing activities; and

•

the cost of establishing sales, marketing and distribution capabilities for any product candidates for which we may receive regulatory approval in regions where we choose to commercialize our products on our own.

We do not have any committed external source of funds or other support for our development efforts and we cannot be certain that additional funding will be available on acceptable terms, or at all. Until we can generate sufficient revenue to finance our cash requirements, which we may never do, we expect to finance our future cash needs through a combination of public or private equity offerings, debt financings, collaborations, strategic alliances, licensing arrangements and other marketing or distribution arrangements. If we raise additional funds through public or private equity offerings, the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Further, to the extent that we raise additional capital through the sale of common stock or securities convertible or exchangeable into common stock, your ownership interest will be diluted. In addition, any debt financing may subject us to fixed payment obligations and covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish certain valuable intellectual property or other rights to our product candidates, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable to us. We also may be required to seek collaborators for any of our product candidates at an earlier stage than otherwise would be desirable or relinquish our rights to product candidates or technologies that we otherwise would seek to develop or commercialize ourselves. Any of the above events could significantly harm our business, prospects, financial condition and results of operations and cause the price of our common stock to decline.

There is no guarantee that our acquisition of Lung and its business will increase stockholder value in our company or that we will be able to realize the anticipated benefits of the acquisition.

In October 2023, we acquired Lung and shifted our disease focus from chemoprotection to orphan pulmonary and fibrosis indications. We cannot guarantee that implementing the Lung Acquisition and related transactions and the shift in our disease focus will not impair stockholder value or otherwise adversely affect our business or that we will be able to realize the anticipated benefits of the acquisition. The Lung Acquisition poses significant integration challenges between our business and management teams which could result in management and business disruptions, any of which could harm our results of operation, business prospects, and impair the value of such acquisition to our stockholders.

Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to LTI-03, LTI-01 or other product candidates.

We expect our expenses to increase as we will incur significant research and development expenses as we continue our ongoing clinical trial of LTI-03 in patients with IPF, continue our non-clinical research with our product candidates, initiate additional clinical trials of our product candidates and pursue later stages of clinical development of our product candidates. Until such time, if ever, as we can generate substantial revenues from the sale of our products, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances and/or licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our then existing stockholders may be diluted, and the terms of these securities could include liquidation or other preferences and anti-dilution protections that could adversely affect the rights of our common stockholders. In addition, debt financing, if available, would result in fixed payment obligations and may involve agreements that include restrictive covenants that limit our ability to take specific actions, such as incurring additional debt, making capital expenditures, creating liens, redeeming stock or declaring dividends, that could adversely impact our ability to conduct our business. Securing financing may also require a substantial amount of time and attention from our management team and could divert a disproportionate amount of their attention away from day-to-day activities, which may adversely affect our management’s ability to oversee the development of our product candidates.

We may seek one or more collaborators for future development of our product candidates for one or more indications. However, we may not be able to enter into such collaborations on suitable terms, on a timely basis, or at all. Even if we are able to raise additional funds through collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technology, future revenue streams or product candidates or grant licenses on terms that may not be favorable to us.

If we are unable to raise additional funds when needed, we may be required to delay, reduce and/or eliminate our product development or future commercialization efforts, or grant rights to develop and market product candidates that we might otherwise prefer to develop and market ourselves.

We have a limited operating history and no products approved for commercial sale, which may make it difficult to evaluate our prospects and likelihood of success.

We are a clinical-stage biopharmaceutical company with a limited operating history. We have no products approved for commercial sale and have not generated any revenue from product sales. Our operations to date have been limited to organizing and staffing our company, business planning, raising capital, establishing our intellectual property portfolio and performing clinical trials and research and development of our product candidates. Our approach to the research and development of product candidates is unproven, and we do not know whether we will be able to develop any products of commercial value. In addition, one clinical product candidate, LTI-03, is in early clinical development and a second clinical product candidate, LTI-01, is in mid-stage clinical development. Both programs will require substantial additional development and clinical research time and resources before we would be able to apply for or receive regulatory approvals and begin generating revenue from product sales. We have not yet demonstrated the ability to progress any product candidate through clinical trials to regulatory approval. We are still in mid-stage and early clinical development and may be unable to obtain regulatory approval, manufacture a commercial scale product, or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization. Investment in biopharmaceutical product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that any potential product candidate will fail to demonstrate adequate efficacy or an acceptable safety profile, gain regulatory approval and become commercially viable. In addition, as a business with a limited operating history, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors and risks frequently experienced by early-stage biopharmaceutical companies in rapidly evolving fields. Consequently, we have no meaningful history of operations upon which to evaluate our business, and predictions about our future success or viability may not be as accurate as they could be if we had a longer operating history or a history of successfully developing and commercializing drug products.

We have incurred significant net losses since inception and we expect to continue to incur significant net losses for the foreseeable future and do not expect to achieve or maintain profitability. Even if we are able to develop and commercialize our product candidates, we may never generate revenues that are significant or large enough to achieve profitability.

We have incurred significant losses since our inception and have financed our operations principally through equity financings. We continue to incur significant research and development and other expenses related to our ongoing operations. For the quarters ended September 30, 2023 and 2022, we reported an operating loss of $2.0 million and $6.5 million, respectively. As of September 30, 2023, we had an accumulated deficit of $281.2 million. Our financial information presented in the foregoing two sentences is for periods that occurred prior to the closing of the Lung Acquisition. We have devoted substantially all of our resources and efforts to organizing and staffing our company, business planning, raising capital, acquiring and discovering development programs, securing intellectual property rights and research and development and we expect that it will be several years, if ever, before we generate revenue from product sales. Even if we receive marketing approval for and commercialize one or more of our product candidates, we expect that we will continue to incur substantial research and development and other expenses in order to develop and market additional potential product candidates. We expect to continue to incur significant losses for the foreseeable future, and we anticipate that our expenses will increase substantially if, and as, we:

•	advance the development of our clinical product candidates, LTI-03 and LTI-01, and our other product candidates, through clinical development, and, if successful, later-stage clinical trials;

•	advance our preclinical development programs into clinical development;

•	research and develop new product candidates;

•	experience delays or interruptions to clinical trials, preclinical studies, our receipt of materials and services from our third-party service providers on whom we rely, or our supply chain;

•	seek regulatory approvals for any product candidates that successfully complete clinical trials;

•	commercialize our product candidates and any future product candidates, if approved;

•	increase the amount of research and development activities to identify and develop product candidates;

•

hire additional clinical, chemistry, manufacturing, controls, or CMC, quality control, scientific and management personnel and expand our operational, financial and management systems and personnel, including personnel to support our clinical development and manufacturing efforts and our operations as a public company;

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establish a sales, marketing, medical affairs and distribution infrastructure to commercialize any products for which we may obtain marketing approval and intend to commercialize on our own or jointly with third parties;

•	maintain, expand and protect our intellectual property portfolio; and

•	invest in or in-license other technologies or product candidates.

To become and remain profitable, we must develop and eventually commercialize products with significant market potential. This will require us to be successful in a range of challenging activities, including completing clinical trials and preclinical studies, obtaining marketing approval for product candidates, manufacturing, marketing and selling products for which we may obtain marketing approval and satisfying any post-marketing requirements. We may never succeed in any or all of these activities and, even if we do, we may never generate revenue that is significant enough to achieve profitability. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, maintain our research and development efforts, expand our business or continue our operations.

We hold a portion of our cash and cash equivalents that we use to meet our working capital and operating expense needs in deposit accounts that could be adversely affected if the financial institutions holding such funds fail.

We hold a portion of cash and cash equivalents that we use to meet our working capital and operating expense needs in deposit accounts. The balance held in these accounts may exceed the Federal Deposit Insurance Corporation, or FDIC, standard deposit insurance limit of $250,000. If a financial institution in which we hold such funds fails or is subject to significant adverse conditions in the financial or credit markets, we could be subject to a risk of loss of all or a portion of such uninsured funds or be subject to a delay in accessing all or a portion of such uninsured funds. Any such loss or lack of access to these funds could adversely impact our short-term liquidity and ability to meet our operating expense obligations.

For example, on March 10, 2023, Silicon Valley Bank, or SVB, and Signature Bank, were closed by state regulators and the FDIC was appointed receiver for each bank. The FDIC created successor bridge banks and all deposits of SVB and Signature Bank were transferred to the bridge banks under a systemic risk exception approved by the United States Department of the Treasury, the Federal Reserve and the FDIC. If financial institutions in which we hold funds for working capital and operating expenses were to fail, we cannot provide any assurances that such governmental agencies would take action to protect our uninsured deposits in a similar manner.

We also maintain investment accounts in which we hold our investments and, if access to the funds we use for working capital and operating expenses is impaired, we may not be able to open new operating accounts or to sell investments or transfer funds from our investment accounts to new operating accounts on a timely basis sufficient to meet our operating expense obligations.

Our financial condition raises substantial doubt as to our ability to continue as a going concern.

Our consolidated financial statements have been prepared assuming that we will continue to operate as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Based on our current operating plan, we believe that existing cash, cash equivalents, and short-term investments, will be sufficient to fund our operating expenses and capital expenditure requirements into the fourth quarter of 2024. To date, we have not generated product revenues from our activities and have incurred substantial operating losses. We expect that we will continue to generate substantial operating losses for the foreseeable future until we complete development and approval of our product candidates. We will continue to fund our operations primarily through utilization of our current financial resources and additional raises of capital.

These conditions raise substantial doubt about our ability to continue as a going concern. We plan to address these conditions by raising funds from our current investors, potential outside investors and other funding sources. However, there is no assurance that such funding will be available to us, will be obtained on terms favorable to us or will provide us with sufficient funds to meet our objectives. The reaction of investors to the inclusion of a going concern statement by our auditors and our potential inability to continue as a going concern may materially adversely affect our share price and our ability to raise new capital or enter into partnerships. If we become unable to continue as a going concern, we may have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our consolidated financial statements.

The amount of our future losses is uncertain and our quarterly operating results may fluctuate significantly or may fall below the expectations of investors or securities analysts, each of which may cause our stock price to fluctuate or decline.

Our quarterly and annual operating results may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control and may be difficult to predict, including the following:

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the timing and success or failure of clinical trials for our product candidates or competing product candidates, or any other change in the competitive landscape of our industry, including consolidation among our competitors or partners;

•	our ability to successfully recruit and retain subjects for clinical trials, and any delays caused by difficulties in such efforts;

•	our ability to obtain marketing approval for our product candidates, and the timing and scope of any such approvals we may receive;

•	the timing and cost of, and level of investment in, research and development activities relating to our product candidates, which may change from time to time;

•	the cost and timing of manufacturing our product candidates, which may vary depending on the quantity of production and the terms of our agreements with manufacturers;

•	our ability to attract, hire and retain qualified personnel;

•	expenditures that we will or may incur to develop additional product candidates;

•	the level of demand for our product candidates should they receive approval, which may vary significantly;

•	the risk/benefit profile, cost and reimbursement policies with respect to our product candidates, if approved, and existing and potential future therapeutics that compete with our product candidates;

•	general market conditions or extraordinary external events, such as recessions or pandemics;

•	the changing and volatile U.S. and global economic environments; and

•	future accounting pronouncements or changes in our accounting policies.

The cumulative effects of these factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated guidance we may provide.

Risks Related to the Discovery, Development and Commercialization of Product Candidates

The outcome of preclinical testing and early clinical trials may not be predictive of the success of later clinical trials, interim results of a clinical trial, do not necessarily predict final results and the results of our clinical trials may not satisfy the requirements of the FDA or comparable foreign regulatory authorities.

We currently have no products approved for sale and we cannot guarantee that we will ever have marketable products. Clinical failure can occur at any stage of clinical development. Clinical trials may produce negative or inconclusive results, and we or any future collaborators may decide, or regulatory authorities may require us, to conduct additional clinical trials or nonclinical studies. We will be required to demonstrate with substantial evidence through well-

controlled, adequate clinical trials that our product candidates are safe and effective for use in a diverse population before we can seek marketing approvals for their commercial sale. Success in preclinical studies and early-stage clinical trials does not mean that future larger registration clinical trials will be successful. This is because product candidates in later-stage clinical trials may fail to demonstrate sufficient safety and efficacy to the satisfaction of the FDA and comparable foreign regulatory authorities despite having progressed through nonclinical studies and early-stage clinical trials.

From time to time, we may publish or report topline, interim or preliminary data from our clinical trials. We make assumptions, estimates, calculations, and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, topline, interim or preliminary data from clinical trials that we may conduct may not be indicative of the final results of such trials and are subject to the risk that one or more of the clinical outcomes may materially change as subject enrollment continues and more data from the trials become available. Topline, interim or preliminary data also remain subject to audit and verification procedures that may result in the final data being materially different from the interim or preliminary data. As a result, topline, interim or preliminary data should be viewed with caution until the final data are available.

We are conducting and may in the future choose to conduct clinical trials for current or future product candidates outside of the U.S., and the FDA and comparable foreign regulatory authorities may not accept data from such trials.

We are conducting and may in the future choose to conduct one or more clinical trials outside the U.S. The acceptance of study data from clinical trials conducted outside the U.S. or another jurisdiction by the FDA or comparable foreign regulatory authority may be subject to certain conditions or may not be accepted at all. There can be no assurance that the FDA or any comparable foreign regulatory authority will accept data from trials conducted outside of the U.S. or the applicable jurisdiction. If the FDA or any comparable foreign regulatory authority does not accept such data, it would result in the need for additional trials, which could be costly and time-consuming, and which may result in current or future product candidates that we may develop being delayed for development or regulatory authorization or not receiving approval for commercialization in the applicable jurisdiction.

We may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of LTI-03, LTI-01 or any other product candidates.

We may experience delays in initiating or completing clinical trials. We also may experience numerous unforeseen events during, or as a result of, any future clinical trials that could delay or prevent our ability to receive marketing approval or commercialize LTI-03, LTI-01 or any other product candidates, including, but not limited to:

•	regulators or institutional review boards, or IRBs, or ethics committees may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

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the FDA or other comparable regulatory authorities may disagree with our clinical trial design, including with respect to dosing levels administered in our planned clinical trials, which may delay or prevent us from initiating our clinical trials with our originally intended trial design;

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we may experience delays in reaching, or we may fail to reach, agreement on acceptable terms with prospective trial sites and prospective contract research organizations, or CROs, which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

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the number of subjects required for clinical trials of any product candidates may be larger than we anticipate or patient recruitment and enrollment may be slow or subjects may drop out of these clinical trials or fail to return for post-treatment follow-up at a higher rate than we anticipate;

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our third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all, or may deviate from the clinical trial protocol or drop out of the trial, which may require that we add new clinical trial sites or investigators;

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additional delays and interruptions to our clinical trials could extend the duration of the trials and increase the overall costs to finish the trials as our fixed costs are not substantially reduced during delays;

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we may elect to, or regulators, IRBs, Data Safety Monitoring Boards, or DSMBs, or ethics committees may require that we or our investigators, suspend or terminate clinical research or trials for various reasons, including noncompliance with regulatory requirements or a finding that the participants are being exposed to unacceptable health risks;

•	we may not have the financial resources available to begin and complete the planned trials, or the cost of clinical trials of any product candidates may be greater than we anticipate;

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the supply or quality of our product candidates or other materials necessary to conduct clinical trials of our product candidates may be insufficient or inadequate to initiate or complete a given clinical trial; and

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the FDA or other comparable foreign regulatory authorities may require us to submit additional data such as long-term toxicology studies or impose other requirements before permitting us to initiate a clinical trial.

Our product development costs will increase if we experience additional delays in clinical testing or in obtaining marketing approvals. We do not know whether any of our clinical trials will begin as planned, will need to be restructured or will be completed on schedule, or at all. If we do not achieve our product development goals in the time frames we announce and expect, the approval and commercialization of our product candidates may be delayed or prevented entirely. Significant clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidates and may allow our competitors to bring products to market before we do, potentially impairing our ability to successfully commercialize our product candidates and harming our business and results of operations. Any delays in our clinical development programs may harm our business, financial condition and results of operations significantly.

Our ongoing and future clinical trials may reveal significant adverse events or unexpected drug-drug interactions not seen in our preclinical studies or earlier clinical studies and may result in a safety profile that could delay or prevent regulatory approval or market acceptance of any of our product candidates.

We completed a healthy normal volunteer Phase 1a clinical trial of our clinical product candidate LTI-03. During our LTI-03 Phase 1a clinical trial, subjects experienced mild Treatment Emergent Adverse Events, or TEAEs, such as dry cough, as well as moderate or even severe TEAEs, such as wheezing, chest tightness, or decline in the amount of air a person can force from their lungs in one second. While no subject experienced a Serious Adverse Event, or SAE, it is possible that subjects in future clinical studies could develop TEAEs such as the ones experienced in the Phase 1a clinical trial, and it is possible that such the number and/or severity of such TEAEs could result in a pause or cessation of the clinical trial. We have also completed Phase 1b and Phase 2a clinical trials of our clinical product candidate LTI-01 in LPE patients. In the Phase 2a trial, four subjects experienced TEAEs, including 1 mild, 2 moderate, and 1 severe TEAE. There were no SAEs reported. The product candidate was concluded to be generally well-tolerated across all doses in trial participants.

If significant adverse events or other side effects are observed in any of our ongoing or future clinical trials, whether or not related to our product candidates, we may have difficulty recruiting patients to our clinical trials, patients may drop out of our trials, or we may be required to abandon the trials or our development efforts altogether or may result in safety profile that could delay or prevent regulatory approval or market acceptance of any of our product candidates.

Clinical development involves a lengthy, complex and expensive process, with an uncertain outcome.

To obtain the requisite regulatory approvals to commercialize any product candidates, we must demonstrate through extensive preclinical studies and clinical trials that our product candidates are safe and effective in humans. Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. In particular, the general approach for FDA approval of a new drug is dispositive data from two well-controlled, Phase 3 clinical trials of the relevant drug in the relevant patient population. Phase 3 clinical trials typically involve many patients, have significant costs and can take years to complete. A product candidate can fail at any stage of testing, even after observing promising signals of activity in earlier preclinical studies or clinical trials. The results of preclinical studies and early clinical trials of our product candidates may not be predictive of the results of later-stage clinical trials. In addition, initial success in clinical trials may not be indicative of results obtained when such trials are completed. There is typically an extremely high rate of attrition of candidate therapies from failure of these candidates proceeding through clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy profile despite having progressed through preclinical studies and previous clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or unacceptable safety issues, notwithstanding promising results in earlier trials. Most product candidates that commence clinical trials are never approved as new drugs and there can be no assurance that any of our future clinical trials will ultimately be successful or support further clinical development of LTI-03 and LTI-01 or any of our other product candidates. Product candidates that appear promising in the early phases of development may fail to reach the market for several reasons, including, but not limited to:

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clinical trials or preclinical studies may show the product candidates to be less effective than expected (e.g., a clinical trial could fail to meet its primary endpoint(s)) or to have unacceptable side effects or toxicities;

•	failure to establish clinical endpoints that applicable regulatory authorities would consider clinically meaningful;

•	failure to receive the necessary regulatory approvals;

•	failure of contract manufacturers to comply with regulatory requirements;

•	manufacturing costs, formulation issues, pricing or reimbursement issues, or other factors that make a product candidate uneconomical; and

•	the proprietary rights of others and their competing products and technologies that may prevent one of our product candidates from being commercialized.

In addition, differences in trial design between early-stage clinical trials and later-stage clinical trials make it difficult to extrapolate the results of earlier clinical trials to later clinical trials. Moreover, clinical data are often susceptible to varying interpretations and analyses, and many candidates that have performed satisfactorily in clinical trials have nonetheless failed to obtain marketing approval of their products. Some of our future trials may be open label studies, where both the patient and investigator know whether patient is receiving the investigational product candidate or either an existing approved drug or placebo. Most typically, open label clinical trials test only the investigational product candidates and sometimes do so at different dose levels. Open label clinical trials are subject to various limitations that may exaggerate any therapeutic effect as patients in open label clinical trials are aware when they are receiving treatment. In addition, open label clinical trials may be subject to an “investigator bias” where those assessing and reviewing the physiological outcomes of the clinical trials are aware of which patients have received treatment and may interpret the information of the treated group more favorably given this knowledge. Therefore, it is possible that positive results observed in open label trials will not be replicated in later placebo-controlled trials.

In addition, the standards that the FDA and comparable foreign regulatory authorities use when regulating us require judgment and can change, which makes it difficult to predict with certainty how they will be applied. Any analysis we perform of data from preclinical and clinical activities is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. We may also encounter unexpected delays or increased costs due to new government regulations. Examples of such regulations include future legislation or administrative action, or changes in FDA policy during the period of product development and FDA regulatory review. It is impossible to predict whether legislative changes will be enacted, or whether the FDA or foreign regulations, guidance or interpretations will be changed, or what the impact of such changes, if any, may be. The FDA also requires a panel of experts, referred to as an Advisory Committee, to deliberate on the adequacy of the safety and efficacy data to support product candidate approval. The opinion of the Advisory Committee, although not binding, may have a significant impact on our ability to obtain approval of any product candidates that we develop.

If we seek to conduct clinical trials in foreign countries or pursue marketing approvals in foreign jurisdictions, we must comply with numerous foreign regulatory requirements governing, among other things, the ethical conduct of clinical trials, manufacturing and marketing authorization, pricing and third-party reimbursement. The foreign regulatory approval process varies among countries and may include all of the risks associated with FDA approval described above as well as risks attributable to the satisfaction of local regulations in foreign jurisdictions. Moreover, the time required to obtain approval may differ from that required to obtain FDA approval. Approval by the FDA does not ensure approval by regulatory authorities outside the U.S. and vice versa.

Successful completion of clinical trials is a prerequisite to submitting a marketing application to the FDA and similar marketing applications to comparable foreign regulatory authorities, for each product candidate and, consequently, the ultimate approval and commercial marketing of any product candidates. We may experience negative or inconclusive results, which may result in our deciding, or our being required by regulators, to conduct additional clinical studies or trials or abandon some or all of our product development programs, which could have a material adverse effect on our business.

Studies involving human tissue samples may also be subject to institutional and government human subject privacy policies that may vary by territory. We or our partners which use human tissue samples or conduct tissue and/or animal studies on our behalf, may be found to be in violation of one or more of these regulations or policies and may be subject to closure, censure or other penalties. In some cases, these penalties could materially impact the performance, availability, or validity of studies conducted by us or on our behalf. Even in the absence of violations resulting in penalties, regulatory and other authorities may refuse to authorize the conduct or to accept the results of studies for regulatory or ethical reasons.

If we encounter difficulties enrolling and retaining patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

We may experience difficulties in patient enrollment in our clinical trials for a variety of reasons. The timely completion of clinical trials in accordance with their protocols depends, among other things, on our ability to enroll a sufficient number of patients who remain in the trial until its conclusion. The enrollment of patients depends on many factors, including, but not limited to:

•	the patient eligibility and exclusion criteria defined in the protocol;

•	the size of the patient population required for analysis of the trial’s primary endpoints and the process for identifying patients;

•	the willingness or availability of patients to participate in our trials;

•	the proximity of patients to trial sites;

•	the design of the trial;

•	our ability to recruit clinical trial investigators with the appropriate competencies and experience;

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clinicians’ and patients’ perceptions as to the potential advantages and risks of the product candidate being studied in relation to other available therapies, including any new products that may be approved for the indications we are investigating;

•	the availability of competing commercially available therapies and other competing product candidates’ clinical trials;

•	our ability to obtain and maintain patient informed consents; and

•	the risk that patients enrolled in clinical trials will drop out of the trials or are discontinued from trials at the recommendation of the principal investigator before completion.

For example, we are developing LTI-03 for the treatment of IPF, which is an orphan indication. In the U.S., IPF is estimated to affect approximately 100,000 people. As a result, we may encounter difficulties enrolling subjects in our clinical trials of LTI-03 due, in part, to the small size of this patient population. In addition, our clinical trials could compete with other clinical trials for product candidates that are in the same therapeutic areas as our product candidates, and this competition will reduce the number and types of patients available to us, because some patients who might have opted to enroll in our trials may instead opt to enroll in a trial being conducted by one of our competitors. Since the number of qualified clinical investigators is limited, it is possible that we would conduct some of our clinical trials at the same clinical trial sites that a competitor uses, which would reduce the number of patients who are available for our clinical trials in such clinical trial site. Certain of our planned clinical trials may also involve invasive procedures such as bronchoscopy and broncho-alveolar lavage procedure, which may lead some patients to drop out of trials to avoid these follow-up procedures. In addition, patients participating in our clinical trials may drop out before completion of the trial or experience adverse medical events unrelated to our products.

If approved, our product candidates that are regulated as biologics may face competition from biosimilars approved through an abbreviated regulatory pathway.

The Biologics Price Competition and Innovation Act of 2009, or BPCIA, was enacted as part of the Patient Protection and Affordable Care Act, or the ACA, to establish an abbreviated pathway for the biosimilar and interchangeable biological products. The regulatory pathway establishes legal authority for the FDA to review and approve biosimilar biologics, including the possible designation of a biosimilar as “interchangeable” based on its similarity to an approved biologic. Under the BPCIA, a reference biological product is granted 12 years of data exclusivity from the time of first licensure of the product, and the FDA will not accept an application for a biosimilar or interchangeable product based on the reference biological product until four years after the date of first licensure of the reference product. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still develop and receive approval of a competing biologic, so long as their biologics license application, or BLA, does not rely on the reference product, sponsor’s data or submit the application as a biosimilar application. The law is complex and is still being interpreted and implemented by the FDA. As a result, the law’s ultimate impact, implementation, and meaning are subject to uncertainty, and any new policies or processes adopted by the FDA could have a material adverse effect on the future commercial prospects for our biological products.

We believe that any of the product candidates we develop that are approved in the U.S. as a biological product under a BLA may qualify for the 12-year period of exclusivity. However, there is a risk that the FDA may not grant exclusivity, this exclusivity could be shortened due to congressional action or otherwise undermined by a competitor, or that the FDA will not consider the subject product candidates to be reference products for competing products, potentially creating the opportunity for biosimilar competition sooner than anticipated. Moreover, the extent to which a biosimilar, once approved, will be substituted for any one of the reference products in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing. The approval of a biosimilar of our product candidates could have a material adverse impact on our business due to increased competition and pricing pressure.

Although we have received U.S. Orphan Drug Designation for LTI-03 for IPF and U.S. and European Union, or EU, Orphan Drug Designation for LTI-01 for empyema, we may be unable to obtain and maintain Orphan Drug Designation for our other product candidates and, even if we obtain such designation, we may not be able to realize the benefits of such designation, including potential marketing exclusivity of our product candidates, if approved.

Regulatory authorities in some jurisdictions, including the U.S. and other major markets, may designate drugs intended to treat conditions or diseases affecting relatively small patient populations as orphan drugs. Under the Orphan Drug Act of 1983, the FDA may designate a product candidate as an orphan drug if it is intended to treat a rare disease or condition, which is generally defined as having a patient population of fewer than 200,000 individuals in the U.S. or a patient population greater than 200,000 in the U.S. where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the U.S.

Regulation (EC) No. 141/2000 specifies the requirements for designation as an orphan drug at the EU level. The medicinal product must be intended (i) for the treatment of a life-threatening or chronically debilitating disease affecting no more than five in 10,000 individuals in the EU, or (ii) for the treatment of a correspondingly serious condition described in the Regulation, and in both cases, without additional incentives, the marketing of the medicinal product must be unlikely to generate sufficient profit to justify the necessary investment. If one of the two alternatives applies, it is assumed that there is no other satisfactory treatment method or, if such a method exists, that the new product has a significant therapeutic benefit compared to it.

Although we have received U.S. Orphan Drug Designation for LTI-03 for IPF and U.S. and EU Orphan Drug Designation for LTI-01 for empyema, we have not received U.S. Orphan Drug Designation for LTI-01 for LPE, which is the first indication that we are pursuing for LTI-01. Furthermore, the designation of any of our product candidates as an orphan drug does not mean that any regulatory agency will accelerate regulatory review of, or ultimately approve, that product candidate, nor does it limit the ability of any regulatory agency to grant Orphan Drug Designation to product candidates of other companies that treat the same indications as our product candidates.

Generally, if a product candidate with an Orphan Drug Designation in the U.S. receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of marketing exclusivity, which precludes FDA from approving another marketing application for a product that constitutes the same drug treating the same indication for that marketing exclusivity period, except in limited circumstances. Similar exclusivity rights apply under EU law if a product candidate with Orphan Drug Designation is authorized in the EU. Designation does not mean approval. Even if we obtain marketing authorization, the FDA may choose not to grant exclusivity. In the EU, market exclusivity only applies if the criteria for orphan drug designation still subsist at the time when the marketing authorization is granted. The applicable period is seven years in the U.S. and ten years in the EU. Under EU law, the period of exclusivity may be reduced to six years if it is established, at the end of the fifth year, that the criteria for orphan drug designation are no longer met. In the U.S., orphan drug exclusivity may be revoked if the FDA determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the product to meet the needs of patients with the rare disease or condition.

Under EU law, the protection of an orphan medicinal product does not only apply to medicinal products with the same active substance, but extends to all “similar medicinal products”. This is determined by the molecular structure, the mechanism of action and the approved therapeutic indication. Once an orphan medicinal product has been authorized, the European Commission, the EMA and the national regulatory authorities may not, for a period of ten years from the date of authorization, in respect of such similar medicinal products for the same therapeutic indication: accept another application for authorization, grant a corresponding authorization, or grant an application to extend an existing authorization. Thus, not only market exclusivity is conferred, but also additional protection by prohibiting any application and/or granting of authorization for a similar medicinal product during this 10-year period.

Yet, even if we obtain orphan drug exclusivity for a product candidate, that exclusivity may not effectively protect the product candidate from competition because different drugs can be approved for the same condition or the FDA or the European Commission can approve a similar drug for a different indication. Even after an orphan drug is approved, the FDA may subsequently approve another drug for the same condition if the FDA concludes that the latter drug is not the same drug or is clinically superior in that it is shown to be safer, more effective, or makes a major contribution to patient care. In the EU, another similar product in the same indication may be approved if the holder of the orphan designation is unable to supply sufficient quantities of the product or if the second applicant can establish clinical superiority of its product.

On April 26, 2023, the European Commission presented a draft for a comprehensive reform of the pharmaceutical legislation. The so-called “EU pharmaceutical package” provides, among others, for a new regulation to replace Regulation (EC) No. 141/2000 on orphan medicinal products. The draft regulation introduces the possibility of establishing new designation criteria by the EMA and the restriction of designation as an orphan drug to generally seven years. The draft regulation also provides for more flexible rules on the duration of market exclusivity, including: ten years of market exclusivity for orphan drugs in the case of “high unmet medical need”, five years for orphan drugs, approved by a bibliographic marketing authorization and nine years in all other cases with the possibility of extension in the case of market access in all Member States (another year) or development of new therapeutic indications for an already authorized orphan medicinal product (up to two years). Market exclusivity can thus add up to a maximum of thirteen years, whereas today it is still capped at ten years. It should be noted that the market exclusivity right of the orphan medicinal product does not prevent the submission, validation and assessment of an application for marketing authorization of a similar medicinal product, including generics and biosimilars, if the remaining duration of the market exclusivity right is less than two years. The EU pharmaceutical package is still at an early stage of the legislative process. It may still undergo substantial changes and is expected to turn into binding law in several years’ time.

Changes in methods of product candidate manufacturing or formulation may result in additional costs or delay.

As product candidates progress through preclinical to later-stage clinical trials to marketing approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize yield, manufacturing batch size, minimize costs and achieve consistent quality and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause our product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with the altered materials. This could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of our product candidates and jeopardize our ability to commercialize our product candidates and generate revenue.

In addition, there are risks associated with large scale manufacturing for clinical trials or commercial scale including, among others, cost overruns, potential problems with process scale-up, process reproducibility, stability issues, compliance with good manufacturing practices, lot consistency and timely availability of raw materials. Even if we obtain marketing approval for any of our product candidates, there is no assurance that our manufacturers will be able to manufacture the approved product to specifications acceptable to the FDA or other comparable foreign regulatory authorities, to produce it in sufficient quantities to meet the requirements for the potential commercial launch of the product or to meet potential future demand. If our manufacturers are unable to produce sufficient quantities for clinical trials or for commercialization, our development and commercialization efforts would be impaired, which would have an adverse effect on our business, financial condition, results of operations and growth prospects.

Due to our limited resources and access to capital, we must make decisions on the allocation of resources to certain programs and product candidates; these decisions may prove to be wrong and may adversely affect our business.

We have limited financial and human resources and intend to initially focus on research programs and product candidates for a limited set of indications. As a result, we may forgo or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential or a greater likelihood of success. This approach may cause us to commit significant resources to prepare for and conduct later-stage trials for one or more product candidates that subsequently fail earlier-stage clinical testing. Therefore, our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities, or expend resources on product candidates that are not viable.

There can be no assurance that we will ever be able to identify additional therapeutic opportunities for our product candidates or to develop suitable potential product candidates through internal research programs, which could materially adversely affect our future growth and prospects. We may focus our efforts and resources on potential product candidates or other potential programs that ultimately prove to be unsuccessful.

Mergers and acquisitions in the biopharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, more convenient, or less expensive than any products that we may develop. Furthermore, products currently approved for other indications could be discovered to be effective treatments of IPF and LPE as well, which could give such products significant regulatory and market timing advantages over LTI-03 and LTI-01 or other product candidates that we may identify. Currently, off-label use of fibrinolytics is utilized in many hospitals for the treatment of LPE. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. If competitors obtain patent protection or market exclusivity for their products before any of our products are approved, they could delay significantly the approval, and even review (in some cases), of our marketing application. Additionally, products or technologies developed by our competitors may render our potential product candidates uneconomical or obsolete and we may not be successful in marketing any product candidates we may develop against competitors. The availability of competitive products could limit the demand, and the price we are able to charge, for any products that we may develop and commercialize.

We may not be successful in our efforts to identify or discover additional product candidates in the future.

Our research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development for a number of reasons, including, but not limited to:

•	our inability to design or obtain such product candidates with the pharmacological properties that we desire or attractive pharmacokinetics; or

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potential product candidates may, on further study, be shown to have harmful side effects or other characteristics that indicate that they are unlikely to be medicines that will receive marketing approval and achieve market acceptance.

We have Cav1-related peptides in preclinical development for potentially a broad number of fibrosis indications. Many of these fibrosis indications may require a systemically delivered formulation to effectively treat these indications. We have not finalized a systemic formulation of a proprietary Cav1-related peptide and are currently developing potential systemic formulations. In the event we are unable to successfully complete a suitable formulation for therapeutic delivery, we may not be able to develop product candidates to address additional fibrosis indications. Even if we are able to develop a systemic formulation, it is possible that this systemic delivered product candidate will fail to show sufficient efficacy or safety in later stages of testing to proceed with development.

We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than us.

The development and commercialization of new drug products is highly competitive. We may face competition with respect to any product candidates that we seek to develop or commercialize in the future from major biopharmaceutical companies, specialty biopharmaceutical companies and biotechnology companies worldwide. Potential competitors also include academic institutions, government agencies, and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing, and commercialization.

There are a number of large biopharmaceutical and biotechnology companies that are currently pursuing the commercialization or development of products for the treatment of fibrosis. Companies that we are aware of that are targeting the treatment of various fibrosis indications include large companies with significant financial resources such as, but not limited to: AbbVie Inc., Boehringer Ingelheim GmbH, Bristol Myers Squibb Company, Gilead Sciences, Inc., Roche Holding AG, Novartis AG, and Pliant Therapeutics, Inc. Many of our current or potential competitors, either alone or with their strategic partners, have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals, and marketing approved products than we do.

There are currently no approved therapeutics for the treatment of LPE. Roche Holding AG manufactures tissue plasminogen activator, or tPA, and recombinant deoxyribonuclease, or DNase, which are used off-label to treat LPE patients. We are not aware of any other pharmaceutical or biotechnology companies developing drug therapies for the treatment of LPE.

If product liability lawsuits are brought against us, we may incur substantial financial or other liabilities and may be required to limit commercialization of our product candidates.

We face an inherent risk of product liability as a result of testing LTI-03, LTI-01 and any of our other product candidates in clinical trials, and will face an even greater risk if we commercialize any products. For example, we may be sued if any of our product candidates cause or are perceived to cause injury or are found to be otherwise unsuitable during clinical trials, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•	inability to bring a product candidate to the market;

•	decreased demand for our products;

•	injury to our reputation;

•	withdrawal of clinical trial participants and inability to continue clinical trials;

•	initiation of investigations by regulators;

•	fines, injunctions or criminal penalties;

•	costs to defend the related litigation;

•	diversion of management’s time and our resources;

•	substantial monetary awards to trial participants;

•	product recalls, withdrawals or labeling, marketing or promotional restrictions;

•	loss of revenue;

•	exhaustion of any available insurance and our capital resources;

•	adverse effects to our results of operations and business;

•	the inability to commercialize any product candidate, if approved; and

•	decline in our share price.

Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products we develop, alone or with collaboration partners. We will need to obtain additional insurance for clinical trials as LTI-03 and LTI-01 continue clinical development and as additional product candidates enter the clinic. However, we may be unable to obtain, or may obtain on unfavorable terms, clinical trial insurance in amounts adequate to cover any liabilities from any of our clinical trials. Our insurance policies may also have various exclusions, and we may be subject to a product liability claim for which we have no coverage. We may have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts. Even if our agreements with any future corporate collaborators entitle us to indemnification against losses, such indemnification may not be available or adequate should any claim arise.

Risks Related to Marketing Approval

We have never obtained marketing approval for a product candidate and we may be unable to obtain, or may be delayed in obtaining, marketing approval for any product candidate.

We have never obtained marketing approval for a product candidate. It is possible that the FDA may refuse to accept for substantive review any new drug applications, or NDAs, or biologics license applications, or BLAs, that we submit for our product candidates or may conclude after review of our data that our application is insufficient to obtain marketing approval of our product candidates. If the FDA does not accept or approve our NDAs or BLAs for our product candidates, it may require that we conduct additional clinical, nonclinical or manufacturing validation studies and submit that data before it will reconsider our applications. Depending on the extent of these or any other FDA-required studies, approval of any NDA or BLA, or application that we submit may be delayed by several years, or may require us to expend more resources than we have available. It is also possible that additional studies, if performed and completed, may not be considered sufficient by the FDA to approve our NDAs or BLAs.

Any delay in obtaining, or an inability to obtain, marketing approvals would prevent us from commercializing our product candidates, generating revenues and achieving and sustaining profitability. If any of these outcomes occur, we may be forced to abandon our development efforts for our product candidates, which could significantly harm our business.

We currently have no marketing and sales organization and have no experience as a company in commercializing products, and we may have to invest significant resources to develop these capabilities. If we are unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell our products, we may not be able to generate product revenue.

We have no internal sales, marketing or distribution capabilities, nor have we commercialized a product. If any of our product candidates ultimately receives regulatory approval, we expect to establish a marketing and sales organization with technical expertise and supporting distribution capabilities to commercialize each such product in major markets, which will be expensive and time consuming. We have no prior experience as a company in the marketing, sale and distribution of pharmaceutical products and there are significant risks involved in building and managing a sales organization, including our ability to hire, retain and incentivize qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel and effectively manage a geographically dispersed sales and marketing team. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of these products. We may also choose to collaborate with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems. Notwithstanding our current license and collaboration agreement with Taiho, we may not be able to enter into future collaborations or hire consultants or external service providers to assist us in sales, marketing and distribution functions on acceptable financial terms, or at all, which may result in being unable to successfully commercialize our products. In addition, our product revenues and our profitability, if any, may be lower if we rely on third parties for these functions than if we were to market, sell and distribute any products that we develop ourselves. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively. If we are not successful in commercializing our product candidates, either on our own or through arrangements with one or more third parties, we may not be able to generate any future product revenue and we would incur significant additional losses.

Even if a product candidate we develop receives marketing approval, it may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success.

Even if LTI-03, LTI-01 or any other product candidate we develop receives marketing approval, it may nonetheless fail to gain sufficient market acceptance by physicians, patients, third-party payors, such as Medicare and Medicaid programs and managed care organizations, and others in the medical community. Our belief that LTI-01 compares well on dosing schedule, surgical referrals and side effect profile compared to off-label IPFT treatment, such as tPA with DNase, to treat LPE patients is based upon limited data from our completed clinical trials. In addition, the availability of coverage by third-party payors may be affected by existing and future health care reform measures designed to reduce the cost of health care. If the product candidates we develop do not achieve an adequate level of acceptance, we may not generate significant product revenues and we may not become profitable.

The degree of market acceptance of any product candidate, if approved for commercial sale, will depend on a number of factors, including, but not limited to:

•	efficacy and potential advantages compared to alternative treatments;

•	the ability to offer our products, if approved, for sale at competitive prices;

•	convenience and ease of administration compared to alternative treatments;

•	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•	the recommendations with respect to our product candidates in guidelines published by various scientific organizations applicable to us and our product candidates;

•	the strength of marketing and distribution support;

•	the ability to obtain sufficient third-party coverage, and adequate reimbursement; and

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the prevalence and severity of any side effects. If government and other third-party payors do not provide coverage and adequate reimbursement levels for any products we commercialize, market acceptance and commercial success would be reduced.

In addition, even if we obtain approval, the FDA or a comparable foreign regulatory authority might add specific warnings to the product label, making promotion more difficult. In the U.S., for example, a product with a “Boxed Warning” which is a call-out warning for the possibility of a serious, life-threatening risk, carries promotional restrictions. In addition, due to the nature of the serious risk potentially associated with the drug, necessitating the Boxed Warning, public acceptance of the product may be challenging.

Even if we complete the necessary preclinical studies and clinical trials, the marketing approval process is expensive, time-consuming and uncertain and may prevent us, or any future collaborators, from obtaining approvals for the commercialization of LTI-03, LTI-01 or any other product candidate that we may develop. As a result, we cannot predict when or if, and in which territories or for which indications, we, or any future collaborators, will obtain marketing approval to commercialize LTI-03, LTI-01 or any other product candidate that we may develop.

The research, testing, manufacturing, labeling, approval, selling, marketing, promotion and distribution of drugs are subject to extensive regulation by the FDA and comparable foreign regulatory authorities, whose laws and regulations may differ from country to country. We, and any future collaborators, are not permitted to market our product candidates in the U.S. or in other countries until we or they receive approval of an NDA or BLA from the FDA or marketing approval from comparable foreign regulatory authorities. LTI-03 and LTI-01 are in early stages of development and are subject to the risks of failure inherent in drug development. We have not submitted an application for or received marketing approval for LTI-03, LTI-01 or any of our future product candidates in the U.S. or in any other jurisdiction. We have limited experience in conducting and managing the clinical trials necessary to obtain marketing approvals, including FDA approval of an NDA or BLA.

The process of obtaining marketing approvals, both in the U.S. and abroad, is a lengthy, expensive and uncertain process. It may take many years, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved. Securing marketing approval requires the submission of extensive preclinical and clinical data and supporting information to regulatory authorities for each therapeutic indication to establish the product candidate’s safety and efficacy. Securing marketing approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the regulatory authorities. The FDA or other regulatory authorities have substantial discretion and may determine that our product candidates are not safe and effective, only moderately effective or have undesirable or unintended side effects, toxicities or other characteristics that preclude our obtaining marketing approval or prevent or limit commercial use. Any marketing approval we ultimately obtain may be limited or subject to restrictions, such as the aforementioned Boxed Warning in the product label, or post-approval commitments that render the approved product not commercially viable.

Our product candidates could fail to receive marketing approval for many reasons, including the following:

•	the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials;

•	we may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a product candidate is safe and effective for its proposed indication;

•	the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;

•	we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

•	the FDA or comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials;

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the data collected from clinical trials of our product candidates may not be sufficient to support the submission of an NDA or other submission or to obtain marketing approval in the U.S. or elsewhere;

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the FDA or comparable foreign regulatory authorities may fail to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies due to quality manufacturing concerns;

•	the FDA or comparable foreign regulatory authorities may fail to approve any companion diagnostics that may be required in connection with approval of our therapeutic product candidates; and

•	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

This lengthy approval process as well as the unpredictability of clinical trial results may result in our failing to obtain marketing approval to market our product candidates, which would significantly harm our business, results of operations and prospects.

In addition, changes in marketing approval policies during the development period, changes in or the enactment or promulgation of additional statutes, regulations or guidance or changes in regulatory review for each submitted drug application may cause delays in the approval or rejection of an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical studies, clinical trials or other studies and testing. In addition, varying interpretations of the data obtained from preclinical studies and clinical trials could delay, limit or prevent marketing approval of a product candidate. Any marketing approval we, or any collaborators we may have in the future, ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the approved drug not commercially viable.

Any delay in obtaining or failure to obtain required approvals could materially adversely affect our ability or that of any collaborators we may have to generate revenue from the particular product candidate, which likely would result in significant harm to our financial position and adversely impact our stock price.

Failure to obtain marketing approval in foreign jurisdictions would prevent our product candidates from being marketed abroad. Any approval we are granted for LTI-03 or LTI-01 in the U.S. would not assure approval of our product candidates in foreign jurisdictions.

In order to market and sell our products in the EU and many other foreign jurisdictions, we or our potential third-party collaborators must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ substantially from that required to obtain FDA approval. The regulatory approval process outside of the U.S. generally includes all of the risks associated with obtaining FDA approval. In addition, in many countries outside of the U.S., it is required that the product be approved for reimbursement before the product can be approved for sale in that country. We or our potential third-party collaborators may not obtain approvals from regulatory authorities outside of the U.S. on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside of the U.S. does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA. However, a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory process in other countries. We may not be able to file for marketing approvals and may not receive necessary approvals to commercialize our products candidates in any market.

The above-mentioned EU pharmaceutical package does not intend to change the existing procedures currently in place at EU level: Medicinal products are still to be approved in the decentralized procedure, mutual recognition procedure, or centralized procedure. However, the duration of authorization procedures is generally to be reduced. The decisive factor for the reduction of the duration of the procedure under the decentralized procedure and the mutual recognition procedure is the reduction of the period of cooperation of the EU member states. In regards of the centralized procedure, the shortening of the overall duration results from the accumulation of several small reductions in time.

Additionally, we could face heightened risks with respect to seeking marketing approval in the United Kingdom, or the UK, as a result of the withdrawal of the UK from the EU, commonly referred to as Brexit. Brexit may have a material impact upon the regulatory regime with respect to the development, manufacture, importation, approval and commercialization of product candidates in the UK.

The UK is no longer part of the European Single Market and EU Customs Union. Though a significant proportion of the regulatory framework for pharmaceutical products in the UK covering the quality, safety, and efficacy of pharmaceutical products, clinical trials, marketing authorization, commercial sales, and distribution of pharmaceutical products is derived from EU Directives and Regulations, there are some significant changes made to the regulatory framework to address the UK’s departure from the EU.

The Medicines and Healthcare products Regulatory Agency, or the MHRA, is the national regulator responsible for supervising medicines and medical devices in the UK, comprising England, Scotland, Wales, and Northern Ireland. England, Scotland, and Wales form Great Britain which follows domestic law, whereas Northern Ireland currently continues to be subject to EU rules under the Northern Ireland Protocol. The main domestic legislation regulating medicines in the UK is the Human Medicines Regulations 2012 (SI 2012/1916) (as amended), or the HMR. The HMR has incorporated into domestic law some of the body of EU law instruments governing medicinal products that pre-existed prior to the UK’s withdrawal from the EU and has been amended to take into account the country’s departure from the EU. Other domestic law implements the other corpus of EU medicines law that existed prior to the UK’s departure from the EU.

Following Brexit, national marketing authorizations in the UK can be obtained to cover the whole of the UK (UKMA(UK)), Great Britain (UKMA(GB)) or Northern Ireland (UKMA(NI)), through the different available marketing authorization routes. Northern Ireland also continues to participate in the EU marketing authorization routes. In this case, the UK for the purpose of Northern Ireland can be a concerned member state (not a reference member state) for medicines going through the decentralized or mutual recognition procedure. Northern Ireland can also be included within the scope of the centralized procedure.

Any marketing authorizations granted by the MHRA under the decentralized or mutual recognition procedure before Brexit became national marketing authorizations covering the whole of the UK. Centrally authorized products were converted to a UKMA(GB) on 1 January 2021 unless the marketing authorization holder informed the MHRA otherwise, and centrally authorized products continued to be recognized in Northern Ireland.

Until December 31, 2023, the European Commission Decision Reliance Procedure (ECDRP) could be used to obtain a UKMA(GB) with the MHRA relying on a decision taken by the European Commission on the approval of a new MA under the centralized procedure. Similarly, the MHRA can grant UKMA(UK) or UKMA(GB) marketing authorizations under the decentralized and mutual recognition reliance procedure (MRDCRP).

From January 1, 2024, the ECDRP will be replaced by a new International Recognition Procedure (IRP). The MRDCRP will be incorporated within the IRP. ECDRP and MRDCRP submissions received by the MHRA before January 1, 2024 will continue to follow existing procedures, but for ECDRP applications the CHMP positive opinion (but not necessarily the European Commission Decision) should be received before December 31, 2023. The IRP procedure is open to applicants who have received an authorization for the same product in one of the MHRA’s specified Reference Regulators. The current Reference Regulators include (among others) the FDA, EMA and the national competent authorities of the EU / EEA countries.

The start dates of the data and market exclusivity periods for medicines in the UK will depend on which route it was granted. In respect to orphan drugs, the general position under the HMR is 10 years’ orphan market exclusivity is awarded from the date of authorization by the MHRA (which can be reduced to six years at the end of the fifth year if the licensing authority is satisfied that the orphan criteria is no longer met). An additional two years may be granted where pediatric data requirements are met. A UK-wide orphan marketing authorization can only be granted in the absence of an active EU designation.

On February 27, 2023, the UK and the EU agreed the Windsor Framework which addresses (among other things) the supply of medicines into Northern Ireland. It provides that medicines must be approved and licensed on a UK-wide basis by the MHRA with the same labelling and packaging across the whole of the UK. The EMA will have no role in the approval of new medicines for Northern Ireland. The arrangement takes effect from January 1, 2025.

Since a significant proportion of the regulatory framework for pharmaceutical products in the UK covering the quality, safety, and efficacy of pharmaceutical products, clinical trials, marketing authorization, commercial sales, and distribution of pharmaceutical products is derived from EU Directives and Regulations, with some amendments made to address the UK’s departure from the EU, Brexit may have a material impact upon the regulatory regime with respect to the development, manufacture, importation, approval and commercialization of product candidates in the UK. However, there are new routes to obtaining marketing authorizations available such as the IRP.

Any delay in obtaining, or an inability to obtain, any marketing approvals, as a result of Brexit or otherwise, may force us to restrict or delay efforts to seek regulatory approval in the U. K. for our product candidates, which could significantly and materially harm our business.

The design or execution of our ongoing and future clinical trials may not support marketing approval.

The design or execution of a clinical trial can determine whether its results will support marketing approval, and flaws in the design or execution of a clinical trial may not become apparent until the clinical trial is well advanced. We completed a Phase 2a dose-ranging, placebo-controlled trial of LTI-01 in LPE patients. We may need to investigate higher or lower doses of LTI-01 in future clinical trials to establish efficacy and safety. Additionally, as no drug has been approved for LPE, our Phase 2a primary endpoint of treatment failure, defined as death or referral to surgery by a specific criteria checklist within seven days of commencing treatment may not be considered an appropriate endpoint for approval by the regulatory authorities. The trial results did not show statistical significance on the primary endpoint. Additionally, our highest dose of LTI-01 in this trial showed a lower effect than the other LTI-01 doses tested. Based on the results of this trial, we expect to investigate LTI-01 in a Phase 2b dose-ranging, placebo-controlled clinical trial with a lower dose to establish efficacy and safety. Even with additional clinical trial testing with a modified primary endpoint, we may never be successful in demonstrating sufficient results to support marketing approval.

Additionally, in some instances, there can be significant variability in safety or efficacy results between different clinical trials with the same product candidate due to numerous factors, including differences in trial protocols, size and type of the patient populations, variable adherence to the dosing regimen or other protocol requirements and the rate of dropout among clinical trial participants. We do not know whether any clinical trials we conduct will demonstrate consistent or adequate efficacy and safety to obtain marketing approval to market our product candidates.

Further, the FDA and comparable foreign regulatory authorities have substantial discretion in the approval process and in determining when or whether marketing approval will be obtained for any of our product candidates. Our product candidates may not be approved even if they achieve their primary endpoints in future Phase 3 clinical trials or registrational trials. The FDA or comparable foreign regulatory authorities may disagree with our trial designs and our interpretation of data from clinical trials or preclinical studies. In addition, any of these regulatory authorities may change requirements for the approval of a product candidate even after reviewing and providing comments or advice on a protocol for a pivotal Phase 3 or registrational clinical trial. In addition, any of these regulatory authorities may also approve a product candidate for fewer or more limited indications than we request or may grant approval contingent on the performance of costly post-marketing clinical trials or a more restrictive label than we expect (e.g., Boxed Warning). Similarly, the FDA or comparable foreign regulatory authorities may not approve the labeling claims that we believe would be necessary or desirable for the successful commercialization of our product candidates, if approved.

Delays in patient enrollment may result in increased costs or may affect the timing or outcome of our future clinical trials, which could prevent completion of these trials and adversely affect our ability to advance the development of our product candidates.

If the FDA or comparable foreign regulatory authorities approve generic or competitor versions of any of our drugs that receive marketing approval, or such authorities do not grant our drugs appropriate periods of data or market exclusivity before approving generic or competitor versions of our drugs, the sales of our drugs could be adversely affected.

Once an NDA is approved, the drug covered thereby becomes a “reference-listed drug” in the FDA’s publication, “Approved Drug Products with Therapeutic Equivalence Evaluations.” Manufacturers may seek approval of generic versions of reference-listed drugs through submission of abbreviated new drug applications, or ANDAs, in the U.S. In support of an ANDA, a generic manufacturer need not conduct clinical trials demonstrating safety and efficacy. Rather, the applicant generally must show that its drug has the same active ingredient(s), dosage form, strength, route of administration and conditions of use or labeling as the reference-listed drug and that the generic version is bioequivalent to the reference-listed drug, meaning it is absorbed in the body at the same rate and to the same extent. Generic drugs may be significantly less costly to bring to market than the reference-listed drug and companies that produce generic drugs are generally able to offer them at lower prices. Thus, following the introduction of a generic drug, a significant percentage of the sales of any branded product or reference-listed drug is typically lost to the generic drug.

The FDA may not approve an ANDA for a generic drug until any applicable period of non-patent exclusivity for the reference-listed drug has expired. The Federal Food, Drug, and Cosmetic Act, or the FDCA, provides a period of five years of non-patent exclusivity for a new drug containing a new chemical entity, or NCE. Specifically, in cases where such exclusivity has been granted, an ANDA may not be filed with the FDA and the FDA may not approve the application until the expiration of five years unless the submission is accompanied by a Paragraph IV certification that a patent covering the reference-listed drug is either invalid, will not be infringed by the generic drug, or unenforceable, in which case the applicant may submit its application four years following approval of the reference-listed drug. Manufacturers may seek to launch these generic drugs following the expiration of the marketing exclusivity period, even if we still have patent protection for our drug.

Competition that our drugs may face from generic or competitor versions of our drugs could materially and adversely impact our future revenue, profitability and cash flows and substantially limit our ability to obtain a return on the investments we have made in those drug candidates. Our future revenues, profitability and cash flows could also be materially and adversely affected and our ability to obtain a return on the investments we have made in those drug candidates may be substantially limited if our drugs, if and when approved, are not afforded the appropriate periods of non-patent exclusivity.

Risks Related to Reimbursement, Healthcare Regulations and Ongoing Regulatory Compliance

Even if we receive regulatory approval of any product candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our product candidates, if approved.

If any of our product candidates are approved, they will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, sampling, record-keeping, conduct of post-marketing studies and submission of safety, efficacy and other post- market information, including both federal and state requirements in the U.S. and requirements of comparable foreign regulatory authorities. In addition, we will be subject to continued compliance with good manufacturing practices, or cGMP, and good clinical practices, or GCP, requirements for any clinical trials that we conduct post-approval.

Manufacturers and their facilities are required to comply with extensive FDA and comparable foreign regulatory authority requirements, including ensuring that quality control and manufacturing procedures conform to cGMP regulations. As such, we and our contract manufacturers will be subject to continual review and inspections to assess compliance with cGMP and adherence to commitments made in any marketing application, and previous responses to inspection observations. Accordingly, we and others with whom we work must continue to expend time, money, and effort in all areas of regulatory compliance, including manufacturing, production, and quality control.

Any regulatory approvals that we receive for our product candidates may be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials and surveillance to monitor the safety and efficacy of the product candidate, or include specific safety-related label warnings that could affect marketing efforts. The FDA may also require a risk evaluation and mitigation strategies, or REMS, program as a condition of approval of our product candidates, which could entail requirements for long-term patient follow-up, a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. In addition, if the FDA or a comparable foreign regulatory authority approves our product candidates, we will have to comply with requirements including submissions of safety and other post-marketing information and reports and registration.

The FDA and comparable foreign regulatory agencies may initiate consent decrees or withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with our product candidates, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•	rescinding approval of the application, restrictions on the marketing or manufacturing of our products, withdrawal of the product from the market or voluntary or mandatory product recalls;

•	fines, warning letters or holds on clinical trials;

•	refusal by the FDA or a comparable foreign regulatory agency to approve pending applications or supplements to approved applications filed by us or suspension or revocation of license approvals;

•	product seizure or detention or refusal to permit the import or export of our product candidates; and

•	injunctions or the imposition of civil or criminal penalties.

The FDA strictly regulates marketing, labeling, advertising, and promotion of products that are placed on the market, and similar restrictions apply in foreign jurisdictions. Products may be promoted only for the approved indications and in accordance with the provisions of the approved label. However, companies may share truthful and not misleading information that is not inconsistent with the labeling, if certain conditions are met. The FDA and other agencies, including the Department of Justice, actively enforce the laws and regulations prohibiting the promotion of false or misleading information or unapproved uses and a company that is found to have improperly promoted the product may be subject to significant liability. The policies of the FDA and of other regulatory authorities may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the U.S. or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability.

Even if we are able to commercialize any product candidate, such product candidate may become subject to unfavorable pricing regulations, third-party coverage and reimbursement policies or healthcare reform initiatives, which would harm our business.

The regulations that govern marketing approval, pricing, coverage and reimbursement for new drugs vary widely from country to country. Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after marketing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain marketing approval for a product in a particular country, but then be subject to price regulations that delay our commercial launch of the product, possibly for lengthy time periods, and negatively impact the revenues we are able to generate from the sale of the product in that country. Adverse pricing limitations may hinder our ability to recoup our investment in LTI-03 and LTI-01 even if we obtain marketing approval for either product candidate.

Our ability to commercialize any products successfully also will depend in part on the extent to which reimbursement and coverage for these products and related treatments will be available from government authorities, private health insurers and other organizations, and if reimbursement and coverage is available, the level of reimbursement and coverage. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels. A primary trend in the healthcare industry in the U.S. and elsewhere is cost containment. Government authorities and third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, the third-party payors who reimburse patients or healthcare providers, such as government and private insurance plans, are requiring that drug companies provide them with predetermined discounts from list prices and are seeking to reduce the prices charged or the amounts reimbursed for medical products. We cannot be sure that reimbursement will be available for any drug that we commercialize and, if reimbursement is available, we cannot be sure as to the level of reimbursement. Reimbursement may impact the demand for, or the price of, any product candidate for which we obtain marketing approval. If reimbursement is not available or is available only to limited levels, we may not be able to successfully commercialize any product candidate for which we obtain marketing approval.

There may be significant delays in obtaining reimbursement for newly approved drugs, and coverage may be more limited than the purposes for which the drug is approved by the FDA or comparable foreign regulatory authorities. Moreover, eligibility for reimbursement does not imply that any drug will be reimbursed in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution. Interim reimbursement levels for new drugs, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost drugs, may be incorporated into existing payments for other services and may reflect budgetary constraints or imperfections in Medicare data. Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the U.S. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement rates. Our inability to promptly obtain coverage and adequate reimbursement rates from both government-funded and private payors for new products that we develop and for which we obtain marketing approval could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize products and our overall financial condition.

Recently enacted and future legislation may increase the difficulty and cost for us and our future collaborators to obtain marketing approval of and commercialize our product candidates and affect the prices we, or they, may obtain for any products that are approved in the U.S. or foreign jurisdictions.

In the U.S. and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of our product candidates, restrict or regulate post-approval activities and affect our ability, or the ability of any future collaborators, to profitably sell any product candidates for which we, or they, obtain marketing approval. We expect that current laws, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that we, or any collaborators, may receive for any approved products. If reimbursement of our products is unavailable or limited in scope, our business could be materially harmed.

In the U.S., the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or Medicare Modernization Act, changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for drug purchases by the elderly and introduced a new reimbursement methodology based on average sales prices for physician-administered drugs. In addition, this legislation provided authority for limiting the number of drugs that will be covered in any therapeutic class. Cost reduction initiatives and other provisions of this legislation could decrease the coverage and price that we, or any future collaborators, may receive for any approved products. While the Medicare Modernization Act applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from the Medicare Modernization Act may result in a similar reduction in payments from private payors.

In March 2010, President Obama signed into law the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or collectively the ACA. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. This legislation resulted in aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, which will remain in effect through 2031 under the CARES Act. These Medicare sequester reductions were suspended through the end of June 2022, with the full 2% cut resuming thereafter. The American Taxpayer Relief Act of 2012, among other things, reduced Medicare payments to several providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These laws may result in additional reductions in Medicare and other healthcare funding and otherwise affect the prices we may obtain for our product candidates for which we may obtain regulatory approval or the frequency with which any such product candidate is prescribed or used. Indeed, under current legislation, the actual reductions in Medicare payments may vary up to 4%.

Since enactment of the ACA, there have been, and continue to be, numerous legal challenges and Congressional actions to repeal and replace provisions of the law. For example, with enactment of the Tax Cuts and Jobs Act of 2017, or the TCJA, which was signed by President Trump on December 22, 2017, Congress repealed the “individual mandate.” The repeal of this provision, which requires most Americans to carry a minimal level of health insurance, became effective in 2019.

On November 10, 2020, the Supreme Court heard oral arguments to a case challenging the ACA. On February 10, 2021, the Biden Administration withdrew the federal government’s support for overturning the ACA. On June 17, 2021, the Supreme Court rejected this challenge to the ACA. Litigation and legislation over the ACA are likely to continue, with unpredictable and uncertain results.

The Trump Administration also took executive actions to undermine or delay implementation of the ACA, including directing federal agencies with authorities and responsibilities under the ACA to waive, defer, grant exemptions from, or delay the implementation of any provision of the ACA that would impose a fiscal or regulatory burden on states, individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices. On January 28, 2021, however, President Biden issued a new Executive Order which directs federal agencies to reconsider rules and other policies that limit Americans’ access to health care and consider actions that will protect and strengthen that access. This Executive Order also directs the U.S. Department of Health and Human Services to create a special enrollment period for the Health Insurance Marketplace in response to the COVID-19 pandemic. We cannot predict how federal agencies will respond to such Executive Orders.

We expect that these healthcare reforms, as well as other healthcare reform measures that may be adopted in the future, may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, new payment methodologies and additional downward pressure on the price that we receive for any approved product and/or the level of reimbursement physicians receive for administering any approved product we might bring to market. Reductions in reimbursement levels may negatively impact the prices we receive or the frequency with which our products are prescribed or administered. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. Accordingly, such reforms, if enacted, could have an adverse effect on anticipated revenue from product candidates that we may successfully develop and for which we may obtain marketing approval and may affect our overall financial condition and ability to develop or commercialize product candidates.

Our relationships with healthcare providers and physicians and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Healthcare providers, physicians and third-party payors in the U.S. and elsewhere play a primary role in the recommendation and prescription of biopharmaceutical products. Arrangements with third-party payors and customers can expose biopharmaceutical manufacturers to broadly applicable fraud and abuse and other healthcare laws and regulations, including, without limitation, the federal Anti-Kickback Statute and the federal False Claims Act, or FCA, which may constrain the business or financial arrangements and relationships through which such companies sell, market and distribute biopharmaceutical products. In particular, the research of our product candidates, as well as the promotion, sales and marketing of healthcare items and services, as well as certain business arrangements in the healthcare industry, are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, structuring and commission(s), certain customer incentive programs and other business arrangements generally. Activities subject to these laws also involve the improper use of information obtained in the course of patient recruitment for clinical trials. The applicable federal, state and foreign healthcare laws and regulations laws that may affect our ability to operate include, but are not limited to:

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the federal Anti-Kickback Statute, which prohibits, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual, or the purchase, lease, order or recommendation of any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. A person or entity can be found guilty of violating the statute without actual knowledge of the statute or specific intent to violate it. In addition, a claim submitted for payment to any federal health care program that includes items or services that were made as a result of a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA. The Anti-Kickback Statute has been interpreted to apply to arrangements between biopharmaceutical manufacturers on the one hand and prescribers, purchasers, group purchasing organizations, and formulary managers, among others, on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution;

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the federal civil and criminal false claims laws, including the FCA, and civil monetary penalty laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, false, fictitious or fraudulent claims for payment to, or approval by Medicare, Medicaid, or other federal healthcare programs; knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim or an obligation to pay or transmit money or property to the federal government; or knowingly concealing or knowingly and improperly avoiding or decreasing or concealing an obligation to pay money to the federal government. A claim that includes items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim under the FCA. Manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. The FCA also permits a private individual acting as a “whistleblower” to bring qui tam actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery;

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created additional federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity can be found guilty of violating HIPAA without actual knowledge of the statute or specific intent to violate it;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and their respective implementing regulations, which impose, among other things, requirements relating to the privacy, security and transmission of individually identifiable health information on certain covered healthcare providers, health plans, and healthcare clearinghouses, known as covered entities, as well as their respective “business associates,” those independent contractors or agents of covered entities that perform services for covered entities that involve the creation, use, receipt, maintenance or disclosure of individually identifiable health information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions;

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the federal Physician Payments Sunshine Act, created under the ACA, and its implementing regulations, which require some manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the Centers for Medicare & Medicaid services, or CMS, information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Effective January 1, 2022, these reporting obligations were extended to include transfers of value made in the previous year to certain non-physician providers such as physician assistants and nurse practitioners;

•	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers; and

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analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by third-party payors, including private insurers, the Travel Act of 1961, or the Travel Act, which has been used as a tool in the health care context to target kickback schemes prohibited under state law involving private insurance that would not otherwise be prohibited under federal law and may be broader in scope than their federal equivalents; state and foreign laws that require biopharmaceutical companies to comply with the biopharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state and foreign laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers, marketing expenditures or drug pricing; state and local laws that require the registration of biopharmaceutical sales representatives; and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

The distribution of biopharmaceutical products is subject to additional requirements and regulations, including extensive record-keeping, licensing, storage and security requirements intended to prevent the unauthorized sale of biopharmaceutical products. There are also federal and state consumer deception laws, with which we must comply.

The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. Ensuring business arrangements comply with applicable healthcare laws, as well as responding to possible investigations by government authorities, can be time- and resource-consuming and can divert a company’s attention from the business.

It is possible that governmental and enforcement authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, reputational harm, possible exclusion from participation in federal and state funded healthcare programs, contractual damages and the curtailment or restricting of our operations, as well as additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws. Further, if any of the physicians or other healthcare providers or entities with whom we expect to do business are found not to be in compliance with applicable laws, they may be subject to significant criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs. Any action for violation of these laws, even if successfully defended, could cause a biopharmaceutical manufacturer to incur significant legal expenses and divert management’s attention from the operation of the business. Prohibitions or restrictions on sales or withdrawal of future marketed products could materially affect business in an adverse way.

The prices of prescription pharmaceuticals in the U.S. and foreign jurisdictions are subject to considerable legislative and executive actions and could impact the prices we obtain for our products, if and when licensed.

The prices of prescription pharmaceuticals have also been the subject of considerable discussion in the U.S. There have been several recent U.S. congressional inquiries, as well as proposed and enacted state and federal legislation designed to, among other things, bring more transparency to pharmaceutical pricing, review the relationship between pricing and manufacturer patient programs, and reduce the costs of pharmaceuticals under Medicare and Medicaid. In 2020, President Trump issued several executive orders intended to lower the costs of prescription products and certain provisions in these orders have been incorporated into regulations. These regulations include an interim final rule implementing a most favored nation model for prices that would tie Medicare Part B payments for certain physician-administered pharmaceuticals to the lowest price paid in other economically advanced countries, effective January 1, 2021. That rule, however, has been subject to a nationwide preliminary injunction and, on December 29, 2021, CMS issued a final rule to rescind it. With issuance of this rule, CMS stated that it will explore all options to incorporate value into payments for Medicare Part B pharmaceuticals and improve beneficiaries’ access to evidence-based care.

In addition, in October 2020, HHS and the FDA published a final rule allowing states and other entities to develop a Section 804 Importation Program, or SIP, to import certain prescription drugs from Canada into the U.S. The final rule is currently the subject of ongoing litigation, but at least six states (Vermont, Colorado, Florida, Maine, New Mexico, and New Hampshire) have passed laws allowing for the importation of drugs from Canada with the intent of developing SIPs for review and approval by the FDA. Further, on November 20, 2020, HHS finalized a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The implementation of the rule has been delayed by the Biden administration from January 1, 2022 to January 1, 2023 in response to ongoing litigation. The final rule would eliminate the current safe harbor for Medicare drug rebates and create new safe harbors for beneficiary point-of-sale discounts and pharmacy benefit manager, or PBM, services fees. It was originally set to go into effect on January 1, 202, but with the passage of the Inflation Reduction Act has been delayed by Congress to January 1, 2032.

On July 9, 2021, President Biden signed Executive Order 14063, which focuses on, among other things, the price of pharmaceuticals. The Order directs the Department of Health and Human Services, or HHS, to create a plan within 45 days to combat “excessive pricing of prescription pharmaceuticals and enhance domestic pharmaceutical supply chains, to reduce the prices paid by the federal government for such pharmaceuticals, and to address the recurrent problem of price gouging.” On September 9, 2021, HHS released its plan to reduce pharmaceutical prices. The key features of that plan are to: (a) make pharmaceutical prices more affordable and equitable for all consumers and throughout the health care system by supporting pharmaceutical price negotiations with manufacturers; (b) improve and promote competition throughout the prescription pharmaceutical industry by supporting market changes that strengthen supply chains, promote biosimilars and generic drugs, and increase transparency; and (c) foster scientific innovation to promote better healthcare and improve health by supporting public and private research and making sure that market incentives promote discovery of valuable and accessible new treatments.

More recently, on August 16, 2022, the Inflation Reduction Act of 2022, or IRA, was signed into law by President Biden. The new legislation has implications for Medicare Part D, which is a program available to individuals who are entitled to Medicare Part A or enrolled in Medicare Part B to give them the option of paying a monthly premium for outpatient prescription drug coverage. Among other things, the IRA requires manufacturers of certain drugs to engage in price negotiations with Medicare (beginning in 2026), with prices that can be negotiated subject to a cap; imposes rebates under Medicare Part B and Medicare Part D to penalize price increases that outpace inflation (first due in 2023); and replaces the Part D coverage gap discount program with a new discounting program (beginning in 2025). The IRA permits the Secretary of the Department of Health and Human Services (HHS) to implement many of these provisions through guidance, as opposed to regulation, for the initial years.

Specifically, with respect to price negotiations, Congress authorized Medicare to negotiate lower prices for certain costly single-source drug and biologic products that do not have competing generics or biosimilars and are reimbursed under Medicare Part B and Part D. CMS may negotiate prices for ten high-cost drugs paid for by Medicare Part D starting in 2026, followed by 15 Part D drugs in 2027, 15 Part B or Part D drugs in 2028, and 20 Part B or Part D drugs in 2029 and beyond. This provision applies to drug products that have been approved for at least 9 years and biologics that have been licensed for 13 years, but it does not apply to drugs and biologics that have been approved for a single rare disease or condition. Nonetheless, since CMS may establish a maximum price for these products in price negotiations, we would have been fully at risk of government action if our products were the subject of Medicare price negotiations. Moreover, given the risk that could be the case, these provisions of the IRA may also have further heightened the risk that we would not have been able to achieve the expected return on our drug products or full value of our patents protecting our products if prices are set after such products had been on the market for nine years.

Further, the legislation subjects drug manufacturers to civil monetary penalties and a potential excise tax for failing to comply with the legislation by offering a price that is not equal to or less than the negotiated “maximum fair price” under the law or for taking price increases that exceed inflation. The legislation also requires manufacturers to pay rebates for drugs in Medicare Part D whose price increases exceed inflation. The new law also caps Medicare out-of-pocket drug costs at an estimated $4,000 a year in 2024 and, thereafter beginning in 2025, at $2,000 a year. In addition, the IRA potentially raises legal risks with respect to individuals participating in a Medicare Part D prescription drug plan who may experience a gap in coverage if they required coverage above their initial annual coverage limit before they reached the higher threshold, or “catastrophic period” of the plan. Individuals requiring services exceeding the initial annual coverage limit and below the catastrophic period, must pay 100% of the cost of their prescriptions until they reach the catastrophic period. Among other things, the IRA contains many provisions aimed at reducing this financial burden on individuals by reducing the co-insurance and co-payment costs, expanding eligibility for lower income subsidy plans, and price caps on annual out-of-pocket expenses, each of which could have potential pricing and reporting implications.

At the state level, individual states are increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional healthcare organizations and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. These measures could reduce the ultimate demand for our products, once approved, or put pressure on our product pricing. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our product candidates or additional pricing pressures.

In the E.U., similar political, economic, and regulatory developments may affect our ability to profitably commercialize our product candidates, if approved. In markets outside of the U.S. and the E.U., reimbursement and healthcare payment systems vary significantly by country and many countries have instituted price ceilings on specific products and therapies. In many countries, including those of the E.U., the pricing of prescription pharmaceuticals is subject to governmental control and access. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we or our collaborators may be required to conduct a clinical trial that compares the cost-effectiveness of our product to other available therapies. If reimbursement of our products is unavailable or limited in scope or amount or if pricing is set at unsatisfactory levels, our business could be materially harmed.

Governments outside of the U.S. tend to impose strict price controls, which may adversely affect our revenues from the sales of our products, if any.

In most foreign countries, including the European Economic Area, or EEA, and the UK, the proposed pricing for certain drugs (in particular, prescription-only drugs) is subject to pricing regulations. In the EU, although Directive 89/105/EEC regulates the framework conditions for the pricing of medicinal products and Regulation (EU) 2021/2282 on health technology assessment (HTA), to become fully applicable in January 2025, provides for a coordinated approach to assessing the benefit of new therapies, the decisions on pricing and cost reimbursement remain in the responsibility of the member states. The requirements governing drug pricing and reimbursement vary widely from country to country. For example, the EU provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. In some countries, particularly member states of the EU, the pricing of prescription pharmaceuticals is subject to governmental control and other market regulations which could put pressure on the pricing and usage of our product candidates. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. In addition, market acceptance and sales of our product candidates will depend significantly on the availability of adequate coverage and reimbursement from third-party payors for our product candidates and may be affected by existing and future health care reform measures. Moreover, there can be considerable pressure by governments and other stakeholders on prices and reimbursement levels, including as part of cost containment measures. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various EU member states and parallel distribution, or arbitrage between low-priced and high-priced member states, can further reduce prices. A member state may approve a specific price for the medicinal product, or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. In view of the recurring shortages of medicines, individual member states (especially Germany) have decided to adjust price regulations for particularly rare pediatric medicinal products. In some countries, we, or our future collaborators, may be required to conduct a clinical trial or other studies that compare the cost-effectiveness of LTI-01 to other available therapies in order to obtain or maintain reimbursement or pricing approval. There can be no assurance that any country that has price controls or reimbursement limitations for biopharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Historically, products launched in the EU do not follow price structures of the U.S. and generally prices tend to be significantly lower. Publication of discounts by third-party payors or authorities may lead to further pressure on the prices or reimbursement levels within the country of publication and other countries. If pricing is set at unsatisfactory levels or if reimbursement of our products is unavailable or limited in scope or amount, our revenues from sales and the potential profitability of any of our product candidates in those countries would be negatively affected.

Publication of discounts by third-party payors or authorities may lead to further pressure on the prices or reimbursement levels within the country of publication and other countries. If reimbursement of any product candidate approved for marketing is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business could be materially harmed.

EU drug marketing and reimbursement regulations may materially affect our ability to market and receive coverage for our products in the European member states.

We intend to seek approval to market our product candidates in both the U.S. and in selected foreign jurisdictions. If we obtain approval in one or more foreign jurisdictions for our product candidates, we will be subject to rules and regulations in those jurisdictions.

Much like the federal Anti-Kickback Statute prohibition in the U.S., the provision of benefits or advantages to physicians to induce or encourage the prescription, recommendation, endorsement, purchase, supply, order or use of medicinal products is also prohibited in the EU. The provision of benefits or advantages to physicians is governed by the national anti-bribery laws, unfair competition laws and laws on advertising in the healthcare sector of EU Member

States, and in respect of the UK (which is no longer a member of the EU), the UK Bribery Act 2010 and laws on advertising and promotion in the pharmaceutical, medical devices and healthcare sectors. Infringement of these laws could result in substantial fines and imprisonment.

Payments made to physicians in certain EU Member States must be publicly disclosed. The UK has also recently concluded a public consultation on introducing new statutory requirements for disclosing industry payments in the healthcare sector. Further, certain company associations have adopted so-called transparency codes, according to which payments to certain groups in the healthcare sector must be published or are published voluntarily. Moreover, agreements with physicians often must be the subject of prior notification and approval by the physician’s employer, his or her competent professional organization and/or the regulatory authorities of the individual EU Member States. These requirements are provided in the national laws, industry codes or professional codes of conduct, applicable in the EU Member States, as well in as the UK. Failure to comply with these requirements could result in reputational risk, public reprimands, administrative penalties, fines or imprisonment.

We may seek to obtain certain regulatory designations for our product candidates. We may not receive such designations, and even if we do, such designation may not lead to a faster development or regulatory review or approval process.

We may seek to obtain breakthrough therapy designation, fast track designation, or priority review designation for our product candidates. A breakthrough therapy is defined as a drug that is intended, alone or in combination with one or more other drugs, to treat a serious condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. FDA fast track designation is possible for drugs intended for the treatment of a serious condition and nonclinical or clinical data demonstrate the potential to address unmet medical need for this condition. In addition, if the FDA determines that a product candidate offers a treatment for a serious condition and, if approved, the product would provide a significant improvement in safety or effectiveness, the FDA may designate the product candidate for priority review. Drugs designated as breakthrough therapies by the FDA may also be eligible for priority review if supported by clinical data at the time the NDA is submitted to the FDA.

Such regulatory designations are within the discretion of the FDA, and the FDA may not approve any application that we submit. Even if we were to obtain breakthrough designation or fast track designation, the FDA may subsequently withdraw such designation if the FDA determines that the designation no longer meets the conditions for qualification or is no longer supported by data from our clinical development program. In addition, receipt of any such designations may not result in a faster development or regulatory review or approval process compared to drugs considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA of any drug candidates so designated.

Our employees, independent contractors, consultants, commercial partners, collaborators and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk of employee fraud or other illegal activity by our employees, independent contractors, consultants, commercial partners, collaborators and vendors. Misconduct by these parties could include intentional, reckless and/or negligent conduct that fails to comply with the laws and regulations of the FDA, CMS and other similar foreign regulatory bodies, provide true, complete and accurate information to the FDA, CMS and other similar foreign regulatory bodies, comply with manufacturing standards we have established, comply with healthcare fraud and abuse laws in the U.S. and similar foreign fraudulent misconduct laws, or report financial information or data accurately or to disclose unauthorized activities to us. If we obtain FDA approval of any of our product candidates and begin commercializing those products in the U.S., our potential exposure under such laws and regulations will increase significantly, and our costs associated with compliance with such laws and regulations will also increase. These laws and regulations may impact, among other things, our current activities with principal investigators and research patients, as well as proposed and future sales, marketing and education programs. We have adopted a code of business conduct and ethics and maintain a quality management system, but it is not always possible to identify and deter misconduct by our employees, independent contractors, consultants, commercial partners and vendors, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any actions are instituted against us and we are not successful in defending ourselves or asserting our rights, those actions could result in the imposition of civil, criminal and administrative penalties, damages, monetary fines, imprisonment, disgorgement, possible exclusion from participation in government healthcare programs, additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, contractual damages, reputational harm, diminished profits and future earnings and the curtailment of our operations.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our research and development activities involve the use of biological and hazardous materials and produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials, which could cause an interruption of our commercialization efforts, research and development efforts and business operations, environmental damage resulting in costly clean-up and liabilities under applicable laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. Although we believe that the safety procedures utilized by our third-party manufacturers for handling and disposing of these materials generally comply with the standards prescribed by these laws and regulations, we cannot guarantee that this is the case or eliminate the risk of accidental contamination or injury from these materials. In such an event, we may be held liable for any resulting damages and such liability could exceed our resources and state or federal or other applicable authorities may curtail our use of certain materials and/or interrupt our business operations. Furthermore, environmental laws and regulations are complex, change frequently and have tended to become more stringent. We cannot predict the impact of such changes and cannot be certain of our future compliance. In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials or other work-related injuries, this insurance may not provide adequate coverage against potential liabilities. We do not carry specific biological waste or hazardous waste insurance coverage, workers compensation or property and casualty and general liability insurance policies that include coverage for damages and fines arising from biological or hazardous waste exposure or contamination, and as such we would have to pay the full amount of any resultant liability out of pocket, which could significantly impair our financial condition.

Additional laws and regulations governing international operations could negatively impact or restrict our operations.

If we expand our operations outside of the U.S., we must dedicate additional resources to comply with numerous laws and regulations in each jurisdiction in which we plan to operate. The U.S. Foreign Corrupt Practices Act, or the FCPA, prohibits any U.S. individual or business entity from paying, offering, authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the U.S. to comply with certain accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations.

Compliance with the FCPA is expensive and difficult, particularly in countries in which corruption is a recognized problem. In addition, the FCPA presents particular challenges in the biopharmaceutical industry, because, in many countries, hospitals are operated by the government, and doctors and other hospital employees are considered foreign officials. Certain payments to hospitals and healthcare providers in connection with clinical trials and other work have been deemed to be improper payments to government officials and have led to FCPA enforcement actions. Various laws, regulations and executive orders also restrict the use and dissemination outside of the U.S., or the sharing with certain non-U.S. nationals, of information products classified for national security purposes, as well as certain products, technology and technical data relating to those products. If we expand our presence outside of the U.S., it will require us to dedicate additional resources to comply with these laws, and these laws may preclude us from developing, manufacturing, or selling certain products and product candidates outside of the U.S., which could limit our growth potential and increase our development costs.

The failure to comply with laws governing international business practices may result in substantial civil and criminal penalties and suspension or debarment from government contracting.

We may incur substantial costs in our efforts to comply with evolving global data protection laws and regulations, and any failure or perceived failure by us to comply with such laws and regulations may harm our business and operations.

The global data protection landscape is rapidly evolving, and we may be or become subject to or affected by numerous federal, state and foreign laws and regulations, as well as regulatory guidance, governing the collection, use, disclosure, transfer, security and processing of personal data, such as information that we collect about participants and healthcare providers in connection with clinical trials. Implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future, which may create uncertainty in our business, affect our or our service providers’ ability to operate in certain jurisdictions or to collect, store, transfer use and share personal data, result in liability or impose additional compliance or other costs on us. Any failure or perceived failure by us to comply with federal, state, or foreign laws or self-regulatory standards could result in negative publicity, diversion of management time and effort and proceedings against us by governmental entities or others.

In addition to our operations in the U.S. and our ongoing Phase 1b trial of LTI-03 in IPF patients in the UK, E.U. and Australia, which may be subject to healthcare and other laws relating to the privacy and security of health information and other personal information, we may seek to conduct clinical trials in the EEA and may become subject to additional European data protection laws, regulations and guidelines. The General Data Protection Regulation, (EU) 2016/679, or GDPR, became effective on May 25, 2018, and deals with the collection, use, storage, disclosure, transfer, or other processing of personal data, including personal health data, regarding individuals in the EEA. The GDPR imposes a broad range of strict requirements on companies subject to the GDPR, including requirements relating to having legal bases for processing personal information relating to identifiable individuals and transferring such information outside the EEA, including to the U.S., providing details to those individuals regarding the processing of their personal health and other sensitive data, obtaining consent to certain processing activities from the individuals to whom the personal data relates, keeping personal data secure, having data processing agreements with third parties who process personal data, responding to individuals’ requests to exercise their rights in respect of their personal data, reporting security breaches involving personal data to the competent national data protection authority and affected individuals, appointing data protection officers, conducting data protection impact assessments, and record-keeping. The GDPR provides for substantial penalties to which we could be subject in the event of any non-compliance, including fines of up to 10,000,000 Euros or up to two percent of our total worldwide annual revenues, whichever is greater, for certain comparatively minor offenses, or up to 20,000,000 Euros or up to four percent of our total worldwide annual revenues, whichever is greater, for more serious offenses. The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations of the GDPR. In addition, the GDPR includes restrictions on cross-border data transfers, and recent court decisions and regulatory guidance have substantially increased the compliance burden and legal uncertainty associated with transferring the personal data of EEA individuals to third countries outside of the EEA whose data protection laws are not believed to be adequate by European standards (although the recent EU-US Data Privacy Framework offers a new route for data transfers from the EU to be made lawfully to the US).

Further, the GDPR provides for opening clauses in certain areas, which enable the legislators of member states of the EU to implement additional requirements to the GDPR in national law, whereby national laws may partially deviate from the GDPR and impose different obligations from country to country, so that we do not expect to operate in a uniform legal landscape in the EEA.

Also, as it relates to processing and transfer of genetic, biometric and health data, the GDPR specifically allows national laws to impose additional and more specific requirements or restrictions, and European laws have historically differed quite substantially in this field, leading to additional uncertainty. The UK’s decision to leave the EU (and it is important to note that the EEA does not include the UK), often referred to as Brexit, has created uncertainty with regard to data protection regulation in the UK and to what extent UK law will diverge from the GDPR in the future. At this point in time, the UK Government has incorporated the GDPR into UK law, known as the ‘UK GDPR”, but has also published proposals recently to reform UK data protection law which are going through the UK Parliament and likely to become law in 2024. In the context of international data transfers, European Commission has issued adequacy decisions which have the effect of authorizing data transfers from the EEA to the UK The UK Government and the Information Commissioner’s Office have also published proposals recently to indicate how data transfers between the UK and the rest of the world will be regulated now that the UK has left the EU. For instance, the UK Government proposes recognizing more countries as adequate for data transfers as part of reducing barriers to data flows—this would include countries not yet authorized by the European Commission. The UK Government has also approved the UK Extension to the EU-US Data Privacy Framework for data transfers from the UK to the US.

The GDPR increases our responsibility and liability in relation to personal data that we process where such processing is subject to the GDPR, and we may be required to put in place additional mechanisms and safeguards to ensure compliance with the GDPR, including as implemented by individual countries. Compliance with the GDPR is a rigorous and time-intensive process that may increase our cost of doing business or require us to change our business practices, and despite those efforts, there is a risk that we may be subject to fines and penalties, litigation, and reputational harm in connection with our European activities. We face uncertainty as to whether our efforts to comply with our obligations under European data protection laws are sufficient, and personal data transfers from the EEA to the U.S. (which include accessing in the U.S. personal data from EEA individuals, even if the data actually remains stored in the EEA) may face particular scrutiny. If we are investigated by a European data protection authority, we may face fines and other penalties. Any such investigation or charges by European data protection authorities could have a negative effect on our existing business and on our ability to attract and retain new clients or biopharmaceutical partners. We may also experience hesitancy, reluctance, or refusal by European or multi-national clients or biopharmaceutical partners to continue to use our products and solutions due to the potential risk exposure as a result of the current (and, in particular, future) data protection obligations imposed on them by certain data protection authorities in interpretation of current law, including the GDPR. Such clients or biopharmaceutical partners may also view any alternative approaches to compliance as being too costly, too burdensome, too legally uncertain, or otherwise objectionable and therefore decide not to do business with us. Any of the forgoing could materially harm our business, prospects, financial condition and results of operations.

We are subject to certain U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions and other trade laws and regulations. We can face serious consequences for violations.

Among other matters, U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions and other trade laws and regulations, which are collectively referred to as Trade Laws, prohibit companies and their employees, agents, clinical research organizations, legal counsel, accountants, consultants, contractors, and other partners from authorizing, promising, offering, providing, soliciting, or receiving directly or indirectly, corrupt or improper payments or anything else of value to or from recipients in the public or private sector. Violations of Trade Laws can result in substantial criminal fines and civil penalties, imprisonment, the loss of trade privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities and other organizations. We also expect our non-U.S. activities to increase in time. We plan to engage third parties for clinical trials and/or to obtain necessary permits, licenses, patent registrations, and other regulatory approvals and we can be held liable for the corrupt or other illegal activities of our personnel, agents or partners, even if we do not explicitly authorize or have prior knowledge of such activities.

Inadequate funding for the FDA, the SEC and other government agencies, including from government shut downs, or other disruptions to these agencies’ operations, could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory and policy changes. Average review times at the agency have fluctuated in recent years as a result. Disruptions at the FDA and other agencies may also slow the time necessary for new product candidates to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. In addition, government funding of the SEC and other government agencies on which our operations may rely, including those that fund research and development activities, is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new product candidates to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years the U.S. government has shut down several times and certain regulatory agencies, such as the FDA and the SEC, have had to furlough critical FDA, SEC and other government employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business. Further, future government shutdowns could impact our ability to access the public markets and obtain necessary capital in order to properly capitalize and continue our operations.

The same is true of disruptions related to public health emergencies that have occurred or that may occur in the future. For example, during the COVID-19 pandemic, a number of companies announced receipt of complete response letters due to the FDA’s inability to complete required inspections for their applications. The FDA has now indicated that it can and will conduct timely reviews of applications for medical products in line with its user fee performance goals, including conducting mission critical domestic and foreign inspections to ensure compliance of manufacturing facilities with FDA quality standards. However, in the event of a resurgence of the COVID-19 pandemic or another similar public health emergency in the future, the FDA may not be able to continue its current pace and review timelines could be extended. Regulatory authorities outside the U.S. facing similar circumstances may adopt similar restrictions or other policy measures in response to future emergencies and may also experience delays in their regulatory activities.

The application of newly developed artificial intelligence and other technologies which are widely anticipated to reduce the development time to bring new products to market may materially increase the volume of applications for product approval to the FDA compared to historical application levels. If this increased application volume materializes and additional staff and resources are not allocated to the FDA, the FDA may not be able to continue its current pace of application reviews and review timelines could be extended. Regulatory authorities outside the U.S. facing similar increases in application volume may also experience delays in their regulatory activities.

Accordingly, if a prolonged government shutdown or other disruption occurs, or the volume of application to the FDA for new product candidates increases materially, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business. Future shutdowns or other disruptions could also affect other government agencies such as the SEC, which may also impact our business by delaying review of our public filings, to the extent such review is necessary, and our ability to access the public markets.

Risks Related to Our Dependence on Third Parties

We rely on third parties to conduct certain aspects of our clinical trials and preclinical studies. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or comply with regulatory requirements, we may not be able to obtain regulatory approval of or commercialize any potential product candidates.

We depend upon third parties to conduct certain aspects of our clinical trials and preclinical studies, under agreements with universities, medical institutions, CROs, strategic collaborators and others. We expect to have to negotiate budgets and contracts with such third parties, which may result in delays to our development timelines and increased costs.

We will rely especially heavily on third parties over the course of our clinical trials, and, as a result, will have limited control over the clinical investigators and limited visibility into their day-to-day activities, including with respect to their compliance with the approved clinical protocol. Nevertheless, we are responsible for ensuring that each of our trials is conducted in accordance with the applicable protocol, legal and regulatory requirements and scientific standards and our reliance on third parties does not relieve us of our regulatory responsibilities. We and these third parties are required to comply with GCP or other requirements, which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities for product candidates in clinical development. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, clinical investigators and trial sites. If we or any of these third parties fail to comply with applicable GCP requirements, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to suspend or terminate these trials or perform additional clinical trials or preclinical studies before approving our marketing applications. We cannot be certain that, upon inspection, such regulatory authorities will determine that any of our clinical trials comply with the GCP requirements.

Our failure or any failure by these third parties to comply with these regulations or to recruit a sufficient number of patients may require us to repeat clinical trials, which would delay the regulatory approval process. Moreover, our business may be implicated if any of these third parties violates federal or state fraud and abuse or false claims laws and regulations or healthcare privacy and security laws.

Any third parties conducting aspects of our clinical trials or preclinical studies will not be our employees and, except for remedies that may be available to us under our agreements with such third parties, we cannot control whether or not they devote sufficient time and resources to our clinical programs and preclinical studies. These third parties may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials or other product development activities, which could affect their performance on our behalf. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the preclinical or clinical data they obtain is compromised due to the failure to adhere to our protocols or regulatory requirements or for other reasons or if due to federal or state orders they are unable to meet their contractual and regulatory obligations, our development timelines, including clinical development timelines, may be extended, delayed or terminated and we may not be able to complete development of, obtain regulatory approval of or successfully commercialize our product candidates. As a result, our financial results and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenue could be delayed.

If any of our relationships with these third-party CROs or others terminate, we may not be able to enter into arrangements with alternative CROs or other third parties or to do so on commercially reasonable terms. Switching or adding additional CROs might require prior regulatory approvals or notifications and involves additional cost. Furthermore, it requires management time and focus. In addition, there is a natural transition period when a new CRO begins work. As a result, delays may occur, which can materially impact our ability to meet our desired development timelines. Though we carefully manage our relationships with our CROs, there can be no assurance that we will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

Because we rely on third-party manufacturing and supply vendors, our supply of research and development, preclinical and clinical development materials may become limited or interrupted or may not be of satisfactory quantity or quality.

We rely on third-party contract manufacturers to manufacture our product candidates for clinical trials and preclinical studies. We do not own manufacturing facilities for producing any clinical trial product supplies. There can be no assurance that our preclinical and clinical development product supplies will not be limited, interrupted, or of satisfactory quality or continue to be available at acceptable prices.

The manufacturing process for a product candidate is subject to FDA and foreign regulatory authority review. Suppliers and manufacturers must meet applicable manufacturing requirements and undergo rigorous facility and process validation tests required by regulatory authorities in order to comply with regulatory standards, such as cGMPs. In the event that any of our manufacturers fail to comply with such requirements or to perform its obligations to us in relation to quality, timing or otherwise, or if our supply of components or other materials becomes limited or interrupted for other reasons, we may be forced to manufacture the materials ourselves, for which we currently do not have the capabilities or resources, or enter into an agreement with another third-party, which we may not be able to do on reasonable terms, if at all, or on a delayed basis. In some cases, the technical skills or technology required to manufacture our product candidates may be unique or proprietary to the original manufacturer and we may have difficulty transferring such skills or technology to another third-party and a feasible alternative may not exist. These factors would increase our reliance on such manufacturer or may require us to obtain a license from such manufacturer in order to have another third-party manufacture our product candidates. If we are required to change manufacturers for any reason, we will be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. The delays associated with the verification of a new manufacturer could negatively affect our ability to develop product candidates in a timely manner or within budget. In addition, the new manufacturer must comply with the aforementioned quality-related regulatory requirements.

We expect to continue to rely on third-party manufacturers if we receive regulatory approval for LTI-03, LTI-01 or any other product candidate. To the extent that we have existing, or enter into future, manufacturing arrangements with third parties, we will depend on these third parties to perform their obligations in a timely manner consistent with contractual and regulatory requirements, including those related to quality control and assurance. If we are unable to obtain or maintain third-party manufacturing for product candidates, or to do so on commercially reasonable terms, we may not be able to develop and commercialize our product candidates successfully. Our or a third-party’s failure to execute on our manufacturing requirements and comply with cGMP or other requirements could adversely affect our business in a number of ways, including, but not limited to:

•	an inability to initiate or continue clinical trials of product candidates under development;

•	imposition of a clinical hold;

•	initiation of an Import Alert or Automatic Detection;

•	delay in submitting regulatory applications, or receiving regulatory approvals, for product candidates;

•	loss of the cooperation of an existing or future collaborator;

•	subjecting third-party manufacturing facilities or our manufacturing facilities to additional inspections by regulatory authorities;

•	requirements to cease distribution or to recall batches of our product candidates;

•	increase manufacturing costs for delays and/or finding replacement manufacturers; and

•	in the event of approval to market and commercialize a product candidate, an inability to meet commercial demands for our products.

In addition, we contract with fill and finishing providers with the appropriate expertise, facilities and scale to meet our needs. Failure to maintain cGMP and other regulatory compliance can result in a contractor receiving sanctions by the FDA or another foreign regulatory agency, which can impact our ability to operate or lead to delays in any clinical development programs. We believe that our current fill and finish contractors are operating in accordance with cGMP and other regulatory requirements, but we can give no assurance that the FDA or other regulatory agencies will not conclude that a lack of compliance exists. In addition, any delay in contracting for fill and finish services, or failure of the contract manufacturer to perform the services as needed, may delay any clinical trials, registration and launches, which could negatively affect our business.

The manufacture of our clinical and, if approved, commercial drug supply of LTI-01 involves a highly complex manufacturing process that is subject to a number of risks.

The manufacturing process for the development of clinical, and if approved, commercial supply for LTI-01 involves a complex, multi-step process involving mammalian-based cell expression of the proenzyme and harvest, viral inactivation, purification and filtration of LTI-01 drug substance which is then lyophilized into drug product. Manufacturing any biological drug, such as LTI-01, is highly complex and is subject to a number of risks, and failure can occur at any stage in the production process. If our manufacturing partners fail to achieve and maintain high quality controls, processing and manufacturing standards, including avoidance of manufacturing errors, defects or product failures, we could experience recalls or withdrawals of our products, delays in delivery, cost overruns or other problems that would adversely affect our business. If our manufacturing partners are unable to manufacture our products on a timely basis, at acceptable quality and costs, and in sufficient quantities, or if we experience unanticipated technological problems or delays in production, our business would be adversely affected.

We depend on sole-source third-party suppliers for materials that are necessary for the conduct of preclinical studies and manufacture of our product candidates for clinical trials, and the loss of these third-party suppliers and manufacturers or their inability to supply us with sufficient quantities of adequate materials, or to do so at acceptable quality levels and on a timely basis, could harm our business.

Manufacturing our product candidates requires many specialty materials and equipment, some of which are manufactured or supplied by small companies with limited resources and experience to support commercial biologics production. We currently depend on a limited number of vendors for certain materials and equipment used in the manufacture of our product candidates. For example, we are reliant on one manufacturer as the sole drug substance manufacturer of LTI-01. If this sole supplier is unable to supply to us in the quantities we require, or at all, or otherwise defaults on its supply obligations to us, we may not be able to obtain alternative supplies from other suppliers on acceptable terms, in a timely manner, or at all. We also do not have long-term supply agreements with any of our suppliers. Our current contracts with certain suppliers may be canceled or not extended by such suppliers and, therefore, do not afford us with protection against a reduction or interruption in supplies. Moreover, in the event any of these suppliers breach their contracts with us, our legal remedies associated with such a breach may be insufficient to compensate us for any damages we may suffer.

In addition, we developed the cell line and manufacturing process for drug substance manufacture in collaboration with our sole manufacturer. The loss of this contract development and manufacturing company, or CDMO, or its failure to supply us with material to support our clinical development program on a timely basis could impair our ability to develop our product candidates or otherwise delay the development process, which could adversely affect our business, financial condition and results of operations. Some of our CDMO’s raw material suppliers may not have the capacity to support clinical trials and commercial products manufactured under cGMP or other regulatory requirements by biopharmaceutical firms or may otherwise be ill-equipped to support our needs. We also do not have supply contracts with many of these suppliers directly, and we or our CDMOs may not be able to obtain supply contracts with them on acceptable terms or at all. Accordingly, we or our CDMOs may experience delays in receiving key raw materials and equipment to support clinical or commercial manufacturing.

For some of these specialty materials, we and our CDMOs rely on and may in the future rely on sole-source vendors or a limited number of vendors. The supply of specialty materials and equipment that are necessary to produce our product candidates could be reduced or interrupted at any time. In such case, identifying and engaging an alternative supplier or manufacturer could result in delay, and we may not be able to find other acceptable suppliers or manufacturers on acceptable terms, or at all. Switching suppliers or manufacturers may involve substantial costs and is likely to result in a delay in our desired clinical and commercial timelines. If we change suppliers or manufacturers for clinical or commercial production, applicable regulatory agencies may inspect the new vendor or require us to conduct additional studies or trials. If key suppliers or manufacturers are lost, or if the supply of the materials is diminished or discontinued, we may not be able to develop, manufacture and market our product candidates in a timely and competitive manner, or at all. An inability to continue to source product from any of these suppliers, which could be due to a number of issues, including regulatory actions or requirements affecting the supplier, adverse financial or other strategic developments experienced by a supplier, labor disputes or shortages, unexpected demands or quality issues, could adversely affect our ability to satisfy demand for our product candidates, which could adversely and materially affect our product sales and operating results or our ability to conduct preclinical and clinical trials, either of which could significantly harm our business.

Our existing collaborations and future collaborations are and will be important to our business. If we are unable to enter into new collaborations, or if these collaborations are not successful, our business could be adversely affected.

A part of our strategy is to selectively establish partnerships in indications and geographies where we believe partners can add significant commercial and/or development capabilities. Further, we have limited capabilities for product development and do not yet have any capability for commercialization. Accordingly, we have and may in the future enter into collaborations with other companies to provide us with important technologies and funding for our programs and technology.

Our existing collaborations and any future collaborations we enter into may pose a number of risks, including the following:

•	collaborators have significant discretion in determining the efforts and resources that they will apply;

•	collaborators may not perform their obligations as expected;

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collaborators may not pursue development and commercialization of any product candidates that achieve regulatory approval or may elect not to continue or renew development or commercialization programs or license arrangements based on clinical trial results, changes in the collaborators’ strategic focus or available funding, or external factors, such as a strategic transaction that may divert resources or create competing priorities;

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collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

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collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our products and product candidates if the collaborators believe that the competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;

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product candidates discovered in collaboration with us may be viewed by our collaborators as competitive with their own product candidates or products, which may cause collaborators to cease to devote resources to the commercialization of our product candidates;

•	collaborators may fail to comply with applicable regulatory requirements regarding the development, manufacture, distribution or marketing of a product candidate or product;

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collaborators with marketing and distribution rights to one or more of our product candidates that achieve regulatory approval may not commit sufficient resources to the marketing and distribution of such product or products;

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collaborators may not provide us with timely and accurate information regarding development progress and activity under any future license agreement, which could adversely impact our ability to report progress to our investors and otherwise plan development of our product candidates;

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disagreements with collaborators, including disagreements over proprietary rights, contract interpretation or the preferred course of development, might cause delays or terminations of the research, development or commercialization of product candidates, might lead to additional responsibilities for us with respect to product candidates, or might result in litigation or arbitration, any of which would be time-consuming and expensive;

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collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential litigation;

•	collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability;

•	if a collaborator of ours is involved in a business combination, the collaborator might deemphasize or terminate the development or commercialization of any product candidate licensed to it by us; and

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collaborations may be terminated by the collaborator, and, if terminated, we could be required to raise additional capital to pursue further development or commercialization of the applicable product candidates.

If our existing collaborations and any future collaborations we enter into do not result in the successful research, development and commercialization of product candidates or if one of our collaborators terminates its agreement with us, we may not receive any future research funding or milestone or royalty payments under such collaboration. All of the risks relating to product development, regulatory approval and commercialization also apply to the activities of any therapeutic collaborators.

Additionally, if one of our existing or future collaborators terminates its agreement with us, we may find it more difficult to attract new collaborators and our perception in the business and financial communities could be adversely affected.

We face significant competition in seeking appropriate collaborators for our product candidates, and the negotiation process is time-consuming and complex. In order for us to successfully establish a collaboration for one or more of our product candidates, potential collaborators must view these product candidates as economically valuable in markets they determine to be attractive in light of the terms that we are seeking and other available products for licensing by other companies. Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large biopharmaceutical companies that have resulted in a reduced number of potential future collaborators. Our ability to reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. If we are unable to reach agreements with suitable collaborators on a timely basis, on acceptable terms, or at all, we may have to curtail the development of a product candidate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional expertise and additional capital, which may not be available to us on acceptable terms, or at all. If we fail to enter into future collaborations or do not have sufficient funds or expertise to undertake the necessary development and commercialization activities, we may not be able to further develop our product candidates, bring them to market and generate revenue from sales of drugs or continue to develop our technology, and our business may be materially and adversely affected. Even if we are successful in our efforts to establish new strategic collaborations, the terms that we agree upon may not be favorable to us, and we may not be able to maintain such strategic collaborations if, for example, development or approval of a product candidate is delayed or sales of an approved product are disappointing. Any delay in entering into new strategic collaboration agreements related to our product candidates could delay the development and commercialization of our product candidates and reduce their competitiveness even if they reach the market.

We have entered into a collaboration agreement with Taiho for the development of LTI-01 and may in the future seek to enter into collaborations with third parties for the development and commercialization of other product candidates. If we fail to enter into such collaborations, or our collaborations are not successful, we may be unable to continue development of such product candidates, we would not receive any contemplated milestone payments or royalties, and we could fail to capitalize on the market potential of such product candidates.

In November 2020, Lung entered into a license and collaboration agreement with Taiho for the development and commercialization of our clinical product candidate, LTI-01. In the first quarter of 2021, we received an up-front license payment of $5.0 million for the exclusive license to develop and commercialize LTI-01 in Japan.

Pursuant to the Taiho Agreement, we are eligible to receive a milestone payment, transfer supply payments for manufacture of clinical and commercial supplies of LTI-01 and royalties on annual nets sales of LTI-01. If we are unable to successfully advance the development of our product candidates or achieve milestones, including pursuant to the Taiho Agreement, we will not receive any revenue and cash resources from milestone and royalty payments under our collaboration agreements.

In addition, to the extent that any of our existing or future collaborators were to terminate a collaboration agreement, we may be forced to independently develop these product candidates, including funding preclinical or clinical trials, assuming marketing and distribution costs and defending intellectual property rights, or, in certain instances, abandon product candidates altogether, any of which could result in a change to our business plan and a material and adverse effect on our business, financial condition, results of operations and prospects.

If we decide to seek to establish collaborations, but are not able to establish those collaborations, we may have to alter our development and commercialization plans.

Our development of our product candidates and the potential commercialization of our product candidates will require substantial additional cash to fund expenses. We may seek to selectively form collaborations to expand our capabilities, potentially accelerate research and development activities and provide for commercialization activities by third parties.

We would face significant competition in seeking appropriate collaborators. Whether we reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA or comparable foreign regulatory authorities, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing drugs, the existence of uncertainty with respect to our ownership of intellectual property, which can exist if there is a challenge to such ownership without regard to the merits of the challenge, and industry and market conditions generally. The potential collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for our product candidate.

We may also be restricted under then-existing collaboration agreements from entering into future agreements on certain terms with potential collaborators.

Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators.

We may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all, if and when we seek to enter into collaborations. If we are unable to do so, we may have to curtail the development of a product candidate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms, or at all. If we do not have sufficient funds, we may not be able to further develop our product candidates or bring them to market and generate revenue from sales of drugs.

Risks Related to Our Intellectual Property

Our success depends in part on our ability to protect our intellectual property. It is difficult and costly to protect our proprietary rights and technology, and we may not be able to ensure their protection.

Our business will depend in large part on obtaining and maintaining patent, trademark and trade secret protection of our proprietary technologies and our product candidates, their respective components, synthetic intermediates, formulations, combination therapies, methods used to manufacture them and methods of treatment, as well as successfully defending these patents against third-party challenges. Our ability to stop unauthorized third parties from making, using, selling, offering to sell or importing our product candidates is dependent upon the extent to which we have rights under valid and enforceable patents that cover these activities and whether a court would issue an injunctive remedy. If we are unable to secure and maintain patent protection for any product or technology we develop, or if the scope of the patent protection secured is not sufficiently broad, our competitors could develop and commercialize products and technology similar or identical to ours, and our ability to commercialize any product candidates we may develop may be adversely affected.

The patenting process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. In addition, we may not pursue, obtain, or maintain patent protection in all relevant markets. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. Moreover, in some circumstances, we may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, covering technology that we license from or license to third parties and are reliant on our licensors or licensees.

The strength of patents in the biotechnology and biopharmaceutical field involves complex legal and scientific questions and can be uncertain. The patent applications that we own or in-license may fail to result in issued patents with claims that cover our product candidates or uses thereof in the U.S. or in other foreign countries. Even if the patents do successfully issue, third parties may challenge the validity, enforceability or scope thereof, which may result in such patents being narrowed, invalidated or held unenforceable. Furthermore, even if they are unchallenged, our patents and patent applications may not adequately protect our technology, including our product candidates, or prevent others from designing around our claims. If the breadth or strength of protection provided by the patent applications we hold with respect to our product candidates is threatened, it could dissuade companies from collaborating with us to develop, and threaten our ability to commercialize, our product candidates. Further, if we encounter delays in our clinical trials, the period of time during which we could market our product candidates under patent protection would be reduced.

We cannot be certain that we were the first to file any patent application related to our technology, including our product candidates, and, if we were not, we may be precluded from obtaining patent protection for our technology, including our product candidates.

We cannot be certain that we are the first to invent the inventions covered by pending patent applications and, if we are not, we may be subject to priority disputes. Furthermore, for U.S. applications in which all claims are entitled to a priority date before March 16, 2013, an interference proceeding can be provoked by a third-party or instituted by the U.S. Patent and Trademark Office, or USPTO, to determine who was the first to invent any of the subject matter covered by the patent claims of our applications. Similarly, for U.S. applications in which at least one claim is not entitled to a priority date before March 16, 2013, derivation proceedings can be instituted to determine whether the subject matter of a patent claim was derived from a prior inventor’s disclosure.

We may be required to disclaim part or all of the term of certain patents or all of the term of certain patent applications. There may be prior art of which we are not aware that may affect the validity or enforceability of a patent or patent application claim. There also may be prior art of which we are aware, but which we do not believe affects the validity or enforceability of a claim, which may, nonetheless, ultimately be found to affect the validity or enforceability of a claim. No assurance can be given that if challenged, our patents would be declared by a court to be valid or enforceable or that even if found valid and enforceable, would adequately protect our product candidates, or would be found by a court to be infringed by a competitor’s technology or product. We may analyze patents or patent applications of our competitors that we believe are relevant to our activities and consider that we are free to operate in relation to our product candidates, but our competitors may achieve issued claims, including in patents we consider to be unrelated, which block our efforts or may potentially result in our product candidates or our activities infringing such claims. The possibility exists that others will develop products which have the same effect as our products on an independent basis which do not infringe our patents or other intellectual property rights or will design around the claims of patents that may issue that cover our products.

Recent or future patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. Under the enacted Leahy-Smith America Invents Act, or America Invents Act, enacted in 2013, the U.S. moved from a “first to invent” to a “first-to-file” system. Under a “first-to-file” system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to a patent on the invention regardless of whether another inventor had made the invention earlier. The America Invents Act includes a number of other significant changes to U.S. patent law, including provisions that affect the way patent applications are prosecuted, redefine prior art and establish a new post-grant review system. The effects of these changes are currently unclear as the USPTO only recently developed new regulations and procedures in connection with the America Invents Act and many of the substantive changes to patent law, including the “first-to-file” provisions, only became effective in March 2013. In addition, the courts have yet to address many of these provisions and the applicability of the act and new regulations on specific patents discussed herein have not been determined and would need to be reviewed. However, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

•	others may be able to make or use compounds that are similar to the compositions of our product candidates but that are not covered by the claims of our patents or those of our licensors;

•

we or our licensors, as the case may be, may fail to meet our obligations to the U.S. government in regard to any in-licensed patents and patent applications funded by U.S. government grants, leading to the loss of patent rights;

•	we or our licensors, as the case may be, might not have been the first to file patent applications for these inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies;

•	it is possible that our pending patent applications will not result in issued patents;

•	it is possible that there are prior public disclosures that could invalidate our or our licensors’ patents, as the case may be, or parts of our or their patents;

•	it is possible that others may circumvent our owned or in-licensed patents;

•	it is possible that there are unpublished applications or patent applications maintained in secrecy that may later issue with claims covering our products or technology similar to ours;

•	the laws of foreign countries may not protect our or our licensors’, as the case may be, proprietary rights to the same extent as the laws of the U.S.;

•	the claims of our owned or in-licensed issued patents or patent applications, if and when issued, may not cover our product candidates;

•

our owned or in-licensed issued patents may not provide us with any competitive advantages, may be narrowed in scope, or be held invalid or unenforceable as a result of legal challenges by third parties;

•

the inventors of our owned or in-licensed patents or patent applications may become involved with competitors, develop products or processes which design around our patents, or become hostile to us or the patents or patent applications on which they are named as inventors;

•

it is possible that our owned or in-licensed patents or patent applications omit individual(s) that should be listed as inventor(s) or include individual(s) that should not be listed as inventor(s), which may cause these patents or patents issuing from these patent applications to be held invalid or unenforceable;

•

we have engaged in scientific collaborations in the past and will continue to do so in the future. Such collaborators may develop adjacent or competing products to ours that are outside the scope of our patents;

•	we may not develop additional proprietary technologies for which we can obtain patent protection;

•	it is possible that product candidates or diagnostic tests we develop may be covered by third parties’ patents or other exclusive rights; or

•	the patents of others may have an adverse effect on our business.

We are currently party to license or other collaboration agreements that impose certain obligations on us, and we may enter into additional license or collaboration agreements in the future. If we fail to comply with our obligations under such present or future agreements with third parties, we could lose license rights that may be important to our business.

In connection with our efforts to expand our pipeline of product candidates, we may enter into certain licenses or other collaboration agreements in the future pertaining to the in-license of rights to additional candidates. Such agreements may impose various diligence, milestone payment, royalty, insurance or other obligations on us. If we fail to comply with these obligations, our licensor or collaboration partners may have the right to terminate the relevant agreement, in which event we would not be able to develop or market the products covered by such licensed intellectual property. Our existing licensing agreements with UTHSCT, the University of Texas at Austin, the Medical University of South Carolina, and Vivarta Therapeutics, LLC, or Vivarta, contain diligence obligations to maintain each license agreement.

Moreover, disputes may arise regarding intellectual property subject to a licensing agreement, including, but not limited to:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	the extent to which our product candidates, technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	the sublicensing of patent and other rights under our collaborative development relationships;

•	our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

•	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners; and

•	the priority of invention of patented technology.

In addition, the agreements under which we currently license intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations and prospects. Moreover, if disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates, which could have a material adverse effect on our business, financial conditions, results of operations and prospects.

In addition, we may have limited control over the maintenance and prosecution of these in-licensed patents and patent applications, or any other intellectual property that may be related to our in-licensed intellectual property. For example, our limited control over the prosecution of these in-licensed patents and patent applications, or any other intellectual property that may be related to our in-licensed intellectual property may allow the licensors to pursue additional patent applications with limited input from us. result in the licensor to pursue filing and prosecuting patent applications or obtaining patents without our knowledge or agreement. Such conduct by the licensor could have a material adverse effect on our business. We cannot also be certain that such activities by any future licensors have been or will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents and other intellectual property rights. We have limited control over the manner in which our licensors initiate an infringement proceeding against a third-party infringer of the intellectual property rights or defend certain of the intellectual property that is licensed to us. It is possible that the licensors’ infringement proceeding or defense activities may be less vigorous than had we conducted them ourselves.

We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe our patents or the patents of our current or future licensors. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming.

In addition, in an infringement proceeding, a court may decide that one or more of our patents is not valid or is unenforceable or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question or for other reasons. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated, held unenforceable, or interpreted narrowly and could put our patent applications at risk of not issuing. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business.

We may choose to challenge the patentability of claims in a third-party’s U.S. patent by requesting that the USPTO review the patent claims in an ex-parte re-examination, inter partes review or post-grant review proceedings. These proceedings are expensive and may consume our time or other resources. We may choose to challenge a third-party’s patent in patent opposition proceedings in the European Patent Office, or EPO, or other foreign patent office. The costs of these opposition proceedings could be substantial and may consume our time or other resources. If we fail to obtain a favorable result at the USPTO, EPO or other patent office then we may be exposed to litigation by a third-party alleging that the patent may be infringed by our product candidates or proprietary technologies.

In addition, because some patent applications in the U.S. may be maintained in secrecy until the patents are issued, patent applications in the U.S. and many foreign jurisdictions are typically not published until 18 months after filing, and publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our owned and in-licensed issued patents or our pending applications, or that we or, if applicable, a licensor were the first to invent the technology. Our competitors may have filed, and may in the future file, patent applications covering our products or technology similar to ours. Any such patent application may have priority over our owned and in-licensed patent applications or patents, which could require us to obtain rights to issued patents covering such technologies. If another party has filed a U.S. patent application on inventions similar to those owned by or in-licensed to us, we or, in the case of in-licensed technology, the licensor may have to participate in an interference or derivation proceeding declared by the USPTO to determine priority of invention in the U.S. If we or one of our licensors is a party to an interference or derivation proceeding involving a U.S. patent application on inventions owned by or in-licensed to us, we may incur substantial costs, divert management’s time, and expend other resources, even if we are successful.

Interference or derivation proceedings provoked by third parties or brought by us or declared by the USPTO may be necessary to determine the priority of inventions with respect to our patents or patent applications or those of our licensors. An unfavorable outcome could result in a loss of our current patent rights and could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms or at all, or if a non-exclusive license is offered and our competitors gain access to the same technology. Litigation or interference proceedings may result in a decision adverse to our interests and, even if we are successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent, alone or with our licensors, misappropriation of our trade secrets or confidential information, particularly in countries where the laws may not protect those rights as fully as in the U.S.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to patent protection, we rely heavily upon know-how and trade secret protection, as well as non-disclosure agreements and invention assignment agreements with our employees, consultants and third-parties, to protect our confidential and proprietary information, especially where we do not believe patent protection is appropriate or obtainable. In addition to contractual measures, we try to protect the confidential nature of our proprietary information using physical and technological security measures. Such measures may not, for example, in the case of misappropriation of a trade secret by an employee or third-party with authorized access, provide adequate protection for our proprietary information. Our security measures may not prevent an employee or consultant from misappropriating our trade secrets and providing them to a competitor, and recourse we take against such misconduct may not provide an adequate remedy to protect our interests fully. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, trade secrets may be independently developed by others in a manner that could prevent legal recourse by us. Because we expect to rely on third parties in the development and manufacture of our product candidates, we must, at times, share trade secrets with them. If any of our confidential or proprietary information, such as our trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, our competitive position could be harmed.

In addition, courts outside the U.S. are sometimes less willing to protect trade secrets. If we choose to go to court to stop a third-party from using any of our trade secrets, we may incur substantial costs. These lawsuits may consume our time and other resources even if we are successful. Although we take steps to protect our proprietary information and trade secrets, including through contractual means with our employees and consultants, third parties may independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets or disclose our technology.

Thus, we may not be able to meaningfully protect our trade secrets. It is our policy to require our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information concerning our business or financial affairs developed or made known to the individual or entity during the course of the party’s relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. In the case of employees, the agreements provide that all inventions conceived by the individual, and which are related to our current or planned business or research and development or made during normal working hours, on our premises or using our equipment or proprietary information, are our exclusive property. In addition, we take other appropriate precautions, such as physical and technological security measures, to guard against misappropriation of our proprietary technology by third parties.

Third-party claims of intellectual property infringement may prevent or delay our product discovery and development efforts.

Our commercial success depends in part on our ability to develop, manufacture, market and sell our product candidates and use our proprietary technologies without infringing the proprietary rights of third parties. There is a substantial amount of litigation involving patents and other intellectual property rights in the biotechnology and biopharmaceutical industries, as well as administrative proceedings for challenging patents, including interference, derivation, inter partes review, post grant review and reexamination proceedings before the USPTO or oppositions and other comparable proceedings in foreign jurisdictions. We may be exposed to, or threatened with, future litigation by third parties having patent or other intellectual property rights alleging that our product candidates and/or proprietary technologies infringe their intellectual property rights. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing our product candidates, and further applications in the fields could continue to be filed. For example, even if we were the first to file a patent application related to our technology, we cannot be certain that a third-party is or will be filing and prosecuting patent applications related to our technology or related to our field, which could have a material adverse effect on our business. As the biotechnology and biopharmaceutical industries expand and more patents are issued, the risk increases that our product candidates may give rise to claims of infringement of the patent rights of others. Moreover, it is not always clear to industry participants, including us, which patents cover various types of drugs, products or their methods of use or manufacture. Thus, because of the large number of patents issued and patent applications filed in our fields, there may be a risk that third parties may allege they have patent rights encompassing our product candidates, technologies or methods.

If a third-party claims that we infringe its intellectual property rights, we may face a number of issues, including, but not limited to:

•	infringement and other intellectual property claims which, regardless of merit, may be expensive and time-consuming to litigate and may divert our management’s attention from our core business;

•

substantial damages for infringement, which we may have to pay if a court decides that the product candidate or technology at issue infringes on or violates the third-party’s rights and if the court finds that the infringement was willful, we could be ordered to pay treble damages and the patent owner’s attorneys’ fees;

•

a court prohibiting us from developing, manufacturing, marketing or selling our product candidates, or from using our proprietary technologies, unless the third-party licenses its product rights to us, which it is not required to do;

•

if a license is available from a third-party, we may have to pay substantial royalties, upfront fees and other amounts, and/or grant cross-licenses to intellectual property rights for our products and any license that is available may be non-exclusive, which could result in our competitors gaining access to the same intellectual property; and

•	redesigning our product candidates or processes so they do not infringe, which may not be possible or may require substantial monetary expenditures and time.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations or could otherwise have a material adverse effect on our business, results of operations, financial condition and prospects. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or administrative proceedings, there is a risk that some of our confidential information could be compromised by disclosure.

We may not be able to protect our intellectual property rights with patents throughout the world.

Filing, prosecuting and defending patents on our product candidates throughout the world would be prohibitively expensive. Competitors may use our technology in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection but where enforcement is not as strong as in the U.S. These products may compete with our product candidates in jurisdictions where we do not have any issued patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing. Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals, which could make it difficult for us to stop the infringement of our patents or marketing of competing products against third parties in violation of our proprietary rights generally. The initiation of proceedings by third parties to challenge the scope or validity of our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent application process and following the issuance of a patent. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In certain circumstances, even inadvertent noncompliance events may permanently and irrevocably jeopardize patent rights. In such an event, our competitors might be able to enter the market, which would have a material adverse effect on our business.

Our collaborators may assert ownership or commercial rights to inventions they develop from research we support or that we develop from our use of samples or other materials, which they provide to us, or otherwise arising from the collaboration.

We collaborate with several institutions, universities, medical centers, physicians and researchers in scientific matters and expect to continue to enter into additional collaboration agreements. In certain cases, we do not have written agreements with these collaborators, or the written agreements we have do not cover intellectual property rights. If we cannot successfully negotiate sufficient ownership and commercial rights to any inventions that result from our use of a third-party collaborator’s materials, or if disputes arise with respect to the intellectual property developed with the use of a collaborator’s samples, or data developed in a collaborator’s study, we may be limited in our ability to capitalize on the market potential of these inventions or developments.

Third parties may assert that we are employing their proprietary technology without authorization.

There may be third-party patents of which we are currently unaware with claims to compositions of matter, materials, formulations, methods of manufacture or methods for treatment that encompass the composition, use or manufacture of our product candidates. There may be currently pending patent applications of which we are currently unaware which may later result in issued patents that our product candidates or their use or manufacture may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. If any third-party patent were held by a court of competent jurisdiction to cover our product candidates, intermediates used in the manufacture of our product candidates or our materials generally, aspects of our formulations or methods of use, the holders of any such patent may be able to block our ability to develop and commercialize the product candidate unless we obtained a license or until such patent expires or is finally determined to be held invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all. If we are unable to obtain a necessary license to a third-party patent on commercially reasonable terms, or at all, our ability to commercialize our product candidates may be impaired or delayed, which could in turn significantly harm our business. Even if we obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade parties making claims against us may seek and obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our infringing products, which may be impossible or require substantial time and monetary expenditure. We cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, we may need to obtain licenses from third parties to advance our research or allow commercialization of our product candidates. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize our product candidates, which could harm our business significantly.

Third parties may assert that our employees or consultants have wrongfully used or disclosed confidential information or misappropriated trade secrets.

As is common in the biotechnology and biopharmaceutical industries, we employ individuals who were previously employed at universities or other biotechnology or biopharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, and although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third parties. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and, if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. This type of litigation or proceeding could substantially increase our operating losses and reduce our resources available for development activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other intellectual property related proceedings could adversely affect our ability to compete in the marketplace.

Any current or future patents, if issued, covering our product candidates could be found invalid or unenforceable if challenged in court or the USPTO.

If we or one of our licensors initiate legal proceedings against a third-party to enforce a patent covering one of our product candidates, the defendant could counterclaim that the patent covering our product candidate, as applicable, is invalid and/or unenforceable. In patent litigation in the U.S., defendant counterclaims alleging invalidity and/or unenforceability are commonplace, and there are numerous grounds upon which a third-party can assert invalidity or unenforceability of a patent. Third parties may also raise similar claims before administrative bodies in the U.S. or abroad, even outside the context of litigation. Such mechanisms include re-examination, inter partes review, post grant review and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in revocation or amendment to our patents in such a way that they no longer cover our product candidates. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we, our patent counsel and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, or if we are otherwise unable to adequately protect our rights, we would lose at least part, and perhaps all, of the patent protection on our product candidates. Such a loss of patent protection could have a material adverse impact on our business and our ability to commercialize or license our technology and product candidates.

Changes in patent law in the U.S. and in foreign jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our products.

Changes in either the patent laws or interpretation of the patent laws in the U.S. could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Assuming that other requirements for patentability are met, prior to March 16, 2013, in the U.S., the first to invent the claimed invention was entitled to the patent, while outside the U.S., the first to file a patent application was entitled to the patent. On March 16, 2013, under America Invents Act, the U.S. transitioned to a first inventor to file system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. A third party that files a patent application in the USPTO on or after March 16, 2013, but before us could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by such third party. This will require us to be cognizant of the time from invention to filing of a patent application. Since patent applications in the U.S. and most other countries are confidential for a period of time after filing or until issuance, we cannot be certain that we or our licensors were the first to either (i) file any patent application related to our product candidates or (ii) invent any of the inventions claimed in our or our licensor’s patents or patent applications.

The America Invents Act also includes a number of significant changes that affect the way patent applications will be prosecuted and also may affect patent litigation. These include allowing third party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in U.S. federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. Therefore, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our owned or in-licensed patent applications and the enforcement or defense of our owned or in-licensed issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

In addition, the patent positions of companies in the development and commercialization of biopharmaceuticals are particularly uncertain. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. Depending on future actions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on our existing patent portfolio and our ability to protect and enforce our intellectual property in the future.

We have limited foreign intellectual property rights and may not be able to protect our intellectual property rights throughout the world.

We have limited intellectual property rights outside the U.S. Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the U.S. can be less extensive than those in the U.S. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the U.S. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the U.S., or from selling or importing products made using our inventions in and into the U.S. or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection but where enforcement is not as strong as that in the U.S. These products may compete with our products in jurisdictions where we do not have any issued patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of, and may require a compulsory license to, patents, trade secrets and other intellectual property protection, particularly those relating to biopharmaceutical products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products against third parties in violation of our proprietary rights generally. The initiation of proceedings by third parties to challenge the scope or validity of our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Patent terms may be inadequate to protect our competitive position on our product candidates for an adequate amount of time.

Patents have a limited lifespan. In the U.S., if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions such as patent term adjustments and/or extensions, may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our product candidates are obtained, once the patent life has expired, we may be open to competition from competitive products. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours. We have a license to one U.S. patent from the Board of Regents of the University of Texas System directed to methods of using intrapleural single chain urokinase plasminogen activator, or scuPA, polypeptide for decreasing the severity of pleural scarring, which is expected to expire in 2024 without patent term extension. We cannot assure that once the patent life has expired, we will not face competition from competitive products. Given the limited patent life, we will be relying on the 12 years of data exclusivity provided under the BPCIA, as well as the complexity of the manufacturing process of LTI-01. There can be no assurance that BPCIA product protection will be available if LTI-01 is approved, or the company will be able to maintain the confidentiality of its trade secrets and know-how in its manufacturing process.

If we do not obtain patent term extension and data exclusivity for any product candidates we may develop, our business may be materially harmed.

Depending upon the timing, duration and specifics of any FDA marketing approval of any product candidates we may develop, one or more of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Action of 1984 Hatch-Waxman Amendments, or the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent extension term of up to five years as compensation for patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent may be extended and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. However, we may not be granted an extension because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents, or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain patent term extension or the term of any such extension is less than we request, our competitors may obtain approval of competing products following our patent expiration, and our business, financial condition, results of operations, and prospects could be materially harmed.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Our trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names or may be forced to stop using these names, which we need for name recognition by potential partners or customers in our markets of interest. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively, and our business may be adversely affected.

Risks Related to Employee Matters and Managing Growth

We may encounter difficulties in managing our growth, which could adversely affect our operations.

As our clinical development and commercialization plans and strategies develop, we will need to expand our managerial, clinical, regulatory, sales, marketing, financial, development, manufacturing and legal capabilities or contract with third parties to provide these capabilities for us. As our operations expand, we expect that we will need to manage additional relationships with various strategic collaborators, suppliers and other third parties. Our future growth would impose significant added responsibilities on members of management, including, but not limited to:

•	identifying, recruiting, integrating, maintaining and motivating additional employees;

•

managing our development and commercialization efforts effectively, including the clinical and FDA review process for LTI-03, LTI-01 and any other product candidates, while complying with our contractual obligations to contractors and other third parties; and

•	improving our operational, financial and management controls, reporting systems and procedures.

Our ability to continue to develop and, if approved, commercialize our product candidates will depend, in part, on our ability to effectively manage any future growth. Our management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities.

We currently rely, and for the foreseeable future will continue to rely, in substantial part on certain independent organizations, advisors and consultants to provide certain services, including contract manufacturers and companies focused on research and development activities. There can be no assurance that the services of independent organizations, advisors and consultants will continue to be available to us on a timely basis when needed, or that we can find qualified replacements. In addition, if we are unable to effectively manage our outsourced activities or if the quality, accuracy or quantity of the services provided is compromised for any reason, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain, or may be substantially delayed in obtaining, regulatory approval of our product candidates or otherwise advance our business. There can be no assurance that we will be able to manage our existing consultants or find other competent outside contractors and consultants on economically reasonable terms, or at all.

If we are not able to effectively expand our organization by hiring new employees and expanding our groups of consultants and contractors, we may not be able to successfully implement the tasks necessary to further develop and commercialize LTI-03, LTI-01 or any other product candidates and, accordingly, may not achieve our research, development and commercialization goals.

We may acquire additional technology and complementary businesses in the future. Acquisitions involve many risks, any of which could materially harm our business, including the diversion of management’s attention from core business concerns, failure to effectively exploit acquired technologies, failure to successfully integrate the acquired business or realize expected synergies or the loss of key employees from either our business or the acquired businesses.

If we lose key management personnel or consultants, or if we fail to recruit additional highly skilled personnel, our ability to develop current product candidates or identify and develop new product candidates will be impaired, could result in loss of markets or market share and could make us less competitive.

Our ability to compete in the highly competitive biotechnology and biopharmaceutical industries depends upon our ability to attract and retain highly qualified managerial, scientific and medical personnel and consultants. We are highly dependent on our management, scientific and medical personnel and consultants. The loss of the services of any of our executive officers, other key employees, and other scientific and medical advisors and consultants, and our inability to find suitable replacements could result in delays in product development and harm our business. Competition for skilled personnel in our industry is intense and may limit our ability to hire and retain highly qualified personnel on acceptable terms or at all.

To induce valuable employees to remain at our company, in addition to salary and cash incentives, we have provided stock options that vest over time. The value to employees of stock options that vest over time may be significantly affected by movements in our stock price that are beyond our control and may at any time be insufficient to counteract more lucrative offers from other companies. Despite our efforts to retain valuable employees, members of our management, scientific and development teams may terminate their employment with us on short notice. Our key employees are at-will employees, which means that any of our key employees could leave our employment at any time, with or without notice. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level and senior scientific and medical personnel and consultants.

Our internal computer systems, or those of our vendors or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our product development programs.

Although we attempt to secure our systems and have a process to identify and mitigate threats, our internal computer systems and those of our current and any future vendors and other contractors or consultants are vulnerable to damage from computer viruses, ransomware attacks and other malicious behavior, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we have not experienced any such material system failure, accident, attack or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a disruption of our development programs and our business operations, whether due to a loss of our trade secrets or other proprietary information, inability to access critical systems and applications, or other similar disruptions. For example, the loss of clinical trial data from future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption, attack or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur costs of notification to individuals, regulators and other third parties, remediation costs, liability to our customers or third parties and/or regulatory fines and penalties, our competitive position could be harmed, and the further development and commercialization of our product candidates could be delayed.

We could be subject to risks caused by misappropriation, misuse, leakage, falsification or intentional or accidental release or loss of information maintained in the information systems and networks of our company and our vendors, including personal information of our employees and study subjects, and company and vendor confidential data. In addition, outside parties may attempt to penetrate our systems or those of our vendors or fraudulently induce our personnel or the personnel of our vendors to disclose sensitive information in order to gain access to our data and/or systems. We may experience threats to our data and systems, including malicious codes and viruses, phishing, ransomware and other cyberattack. The number and complexity of these threats continue to increase over time. If a material breach of, or accidental or intentional loss of data from, our information technology systems or those of our vendors occurs, the market perception of the effectiveness of our security measures could be harmed and our reputation and credibility could be damaged. We could be required to expend significant amounts of money and other resources to respond to an incident and repair or replace information systems or networks. In addition, we could be subject to regulatory actions and/or claims made by individuals and groups in private litigation involving privacy issues related to data collection and use practices and other data privacy laws and regulations, including claims for misuse or inappropriate disclosure of data, failure to use reasonable measures to safeguard data, violation of state laws protecting the confidentiality, privacy and integrity of personal information and health-related information, as well as unfair or deceptive practices. Although we develop and maintain systems and controls designed to prevent these events from occurring, and we have a process to identify and mitigate threats, the development and maintenance of these systems, controls and processes is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become increasingly sophisticated. Moreover, despite our efforts, the possibility of these events occurring cannot be eliminated entirely. As we outsource more of our information systems to vendors, engage in more electronic transactions with payors and patients, and rely more on cloud-based information systems, the related security risks will increase, and we will need to expend additional resources to protect our own technology and information systems and manage potential security risks associated with our vendors. In addition, there can be no assurance that our internal information technology systems or those of our third-party vendors, or our and our vendors’ efforts to implement adequate security and control measures, will be sufficient to protect us against breakdowns, service disruption, data deterioration or loss in the event of a system malfunction, or prevent data from being stolen or corrupted or the company being subject to attempted extortion in the event of a cyberattack or ransomware attack, security breach, industrial espionage attacks or insider threat attacks which could result in financial, legal, business or reputational harm.

We or the third parties upon whom we depend may be adversely affected by natural disasters and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster, including outbreak of disease or other natural disasters.

Any unplanned event, such as flood, fire, explosion, extreme weather condition, medical epidemics, power shortage, telecommunication failure or other natural or manmade accidents or incidents that result in us being unable to fully utilize our facilities, or the manufacturing facilities of our third-party contract manufacturers, may have a material and adverse effect on our ability to operate our business, particularly on a daily basis, and have significant negative consequences on our financial and operating conditions. Loss of access to these facilities may result in increased costs, delays in the development of our product candidates or interruption of our business operations. Natural disasters could further disrupt our operations and have a material and adverse effect on our business, financial condition, results of operations and prospects. If a natural disaster, power outage or other event occurred that prevented us from using all or a significant portion of our headquarters, that damaged critical infrastructure, such as our research facilities or the manufacturing facilities of our third-party contract manufacturers, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time.

Unfavorable global economic conditions could adversely affect our business, financial condition or results of operations.

Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. Portions of our future clinical trials may be conducted outside of the U.S. and unfavorable economic conditions resulting in the weakening of the U.S. dollar would make those clinical trials more costly to operate. Furthermore, the most recent global financial crisis caused extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn, including due to the impact of the COVID-19 pandemic, could result in a variety of risks to our business, including a reduced ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy or international trade disputes could also strain our suppliers, some of which are located outside of the U.S., possibly resulting in supply disruption. Any of the foregoing could harm our business and we cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business.

Risks Related to Our Common Stock

If we are unable to hold a meeting to obtain stockholder approval for the conversion of our Series X Preferred Stock, we may be in breach of the terms of the Financing. If we are unable to obtain stockholder approval for the conversion of our Series X Preferred Stock, the holders of our Series X Preferred Stock may require us to settle any conversion demand made thereafter in cash by delivering to the holder an amount of cash equal to the then-current fair value of the underlying common stock. If we are in breach of the terms of the Financing or the holders of our Series X Preferred Stock require us to settle any conversion demand, our business may be materially harmed.

Under the terms of the Lung Acquisition Agreement, we agreed to call and hold a meeting of our stockholders to obtain the requisite approval for the conversion of all outstanding shares of Series X Preferred Stock issued in the Lung Acquisition and the Financing into shares of our common stock, as required by the Nasdaq listing rules. Under the terms of the Financing, we are required to hold the meeting within 120 days after the closing date of the Lung Acquisition. If we are unable to hold the meeting within such time period, we could be in breach of the terms of the Financing. Additionally, if our stockholders do not approve the conversion of our Series X Preferred Stock within six months of the Lung Acquisition, then the holders of our Series X Preferred Stock may be entitled to require us to settle their shares of Series X Preferred Stock for cash at a price per share equal to the then-current fair value of the underlying common stock, as described in the Certificate of Designation. If we are forced to settle a significant amount of Series X Preferred Stock, it could materially affect our results of operations, including raising a substantial doubt about our ability to continue as a going concern.

If we fail to maintain compliance with the requirements for continued listing on the Nasdaq Capital Market, our common stock could be delisted from trading, which would adversely affect the liquidity of our common stock.

In the past we have received written notification from the Nasdaq Stock Market, or Nasdaq, informing us that we were not in compliance with certain continued listing requirements of the Nasdaq Capital Market. As previously disclosed, on December 16, 2021, we received a deficiency letter from the Listing Qualifications Department of Nasdaq notifying us that, for the last 30 consecutive business days, the bid price for our common stock had closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2), or the Bid Price Rule. On June 7, 2022, we received notification from Nasdaq notifying us that we were provided an additional 180 calendar day period or until December 5, 2022 to regain compliance with the Bid Price Rule.

We completed a 1-for-20 reverse stock split on our common stock on November 10, 2022. We regained compliance with the Bid Price Rule after the closing bid price of our common stock was above $1.00 per share for 10 consecutive business days from November 11, 2022 to November 25, 2022. On November 28, 2022, we received a letter from Nasdaq notifying us that we had regained compliance with the Bid Price Rule and have remained in compliance.

In addition, on January 4, 2024, we received written notice, or the Notice, from the Listing Qualifications Department of Nasdaq stating that we failed to hold our annual meeting of shareholders within twelve months after our fiscal year ended December 31, 2022, as required by Nasdaq Listing Rule 5620(a), or the Annual Meeting Listing Rule. The Notice does not result in the immediate delisting of our common stock from the Nasdaq Capital Market.

The Notice states that we have 45 calendar days, or until February 20, 2024, to submit a plan to regain compliance with the Annual Meeting Listing Rule. We are filing this proxy statement for the 2023 annual meeting with the SEC, and we intend to submit a plan (which will reflect calling and holding the 2023 annual meeting) to regain compliance with the Annual Meeting Listing Rule within the required time frame. While the plan is pending shares of our common stock will continue to trade on the Nasdaq Capital Market.

If Nasdaq accepts our plan, Nasdaq may grant us an extension of up to 180 calendar days from our fiscal year end, or until June 28, 2024, to regain compliance. The Notice further states that in determining whether to accept our plan, Nasdaq will consider such things as the likelihood that the annual meeting can be held within the 180-day period, our past compliance history, the reasons for the delayed meeting, other corporate events that may occur during the review period, our overall financial condition and our public disclosures. If Nasdaq does not accept our plan, we will have the opportunity to appeal the decision in front of a Nasdaq Hearing Panel.

Furthermore, in connection with the Lung Acquisition, we issued 19,903 shares of Series X Convertible Preferred Stock, which are convertible into an aggregate of 19,903,000 shares of our common stock. Nasdaq Listing Rule 5110(a) provides that a company must apply for initial listing in connection with a transaction whereby a company combines with a non-Nasdaq entity, resulting in a change of control of such company and potentially allowing the non-Nasdaq entity to effectively obtain Nasdaq listing. In determining whether a change of control has occurred, Nasdaq considers all relevant factors including, changes in management, board of directors, voting power, ownership and financing structure of the company. If Nasdaq does not agree with our determination that the Lung Acquisition and the issuance of shares of our common stock and Series X Preferred Stock pursuant to the Lung Acquisition Agreement did not result in a change of control, we will be in violation of Nasdaq Listing Rule 5110(a) and our common stock could be delisted from the Nasdaq Capital Market.

There can be no assurance that we will regain compliance with the Annual Meeting Rule or continue to maintain compliance with the other requirements for listing our common stock on Nasdaq. Any potential delisting of our common stock from the Nasdaq Capital Market would likely result in decreased liquidity and increased volatility for our common stock and would adversely affect our ability to raise additional capital or to enter into strategic transactions. Any potential delisting of our common stock from the Nasdaq Capital Market would also make it more difficult for our stockholders to sell our common stock in the public market.

An active trading market for our common stock may not be sustained.

Our shares of common stock began trading on The Nasdaq Global Market on June 29, 2017, and transferred to The Nasdaq Capital Market, effective December 30, 2019. Given the limited trading history of our common stock, there is a risk that an active trading market for our shares may not be sustained, which could put downward pressure on the market price of our common stock and thereby affect the ability of stockholders to sell their shares. An inactive trading market for our common stock may also impair our ability to raise capital to continue to fund our operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our stock, the price of our stock could decline.

The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about us or our business. If few analysts commence, or if analysts discontinue, coverage of us, the trading price of our stock would likely decrease. If one or more of the analysts covering our business downgrade their evaluations of our stock, the price of our stock could decline. If one or more of these analysts cease to cover our stock, we could lose visibility in the market for our stock, which in turn could cause our stock price to decline.

The price of our stock may be volatile, and you could lose all or part of your investment.

The trading price of our common stock is highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control, including limited trading volume. These factors include:

•	the enrollment or results of our current Phase 1b clinical trial of LTI-03;

•	any delay in identifying and advancing a clinical candidate for our other development programs;

•

any delay in our regulatory filings for LTI-03, LTI-01 or our other product candidates and any adverse development or perceived adverse development with respect to the applicable regulatory authority’s review of such filings, including without limitation the FDA’s issuance of a “refusal to file” letter or a request for additional information;

•	adverse results or delays in future clinical trials;

•	our decision to initiate a clinical trial, not to initiate a clinical trial or to terminate an existing clinical trial;

•	adverse regulatory decisions, including failure to receive regulatory approval of LTI-03, LTI-01 or any other product candidate;

•	changes in laws or regulations applicable to LTI-03, LTI-01 or any other product candidate, including but not limited to clinical trial requirements for approvals;

•	adverse developments concerning our manufacturers;

•	our inability to obtain adequate product supply for any approved product or inability to do so at acceptable prices;

•	our inability to establish collaborations, if needed;

•	our failure to commercialize our product candidates, if approved;

•	additions or departures of key scientific or management personnel;

•	unanticipated serious safety concerns related to the use of LTI-03, LTI-01 or any other product candidate;

•	introduction of new products or services offered by us or our competitors;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

•	our ability to effectively manage our growth;

•	actual or anticipated variations in our quarterly operating results or those of companies that are perceived to be similar to us;

•	our cash position;

•

our failure to meet, or actual or anticipated changes in, the estimates and projections as to financial results, development timelines or recommendations of the investment community or that we may otherwise provide to the public;

•	publication of research reports about us or our industry, or product candidates in particular, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	changes in the market valuations of similar companies;

•	changes in the structure of the healthcare payment systems;

•	market conditions in the pharmaceutical and biotechnology sectors;

•	overall performance of the equity markets;

•	sales of our common stock by us or our stockholders in the future;

•	trading volume of our common stock;

•	changes in accounting practices;

•	ineffectiveness of our internal controls;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

•	significant lawsuits, including patent or stockholder litigation;

•	general political and economic conditions;

•	the level of expenses related to our product candidates or clinical development programs;

•	investors’ general perception of us and our business; and

•	other events or factors, many of which are beyond our control.

In addition, the stock market in general, and the market for biopharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of a company’s securities. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources.

We could be subject to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because pharmaceutical companies have experienced significant stock price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and our resources, which could harm our business.

We are a “smaller reporting company” and the reduced disclosure requirements applicable to smaller reporting companies may make our common stock less attractive to investors.

We are a smaller reporting company, and we will remain a smaller reporting company until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is more than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is more than $700.0 million measured on the last business day of our second fiscal quarter. Smaller reporting companies are able to provide simplified executive compensation disclosure, are exempt from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and have certain other reduced disclosure obligations, including, among other things, being required to provide only two years of audited financial statements and not being required to provide selected financial data, supplemental financial information or risk factors.

We have elected to take advantage of certain of the reduced reporting obligations. Investors may find our common stock less attractive as a result of our reliance on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Our management is required to devote substantial time to new compliance initiatives. Any failure to maintain effective internal control over our financial reporting could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

As a public company, we incur, and particularly after we are no longer a “smaller reporting company” we will incur, significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the SEC and Nasdaq have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. We have had to hire additional accounting, finance, and other personnel in connection with our becoming a public company, and our efforts to comply with the requirements of being a public company, and our management and other personnel devote a substantial amount of time towards maintaining compliance with these requirements. These requirements increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

In addition, Section 404 of the Sarbanes-Oxley Act of 2002 requires us, on an annual basis, to review and evaluate our internal controls. To maintain compliance with Section 404, we are required to document and evaluate our internal control over financial reporting, which is both costly and challenging. We will need to continue to dedicate internal resources, continue to engage outside consultants, and follow a detailed work plan to continue to assess and document the adequacy of internal control over financial reporting, continue to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. There is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

Changes in tax laws or in their implementation or interpretation may adversely affect our business and financial condition.

Changes in tax law may adversely affect our business or financial condition. The TCJA, as amended by the CARES Act, significantly reformed the U.S. Internal Revenue Code of 1986, as amended, or the Code. The TCJA, among other things, contained significant changes to corporate taxation, including a reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21% and, the limitation of the deduction for net operating losses to 80% of current year taxable income and the elimination of loss carrybacks for losses arising in taxable years beginning after December 31, 2017 (though any such net operating losses may be carried forward indefinitely). The CARES Act delayed the 80% net operating loss limitation and allowed losses to be carried back five years for net operating losses generated in years beginning after December 31, 2017 and before December 1, 2021. In addition, beginning in 2022, the TCJA eliminated the option to deduct research and development expenditures currently and requires corporations to capitalize and amortize them over five years.

In addition to the CARES Act, as part of Congress’ response to the COVID-19 pandemic, economic relief legislation has been enacted in 2020 and 2021 containing tax provisions. The Inflation Reduction Act, or IRA, was also signed into law in August 2022. The IRA introduced new tax provisions, including a 1% excise tax imposed on certain stock repurchases by publicly traded corporations. The 1% excise tax generally applies to any acquisition by the publicly traded corporation (or certain of its affiliates) of stock of the publicly traded corporation in exchange for money or other property (other than stock of the corporation itself), subject to a de minimis exception. Thus, the excise tax could apply to certain transactions that are not traditional stock repurchases.

Regulatory guidance under the TCJA, the IRA, and such additional legislation is and continues to be forthcoming, and such guidance could ultimately increase or lessen impact of these laws on our business and financial condition. In addition, it is uncertain if and to what extent various states will conform to the TCJA, the IRA, and additional tax legislation.

We might not be able to utilize a significant portion of our net operating loss carryforwards and research and development tax credit carryforwards.

As of December 31, 2022, we had federal net operating loss carryforwards of $239.6 million, of which $129.6 million will, if not utilized, begin to expire in 2029. As of December 31, 2022, we had state net operating carryforwards of $231.6 million, which will, if not utilized, begin to expire in 2030. Our federal and state research and development tax credit carryforwards of $2.7 million and $1.9 million, respectively, will, if not utilized, begin to expire in 2025 and 2026, respectively. We also have federal orphan drug tax credit carryforwards of $2.4 million which begin to expire in 2039. These net operating loss and tax credit carryforwards could expire unused and be unavailable to offset future income tax liabilities.

We have a history of cumulative losses and anticipate that we will continue to incur significant losses in the foreseeable future; thus, we do not know whether or when we will generate taxable income necessary to utilize our net operating losses or research and development tax credit carryforwards.

In addition, as described above in “Changes in tax laws or in their implementation or interpretation may adversely affect our business and financial condition,” the TCJA, as amended by the CARES Act, includes changes to U.S. federal tax rates and the rules governing net operating loss carryforwards that may significantly impact our ability to utilize our net operating losses to offset taxable income in the future.

Furthermore, under Section 382 of the Code and corresponding provisions of state law, if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50% change, by value, in its equity ownership by certain stockholders over a three-year period, the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited.

We have not conducted a study to assess whether a change of control has occurred or whether there have been multiple changes of control since inception due to the significant complexity and cost associated with such a study. We may have experienced such ownership changes in the past and may experience such ownership changes in the future as a result of any strategic transaction. If we have experienced, or do experience, a change of control, as defined by Section 382, at any time since inception, our ability to use our historical net operating loss and tax credit carryforwards is materially limited, it would harm our future operating results by effectively increasing our future tax obligations.

There is also a risk that due to regulatory changes, such as suspensions on the use of net operating losses, or other unforeseen reasons, our existing net operating losses could expire or otherwise become unavailable to offset future income tax liabilities. In addition, state net operating losses generated in one state cannot be used to offset income generated in another state. For these reasons, even if we attain profitability, we may be unable to use a material portion of our net operating losses and other tax attributes.

We do not intend to pay dividends on our common stock so any returns will be limited to the value of our stock.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Furthermore, future debt or other financing arrangements may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. Any return to stockholders will therefore be limited to the appreciation of their stock.

A significant portion of our total outstanding shares may be sold into the market at any time, which could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. As of November 30, 2023, we had 4,885,512 shares of common stock outstanding and 24,610 shares of our Series X Preferred stock outstanding.

Concurrently and in connection with the execution of the Lung Acquisition Agreement, our directors and officers of as of immediately after the Lung Acquisition, and the directors and officers of the majority shareholder of Lung immediately prior to the Lung Acquisition, entered into lock-up agreements with us, pursuant to which each such director, officer or stockholder is subject to a 180-day lockup on the sale or transfer of shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock (including without limitation, shares of common stock or such other securities which may be deemed to be beneficially owned by each such director, officer or stockholder in accordance with the rules and regulations of the SEC and our securities which may be issued upon exercise of an option to purchase shares of common stock or a warrant to purchase shares of common stock) that were held by each such director, officer or stockholder at the closing of the Lung Acquisition and hereafter owned by each such director, officer or stockholder, including those shares issued in the Lung Acquisition, subject to certain customary exceptions. Upon expiration of this 180-day lockup period, these shares will become eligible for sale in the public market.

On the closing of the Financing, we entered into the Registration Rights Agreement with the Investors. Pursuant to the Registration Rights Agreement, we have agreed to prepare and file a resale registration statement with the SEC by the Filing Date. We will use our commercially reasonable best effort to cause the registration statement to be declared effective by the SEC within 30 calendar days of the Filing Date (or within 60 calendar days in the event the SEC reviews and has comments to the registration statement). Once this registration statement is declared effective, the shares subject to the registration statement will no longer constitute restricted securities and may be sold freely in the public markets, subject to lapse on any related contractual restrictions related thereto of any Investor and subject to volume limitations applicable to affiliates.

We have also registered all shares of common stock that we may issue under our equity compensation plans, including upon exercise of outstanding options. These shares can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates.

Assuming the conversion of all outstanding Series X Preferred Stock and the exercise of outstanding Warrants, there is a concentration of ownership of our outstanding common stock by one group of affiliated stockholders. If this group chooses to act together, it could exert substantial influence over our business, and the interests of this group may conflict with those of other stockholders.

As of November 30, 2023, entities and individuals affiliated with Bios Partners (collectively, the “Bios Entities”) beneficially owned 4.08% of our outstanding common stock. This ownership percentage does not, due to certain restrictions on conversion and exercisability, take into account the issuance of any shares of our common stock upon conversion of the Series X Preferred Stock or upon exercise of the Warrants issued to the Bios Entities in the Financing.

The Certificate of Designation for the Series X Preferred Stock provides that any holder of Series X Preferred Stock will not have a right to convert, subject to certain exceptions, the Series X Preferred Stock for our common stock if, as a result of such conversion, the holder, together with its affiliates and other attribution parties, would hold 19.99% of the total number of shares of our common stock then outstanding, subject to decrease upon written notice by the holder. Similarly, under the terms of the Warrants a holder shall not have the right to exercise any portion of any Warrant, to the extent that after giving effect to such exercise, the holder (together with its affiliates and any other persons acting as a group together with the holder or any of its affiliates), would beneficially own in excess of a percentage elected by the holder up to 19.99% of the number of shares of our common stock outstanding immediately after giving effect to such exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. Assuming the conversion of all outstanding Series X Preferred Stock and the exercise of all outstanding warrants, options and any other rights to acquire our common stock, and without giving effect to the foregoing beneficial ownership limitations on Series X Preferred Stock and the Warrants, the Bios Entities would, as of November 30, 2023, own 42.65 % of our outstanding common stock.

If any of the Bios Entities acted together, they could be able to exert substantial influence over our business. Additionally, the interests of the Bios Entities may be different from or conflict with the interests of our other stockholders. This concentration of voting power with the Bios Entities could delay, defer, or prevent a change of control, entrench our management and the Board of Directors, or delay or prevent a merger, consolidation, takeover, or other business combination involving us on terms that other stockholders may desire. In addition, conflicts of interest could arise in the future between us, on the one hand, and the Bios Entities on the other hand, concerning potential competitive business activities, business opportunities, the issuance of additional securities and other matters.

Provisions in our corporate charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our certificate of incorporation and our bylaws may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for shares of common stock. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Among other things, these provisions:

•	establish a classified board of directors such that not all members of the board are elected at one time;

•	allow the authorized number of our directors to be changed only by resolution of our board of directors;

•	limit the manner in which stockholders can remove directors from the board;

•	establish advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and nominations to our board of directors;

•	require that stockholder actions must be effected at a duly called stockholder meeting and prohibit actions by our stockholders by written consent;

•	limit who may call stockholder meetings;

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authorize our board of directors to issue preferred stock without stockholder approval, which could be used to institute a “poison pill” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by our board of directors; and

•	require the approval of the holders of at least 75% of the votes that all our stockholders would be entitled to cast to amend or repeal certain provisions of our charter or bylaws.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

Our certificate of incorporation designates the state courts in the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could discourage lawsuits against the company and our directors, officers and employees.

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or employees to our company or our stockholders, any action asserting a claim against us arising pursuant to any provision of the General Corporation Law of the State of Delaware or our certificate of incorporation or bylaws, or any action asserting a claim against us governed by the internal affairs doctrine. We do not expect this choice of forum provision will apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act of 1934, as amended, or any other claim for which federal courts have exclusive jurisdiction. This exclusive forum provision may limit the ability of our stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and employees.

DESCRIPTION OF BUSINESS

Overview

We are a clinical stage biopharmaceutical company focused on developing novel therapies for the treatment of orphan pulmonary and fibrosis indications with no approved or limited effective treatments. We currently have two product candidates in clinical development, LTI-03 and LTI-01, and multiple candidates in preclinical development focused on fibrosis indications. Our pipeline includes:

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LTI-03, a peptide, for which we are currently recruiting patients for a Phase 1b dose-ranging, placebo-controlled safety, tolerability, and pharmacodynamic biomarker activity trial in development for the treatment of IPF, that has demonstrated the ability to protect healthy lung epithelial cells and reduce pro-fibrotic signaling;

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LTI-01, a proenzyme that completed a Phase 2a dose-ranging, placebo-controlled trial and a Phase 1b safety, tolerability and proof of mechanism trial in LPE patients, an indication that has no approved drug treatment; and

•	preclinical programs targeting cystic fibrosis and a peptide program focused on the Cav1 protein for systemic fibrosis indications.

LTI-03

LTI-03 is a novel peptide drug, the sequence of which is derived from the endogenous protein Cav1, that protects lung epithelial cells and inhibits multiple pro-fibrotic pathways in IPF patients. IPF is a progressive, fatal, age-associated lung disease with a median survival from diagnosis of two to five years. There are approximately 100,000 people living with IPF in the U.S. LTI-03 has been granted Orphan Drug Designation in the U.S. for the treatment of IPF.

The pathogenesis of IPF is characterized by the loss of healthy lung cells known as alveolar epithelial type 2 cells, or AEC2s, proliferation and accumulation of activated myofibroblasts, deposition of extracellular matrix, or ECM, and fibrosis, resulting in labored breathing and loss of lung function. Damaged AEC2s are unable to replace injured alveolar epithelial type 1 cells, or AEC1s, which make up the majority of the alveolar surface and are important in mucus clearance and healthy lung function. Other than lung transplantation, no treatment has shown survival benefit. Two approved drugs, nintedanib and pirfenidone, have been shown to reduce the rate of lung function decline, but unfortunately provide only modest clinical benefit in IPF patients. Neither drug is curative, and significant side effects or intolerance can occur with the use of pirfenidone and nintedanib. As these approved drugs are focused on fibroblast proliferation, they have not demonstrated an effect on protecting or restoring healthy lung epithelial cells. We believe LTI-03 has a mechanism that not only reduces fibroblast proliferation but also, importantly, protects and potentially restores healthy lung epithelial cells.

Cav1 normally serves a critical function in the prevention of fibrosis by maintaining a balance between pathways that both initiate and arrest lung repair and cell movement. Studies conducted by third parties have shown decreased levels of Cav1 in patients with IPF and the development of fibrosis in Cav1 knock-out models of fibrosis. Furthermore, we have conducted in vitro and animal model tests with LTI-03 in which we have observed a reduction in numerous pro-fibrotic signaling proteins. In analyzing fibrotic activity in a sample precision cut lung slice, or PCLS, tissue from an end stage IPF lung, LTI-03 demonstrated a broad anti-fibrotic activity similar to that of nintedanib in a single patient sample and composite of six patient samples.

In additional PCLS testing of end stage IPF lungs with LTI-03, we observed increased viable AEC2s that are important for epithelial regeneration and proper lung function. We believe that this protection of AEC2s has the potential to improve IPF patients’ underlying disease.

The soluble Receptor of Advanced Glycation End-products, or sRAGE, is a prognostic marker of IPF disease progression and is produced by AEC1s. Low levels of sRAGE at diagnosis predict poor survival in IPF and as IPF patients’ disease worsens, sRAGE declines. In further testing of PCLS tissue, LTI-03 administration demonstrated an increase in sRAGE. The increase in sRAGE provides further evidence of increased AEC2 survival, leading to greater AEC1 production and thus overall epithelial cell survival, and therefore the elevation of sRAGE levels after administration of LTI-03 in the PCLS model may indicate a beneficial impact of LTI-03 in treating IPF patients.

Phase 1a Clinical Trial

We completed a randomized, double-blind, placebo-controlled, Phase 1a clinical trial of LTI-03 in healthy volunteers in the UK. The primary objective of this trial was to determine the safety and tolerability of single and multiple ascending doses, SAD and MAD, respectively, of inhaled LTI-03. The secondary objective was to evaluate the pharmacokinetics of SAD and MAD daily doses for 14 days of inhaled LTI-03.

In four SAD cohorts, 24 subjects were administered LTI-03 by inhalation at single doses of 20 mg, 40 mg, and 80 mg. At the 80 mg dose, subjects in one cohort were administered four 20 mg capsules by inhalation and in a second cohort, subjects were administered eight 10 mg capsules by inhalation. Eight subjects in the combined SAD cohorts were administered a placebo. In the SAD cohorts, 21 of 24 subjects administered LTI-03 experienced treatment emergent adverse events, or TEAE, the most frequent of which were mild dry coughs related to LTI-03.

In two MAD cohorts, 12 subjects were administered LTI-03 by inhalation once daily for up to 14 days at 20 mg and 40 mg. Mild coughs, assessed as related to LTI-03, were the most frequent TEAEs occurring in 12 of 12 subjects over the course of the 14-day dosing period. Mild and related coughs occurred in three of the four subjects administered placebo. Other TEAEs occurring in more than one of the 12 subjects administered LTI-03 included sinus tachycardia, which is a fast increase in heart rate, in two subjects assessed as mild and not related in one and moderate and related in the other; chest discomfort in two subjects assessed as related and moderate in one and related and severe in the other; and labored breathing in two subjects assessed as related and moderate in one and related and severe in the other. During dosing in the second MAD cohort of 40 mg of LTI-03, we placed the study on hold after one subject developed severe TEAEs and two other subjects developed moderate TEAEs secondary to pulmonary airflow limitations that appeared to be secondary to reversible airway obstruction. These events were considered related to LTI-03. All TEAEs were resolved within 24 hours.

Adverse findings in the MAD 40 mg cohort, and a re-evaluation of the dose rationale based on further analysis of in vitro and in vivo data, suggest that lower doses should be efficacious with an improved safety profile. The 20 mg and 40 mg doses evaluated are predicted to be 21- to 39-fold in excess of a minimally efficacious dose. Based upon these MAD observations, three additional MAD cohorts of 2.5 mg administered once daily, 5 mg (two 2.5 mg capsules), and 10 mg (two 2.5 mg capsules dosed twice daily) were administered to 17 subjects for 14 days. In these lower dose cohorts, the most common TEAEs related to LTI-03 were mild coughs in 41% of subjects. The only other TEAEs occurring in more than one subject was mild throat irritation in two subjects that were assessed as related to LTI-03. The were no moderate, severe, or serious TEAEs assessed as related to LTI-03.

Upon review of pooled plasma samples from patients in all Phase 1a cohorts up to 20 mg, there was an increase in sRAGE from day 13 treatment compared to pre-treatment for patients who received LTI-03 compared to patients who received placebo.

Phase 1b Clinical Trial

We are currently recruiting patients for a randomized, double-blind, placebo-controlled, Phase 1b clinical trial of LTI-03 in IPF patients, which is being conducted at 10 centers in the U.S., UK, Belgium, Germany and Australia. Patients in the trial will either receive 5 mg (two 2.5 mg capsules) of inhaled LTI-03, 10 mg of inhaled LTI-03 (two 2.5 mg capsules dosed twice daily), or placebo in three active dose patients to one placebo patient randomization for 14 days in a total of 24 IPF patients. The trial will evaluate the safety, tolerability and pharmacodynamic biomarker activity of LTI-03. We expect to report top-line data from the Phase 1b clinical trial in the second quarter of 2024.

LTI-01

LTI-01 is a scuPA for the treatment of LPE. Pleural effusion is defined by the build-up of fluid in the pleural cavity, predominantly resulting from pneumonia, and is considered loculated when fibrinous scar tissue forms, trapping the fluid and preventing drainage. LPE is an orphan disorder for which there are no currently approved therapeutics. LPEs are a frequent complication of pneumonia and develop from pockets of infected fluid, known as a complicated parapneumonic effusion, or CPE, or if pus is present, known as an empyema. LPEs can result in pain, shortness of breath and can rapidly lead to sepsis and death. CPE and empyema can be serious clinical problems which are associated with mortality of approximately 20%. Effective drainage of infected pleural effusions is essential for treatment. We believe over 60,000 cases of LPE associated with CPE and empyema are estimated to occur annually in the U.S. alone, and based upon our market research, over half of these patients are receiving off-label, intrapleural fibrinolytic therapy, or IPFT, which is the use of clot busting drugs injected locally into the pleural cavity to treat the LPEs. LTI-01 has been granted Orphan Drug Designation in the U.S. and EU for treatment of empyema and Fast Track Designation in the U.S. for the investigation of LTI-01 for the treatment of infected, non-draining pleural effusion. In November 2020, we signed a regional licensing deal with Taiho for the rights to develop and commercialize LTI-01 in Japan. We received an up-front payment of $5.0 million and may receive a future milestone payment of $10.0 million, drug supply payments and royalties on drug sales upon approval and commercial launch in Japan.

Currently, there are no approved drug treatments for LPE. Given the risks of surgery and extensive days of hospitalization post-surgery, IPFT has been used off-label in patients with LPE to promote pleural drainage. Despite limited research of IPFT, tissue plasminogen activator, or tPA, in combination with recombinant deoxyribonuclease, or DNase, has become the off-label standard of care for treating LPEs in many institutions. Similar to off label IPFT, LTI-01 works locally in the pleural space by breaking down the fibrinous scar tissue and allowing the trapped fluid to drain. We believe there are advantages possessed by LTI-01 over other fibrinolytics which arise from the resistance of LTI-01 to a protein which is the major inhibitor of fibrinolytic activity, Plasminogen Activator Inhibitor-1, or PAI-1. PAI-1 has been shown to suppress fibrinolytics like tPA by binding to them and inhibiting activity. LTI-01, however, has demonstrated relative resistance to PAI-1 inhibition. Animal model studies, conducted by third parties, of PAI-1 inhibition showed LTI-01 to be active 24 hours post administration, while tPA was shown to be inactivated in as little as 40 minutes. We believe that this provides for a longer duration of activity, eliminates the need for repeated daily dosing, and could confer a lower risk of bleeding.

Based upon our Phase 2a and Phase 1b data and historical treatment data of LPE patients receiving off-label tPA with DNase in the U.S., we believe LTI-01 may be more beneficial to patients when compared to tPA with DNase in the treatment of LPE on dosing schedule, surgical referrals and safety profile. Based upon safety and signs of preliminary efficacy from our completed Phase 2a and Phase 1b clinical trials in patients and the potential to be the first and only approved drug for LPE, third party market research with physician interviews performed by MME, a wholly-owned subsidiary of Indegene, Inc, suggest LTI-01 could potentially replace the use of tPA with DNase for LPE patients.

Phase 2a Clinical Trial

We completed a randomized, double-blind, placebo-controlled, Phase 2a clinical trial that was conducted at 36 centers in the U.S. to evaluate LTI-01 in patients with infected, non-draining pleural effusions. The primary endpoint in the trial was treatment failure, defined as death or referral to surgery by checklist within seven days from commencement of dosing. Secondary endpoints included length of hospital stay, incidence of bleeding and pain and volume of pleural fluid drainage. The trial evaluated 3 doses of LTI-01, 400,000, 800,000 or 1.2 million units compared to placebo in a three to one active to placebo randomization.

Due to trial delays related to the COVID-19 pandemic and limited shelf life of drug product, only 40 patients completed enrollment in the trial. There was not a statistically significant difference in the primary endpoint of treatment failure between treatment arms and the placebo arm. We believe this lack of significance was due to referral to surgery checklist limitations which allowed patients, including those on placebo, to be deemed a successful treatment while also receiving rescue treatment, defined as either surgery, off label IPFT or other intervention. Based upon a patient’s need for a rescue treatment, either surgery, off label IPFT or other intervention, 60.0% and 55.5% of patients in the 400,000 and 800,000 dosing arms, respectively, did not require rescue treatment to resolve their LPE. However, 27.3% of patients in the placebo dosing group did not require a rescue treatment to resolve their LPE. Moreover, the 400,000 and 800,000 dosing arms showed a meaningful reduction in volume of pleural fluid drainage, a secondary endpoint. LTI-01 was well tolerated with no safety signals of concern.

Based on the results of this trial, we expect to investigate LTI-01 in an additional Phase 2 dose-ranging, placebo-controlled clinical trial with a lower dose to establish efficacy and safety.

Phase 1b Clinical Trial

We completed a first-in-human, open-label, dose escalation Phase 1b safety, tolerability and proof of mechanism trial of LTI-01 in 14 LPE patients presenting with pneumonia and CPE or empyema. The Phase 1b clinical trial was conducted at seven clinical centers in Australia and New Zealand. LTI-01 was administered intrapleurally once per day for up to three consecutive days at doses ranging from 50,000 units to 800,000 units. At the doses tested, LTI-01 was well tolerated and there were no safety signals of concern. Moreover, no local or systemic bleeding was observed. All adverse events observed were considered unrelated to the study drug.

LTI-01 showed preliminary signs of efficacy, with reductions in pleural opacity and declines in pleural infection indicators. Preliminary efficacy findings included signs of successful treatment of the underlying infectious process with decreased C-reactive protein, or CRP, levels and total leukocyte and neutrophil counts, drainage of the infected pleural fluid and decreases in pleural opacity. These results suggest that LTI-01 clears scar tissue with once-a-day dosing for three days and promotes fluid drainage around the lungs without bleeding and other side effects.

Preclinical Programs

Lastly, we have multiple programs in preclinical development. We are developing LTI-05, an epithelial sodium channel, or ENaC, inhibitor, in lead optimization for the treatment of cystic fibrosis, or CF, that has demonstrated sodium channel inhibition and localized activity in preclinical studies. In addition, we are developing a systemic formulation of a proprietary Cav1-related peptide to be utilized for patients where a systemic delivery would be ideal. Cav1, from which LTI-03 is derived, has been widely studied for its role in the regulation of cell signaling and endocytosis and, we believe, restores balance by regulating aberrant cell signaling. Cav1 has been demonstrated to be deficient in multiple fibrotic organs in preclinical models. Independent preclinical research and our preclinical research have demonstrated the potential of a Cav1-related peptide to treat fibrosis in a number of organs, including kidney, heart and skin. This preclinical program is currently in the formulation development stage.

Manufacturing

We do not own or operate manufacturing facilities for the production of any of our product candidates, nor do we have plans to develop our own manufacturing operations in the foreseeable future. We currently rely, and expect to continue to rely, on third-party contract manufacturers for the manufacture of all our product candidates for preclinical research and clinical trials. We do not have long-term agreements with any of these third-party contract manufacturers.

If any of our product candidates are approved by any regulatory agency, we intend to enter into agreements with a third-party contract manufacturer and one or more back-up manufacturers for the commercial production of our product candidates. Development and commercial quantities of any drugs that we develop will need to be manufactured in facilities, and by processes, that comply with the requirements of the FDA and the regulatory agencies of other jurisdictions in which we are seeking approval.

Sales and Marketing

We currently have no marketing, sales or distribution capabilities. In order to commercialize any products that are approved for commercial sale, we must either develop a sales and marketing infrastructure or collaborate with third parties that have sales and marketing experience. We may seek third-party support from established pharmaceutical and biotechnology companies for those products that would benefit from the promotional support of a large sales and marketing force. In these cases, we might seek to promote our products in collaboration with marketing partners or rely on relationships with one or more companies with large established sales forces and distribution systems.

We may elect to establish our own sales force to market and sell a product for which we obtain regulatory approval if we expect that the geographic market for a product we develop on our own is limited or that the prescriptions for the product will be written principally by a relatively small number of physicians. If we decide to market and sell any products ourselves, we do not expect to establish direct sales capability until shortly before the products are approved for commercial sale.

Competition

The biotechnology and biopharmaceutical industries are characterized by rapidly advancing technologies, strong competition and an emphasis on proprietary products. While we believe that our technology, knowledge, experience and scientific personnel provide us with competitive advantages, we face substantial competition from many different sources, including larger pharmaceutical companies with greater resources. Smaller specialty biotechnology and biopharmaceutical companies, academic research institutions, governmental agencies, as well as public and private institutions are also potential sources of competitive products and technologies, including through collaborative arrangements with large and established biopharmaceutical companies. We also face competition in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and enrolling patients for clinical trials, and acquiring technologies complementary to, or necessary for, our programs. We believe that the key competitive factors affecting the success of any of our product candidates will include efficacy, safety profile, convenience, method of administration, cost, level of promotional activity and intellectual property protection.

There are a number of large biopharmaceutical and biotechnology companies that are currently pursuing the commercialization or development of products for the treatment of fibrosis. Companies that we are aware of that are targeting the treatment of various fibrosis indications include larger companies with significant financial resources such as AbbVie Inc., Boehringer Ingelheim GmbH, Bristol Myers Squibb Company, Gilead Sciences, Inc., Roche Holding AG, Novartis AG, and Pliant Therapeutics, Inc. However, we know of no other companies currently in clinical development with a drug therapeutic utilizing Cav1 and Cav1-related peptides.

Although our novel approach is unique from most other existing or investigational therapies across the disease areas where we are focusing our development, we will need to compete with currently approved therapies, and potentially those currently in development if they are approved. We are aware of several marketed and investigational products in our leading disease areas, including but not limited to:

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IPF: There are currently two approved branded products for the treatment of IPF; Esbriet, marketed by Roche Holding AG, and Ofev, marketed by Boehringer Ingelheim GmbH. Companies currently developing product candidates in IPF include AbbVie Inc., Boehringer Ingelheim GmbH, Pliant Therapeutics, Inc., Bristol Myers Squibb Company, Avalyn Pharma, Inc., Roche Holding AG, and PureTech Health plc.

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LPE: There are currently no approved drug therapies for the treatment of LPE. Roche Holding AG manufactures tPA and DNase, which is used off-label to treat LPE. We are not aware of any other pharmaceutical nor biotechnology company developing drug therapies for the treatment of LPE.

The availability of reimbursement from government and other third-party payors will also significantly affect the pricing and competitiveness of our product candidates, if approved for marketing. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we do, which could result in our competitors establishing a strong market position before we are able to enter the market.

Out-License Agreement

Agreement with Taiho Pharmaceutical Co. Ltd.

On November 12, 2020, Lung entered into a license agreement with Taiho, or the Taiho Agreement, to collaborate on the development and potential commercialization of LTI-01. Under the terms of the Taiho Agreement, Lung granted Taiho an exclusive, royalty-bearing license to develop, seek regulatory approval for and commercialize LTI-01 in Japan. We are obligated to conduct all development activities for LTI-01 through regulatory approval in the U.S. or other markets worldwide, except Japan, and retain the right to commercialize LTI-01 in all markets worldwide except Japan. Under the terms of the Taiho Agreement, we, in part through our participation in a joint development committee with Taiho, will participate in overseeing the development and commercialization of LTI-01 in Japan.

In consideration for the exclusive, royalty-bearing license and other rights contained in the Taiho Agreement, Taiho made a non-refundable, non-creditable payment to Lung of $5.0 million. We are also eligible to receive an additional milestone payment of $10.0 million.

We are entitled to receive a minimum percentage on product sales for commercial supply and royalties. In addition, we are entitled to receive royalties on net sales of LTI-01 in Japan. Royalties will be payable during the period commencing on the first commercial sale of LTI-01 in Japan and ending upon termination or expiration of the Taiho Agreement.

Unless earlier terminated, the Taiho Agreement will expire on the later of (i) 10 years after the date of first commercial sale of LTI-01 in Japan, (ii) the expiration of the last valid intellectual property claim of any of our patents, if any, that covers LTI-01 in Japan and (iii) the expiration of the regulatory data exclusivity in Japan. Taiho has the ability to extend the term of the Taiho Agreement upon notice at least 12 months prior to the expiration of the initial term. Upon this extension notice, we and Taiho will negotiate a revised minimum supply transfer price, royalty and length of the extension term. Taiho has the ability to terminate the Taiho Agreement early for safety reasons or if marketing approval in Japan has not occurred within three years of initial filing for approval in Japan.

In-License Agreements

Agreement with the University of Texas Health Science Center at Tyler

In June 2013, Lung entered into a patent and technology license agreement with the Board of Regents of the University of Texas System, or UT System, on behalf of University of Texas Health Science Center at Tyler, or UTHSCT. The patent and technology license agreement with UT System, or the UTHSCT Agreement, provides us access to patents and technology related to the development of LTI-01 and LTI-03. As part of the UTHSCT Agreement, we have (i) a royalty-bearing, exclusive license under the patent rights to manufacture, distribute, and sell certain intellectual property; (ii) a non-exclusive license under the technology rights to manufacture, distribute and sell the licensed product; and (iii) a sublicensing right that allows us to grant sublicenses to affiliates and third parties to use the licensed product in the field of use and approved territories outlined in the UTHSCT Agreement. In December 2013, the UTHSCT Agreement was amended and restated to include certain patents in all fields worldwide. In May 2017, the UTHSCT Agreement was amended and restated to modify the specific milestone criteria.

In consideration of the UTHSCT Agreement, we granted UT System (via UTHSCT and UT Horizon Fund affiliates) (i) 2,000,000 shares of Lung common stock and (ii) 400,000 shares of Lung non-convertible preferred stock. On February 6, 2015, UT System exchanged the 400,000 shares of Lung non-convertible preferred stock for 4,000,000 shares of Lung common stock. In addition, Lung agreed to pay past and ongoing patent expenses, and we owe UTHSCT sublicensing fees, assignment fees, and single digit royalties on worldwide net product sales, with fixed minimum royalty payments that started in 2015.

Pursuant to the UTHSCT Agreement, we are required to use diligent efforts to commercialize the licensed technology as soon as commercially practicable, including maintaining active research and development, regulatory, marketing and sales program, all as commercially reasonable.

We may terminate the UTHSCT Agreement for convenience with 90 days’ notice. UTHSCT may also terminate the UTHSCT Agreement, but only if we breach the terms of the agreement.

Agreement with The University of Texas at Austin

In May 2015, Lung entered into a patent license agreement with The University of Texas at Austin, or UT Austin, on behalf of the UT System. This license agreement with UT Austin, or the UT Austin 6607 Agreement, relates to the patent rights to polypeptide therapeutics and uses thereof. Pursuant to the UT Austin 6607 Agreement we have (i) a royalty-bearing, exclusive license under the patent rights to manufacture, distribute, and sell the licensed product; and (ii) a sublicensing right that allows us to grant sublicenses to affiliates and third parties to use the licensed product in the field of use and approved territories outlined in the agreement. The UT Austin 6607 Agreement was amended and restated in January 2017, November 2018, and June 2019. The amendments related to extension of milestone payment dates and specific terminology around the milestone achievement criteria.

In consideration of the UT Austin 6607 Agreement, Lung agreed to pay past and ongoing patent expenses, milestone fees upon certain development and regulatory milestone events, annual license fees, tiered sublicense fees, assignment fees, low single digit royalties on net sales and an FDA Priority Review Voucher fee if we sell or transfer this voucher.

Pursuant to the UT Austin 6607 Agreement, we are required to use diligent efforts to commercialize the licensed products, including maintaining active research and development, regulatory, marketing and sales program. Moreover, we are required to meet certain development and regulatory milestones by specific dates. We may terminate the UT Austin 6607 Agreement for convenience with 90 days’ notice. UT Austin may also terminate the UT Austin 6607 Agreement, but only if we breach the terms of the agreement.

Agreement with Medical University of South Carolina

In March 2016, Lung entered into a license agreement with Medical University of South Carolina Foundation for Research Development, or MUSC. Pursuant to this license agreement with MUSC, or the MUSC Agreement, we have patent rights related to protecting against lung fibrosis by up regulating Cav1. The MUSC Agreement granted (i) a royalty-bearing, exclusive license under the patent rights to make, use and sell the license product; and (ii) a sublicensing right that allows us to grant sublicenses to affiliates and third parties to use the licensed product in the field of use and approved territories outlined in the agreement. In September 2018, the agreement was amended and restated to include definitions of related methods, related products and related rights.

In consideration of the MUSC Agreement, Lung agreed to pay a non-refundable license fee, patent expenses, milestone fees upon certain development, regulatory and commercial milestone events, sublicense fees, assignment fees and low single digit royalties on net sales, with a fixed minimum royalty payment starting in 2019 and a transaction fee upon our liquidation.

Pursuant to the MUSC Agreement, we are required to use diligent efforts to develop, manufacture and sell the licensed products.

We may terminate the MUSC Agreement for convenience by providing a written notice to MUSC effective 90 days following the receipt of notice, and either party may terminate the agreement for a breach of contract.

Agreement with Vivarta Therapeutics LLC

In March 2018, Lung entered into a license agreement with Vivarta Therapeutics, LLC, or Vivarta. This license agreement with Vivarta, or the Vivarta Agreement, relates to intellectual property relating to epithelial sodium channel inhibitors and methods to treat pulmonary disease. Pursuant to the Vivarta Agreement we have (i) a royalty-bearing, exclusive license under the intellectual property rights to make, use and sell the licensed product, and (ii) a sublicensing right that allows us to grant sublicenses to affiliates and third parties to use the licensed product in the field of use and approved territories outlined in the agreement.

In consideration for the Vivarta Agreement, Lung agreed to grant Vivarta a warrant to purchase an aggregate of 75,000 shares of Lung common stock for $0.12 per share, to pay a license fee of $10,000 upon the Vivarta Agreement effective date and $40,000 within 30 days of the receipt of a positive freedom to operate analysis from legal counsel. Lung also agreed to pay patent expenses, milestone fees upon certain development and regulatory milestone events, sublicense fees, assignment fees and low single digit royalties on net sales.

Pursuant to the Vivarta Agreement, we are required to use diligent efforts to develop, manufacture and sell the licensed products.

We may terminate the Vivarta Agreement for convenience by providing a written notice to Vivarta effective 90 days following the receipt of notice, and either party may terminate the agreement for a breach of contract.

Intellectual Property

Overview

We strive to protect and enhance the proprietary technology, inventions and improvements that are commercially important to the development of our business, including seeking, maintaining and defending patent rights, whether developed internally or licensed from third parties. We also rely on trade secrets relating to our proprietary pipeline of product candidates and on know-how, continuing technological innovation and in-licensing opportunities to develop and strengthen our pipeline that may be important for the development and growth of our business. We additionally may rely on regulatory protection afforded through data exclusivity, market exclusivity and patent term extensions, where available.

Our commercial success may depend in part on our ability to: obtain and maintain patent and other proprietary protection for commercially important technology, inventions and know-how related to our business; defend and enforce our patents; preserve the confidentiality of our trade secrets; and operate without infringing the valid enforceable patents and proprietary rights of third parties. Our ability to stop third parties from making, using, selling, offering to sell, or importing our products may depend on the extent to which we have rights under valid and enforceable licenses, patents, or trade secrets that cover these activities. In some cases, enforcement of these rights may depend on third party licensors. With respect to both licensed and company-owned intellectual property, we cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our commercial products and methods of manufacturing the same.

As of December 22, 2023, we own or have licensed 30 issued patents and 30 pending patent applications worldwide, two pending international Patent Cooperation Treaty, or PCT, patent applications and one U.S. provisional patent applications, which are material to the programs described below. Thirty issued patents worldwide and nine pending patent applications are owned by the UT System, which have granted us exclusive license rights to the technology. We own ten pending patent applications worldwide together with the UT System, which have granted us exclusive license rights to the technology. Our policy is to file patent applications to protect technology, inventions and improvements to inventions that are commercially important to the development of our business. We seek U.S. and foreign patent protection for a variety of technologies, including peptides and compositions related to LTI-03 and Cav1-related peptides, methods for therapeutic use of peptides and conjugates of interest and diagnostic methods with peptides of interest for treating diseases of interest. We also intend to seek patent protection or rely upon trade secret rights to protect other technologies that may be used to discover and validate targets and identify and develop novel products. We seek protection, in part, through confidentiality and proprietary information agreements. We are a party to various other license agreements that give us rights to use specific technologies in our research and development.

LTI-03 Program

We own two pending PCT applications, seven pending U.S. patent applications including one pending U.S. provisional applications, and 15 pending applications outside of the U.S. related to the LTI-03 program. We also have licensed: five U.S. patents, including U.S. Patent Nos. 8,697,840, 9,630,990, 10,377,796, 11,161,875, and 11,780,879, 24 patents granted outside of the U.S., two pending U.S. application, and seven pending applications outside of the U.S. related to the LTI-03 program. The issued LTI-03 related patents are expected to expire in 2030 or 2034, without any available patent term extensions. Patents that may issue from the pending applications are expected to expire between the years 2034 and 2044, without any available patent term extensions. The in-licensed LTI-03 issued patents from the UT System are directed to methods of treating acute lung injury or pulmonary fibrosis with LTI-03 and methods of treating a condition characterized by fibrosis with LTI-03. The pending applications in the LTI-03 program are directed to methods for treating diseases or disorders, including fibrosis, methods for increasing viability of lung epithelial cells, and formulations, including dry powder formulations, as well as therapeutic uses of LTI-03 for other indications interest and diagnostic methods.

LTI-01 Program

We have a license to one U.S. patent from the UT System directed to methods of using intrapleural scuPA polypeptide for decreasing the severity of pleural scarring, which is expected to expire in 2024 without patent term extension.

We expect LTI-01 to be the first to file Biologics License Application, or BLA, in the U.S., which provides for the potential of 12 years exclusivity. The drug is made using a complex process which would likely be difficult to duplicate. In addition, we have received Orphan Drug Designation for pleural empyema in both the U.S. and the EU, which designation should provide exclusivity of seven and ten years, respectively. We believe that, if the product is approved, these designations may afford us exclusivity and the complex production of LTI-01 will provide for additional barriers to entry for potential competition.

Facilities

We lease a facility containing 6,455 square feet of office space, which is located at 3801 S. Capital of Texas Hwy, Suite 330, Austin, Texas. The lease expires on March 31, 2024. We believe that our current facilities are sufficient to meet our current and near-term needs and that, should it be needed, suitable additional space will be available.

Employees and Human Capital Resources

As of November 30, 2023, we had 15 full-time employees, including a total of five employees with M.D. or Ph.D. degrees. Of these full-time employees, six are engaged in research and development activities and nine are engaged in general and administrative activities. None of our employees is represented by a labor union or covered by a collective bargaining agreement.

We are dedicated to fostering a workplace environment that keeps our employees inspired, including providing a comprehensive benefits program that supports the health care, family, and financial needs of our employees. All of our full-time employees are eligible for cash bonuses and equity awards in addition to other benefits including comprehensive health insurance, life and disability insurance, and 401(k) matching.

Corporate Information

We were incorporated under the laws of the State of Delaware on August 6, 2001 under the name Renegade Therapeutics, Inc. We changed our name to Aileron Therapeutics, Inc. on February 5, 2007. On October 31, 2023, we acquired Lung pursuant to the Lung Acquisition Agreement, after which time Lung became a wholly-owned subsidiary of us. Our principal executive office is located at 738 Main Street #398, Waltham, MA 02451, and our telephone number is (617) 995-0900.

Legal Proceedings

We are not currently a party to any material legal proceedings. From time to time, we may be subject to various legal proceedings and claims that arise in the ordinary course of our business activities. Regardless of the outcome, litigation can have a material adverse impact on us because of defense and settlement, costs, diversion of management resources, and other factors.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1*#	Exclusive License Agreement, dated as of November 12, 2020, by and between Lung Therapeutics, Inc. and Taiho Pharmaceutical Co. Ltd.

10.2*

Amended and Restated Patent and Technology License Agreement, effective as of December 19, 2013, by and between Lung Therapeutics, Inc. and the Board of Regents of The University of Texas System, on behalf of The University of Texas Health Science Center at Tyler, as amended by First Amendment, effective as of May 4, 2017.

10.3*

Patent License Agreement, effective as of May 21, 2015, by and between Lung Therapeutics, Inc. and the University of Texas at Austin, on behalf of The University of Texas System, as amended by Amendment #1, dated as of January 26, 2017, Amendment #2, dated as of November 19, 2018, Amendment #3, effective as of June 20, 2019, and Amendment #4, dated as of April 28, 2023.

10.4*	Amended and Restated License Agreement, effective as of September 1, 2018, by and between Lung Therapeutics, Inc. and Medical University of South Carolina Foundation for Research Development.

10.5*	License Agreement, effective as of March 8, 2018, by and between Lung Therapeutics, Inc. and Vivarta Therapeutics, L.L.C.

104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

*

In accordance with Item 601(b)(10)(iv) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and private or confidential. A copy of the omitted portion will be furnished to the Securities and Exchange Commission upon request.

#

Certain schedules and exhibits have been omitted from this filing pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AILERON THERAPEUTICS, INC.

Date: January 25, 2024	By:	/s/ Manuel C. Alves-Aivado, M.D., Ph.D
Manuel C. Alves-Aivado, M.D., Ph.D.
Chief Executive Officer